                              JOINT VENTURE-VERTRAG


                                    ZWISCHEN


1. DAIMLERCHRYSLER Services (debis) AG, eingetragen im Handelsregister des Amtsgerichts Charlottenburg von Berlin unter HRB 33551 (DEBIS)

                                                                  - EINERSEITS -


                                       UND


2. DEUTSCHE TELEKOM AKTIENGESELLSCHAFT, eingetragen im Handelsregister des Amtsgerichts Bonn unter HRB 6794 (DTAG) sowie

3. RUBIN TELEKOMMUNIKATIONSDIENSTE GMBH, eingetragen im Handelsregister des Amtsgerichts Bonn unter HRB 8917 (RUBIN)

                                                                - ANDERERSEITS -


(jeweils nachstehend einzeln auch als PARTEI und zusammen als PARTEIEN bezeichnet)


VORBEMERKUNGEN

(A) debis ist Alleingesellschafterin der debis Systemhaus GmbH mit Sitz in Leinfelden-Echterdingen, eingetragen im Handelsregister des Amtsgerichts Nuertingen unter HRB 4577 (in diesem Vertrag auch DSH oder JVC genannt). Ein aktueller Handelsregisterauszug fuer dSH ist diesem Vertrag als ANLAGE 1 beigefuegt.

(B) dSH ist die Muttergesellschaft einer Reihe von Unternehmen, die (ebenso wie dSH selbst) auf dem Gebiet der Entwicklung, der Herstellung, der Vermietung und der Wartung von sowie des Handels mit Hardware- und Software-Produkten einschliesslich der dazugehoerigen Beratung und Dienstleistungen sowie der Durchfuehrung von Informationsverarbeitungsprojekten, der Erstellung von und des Handels mit Rechenzentrums- und Kommunikationsdienstleistungen sowie des Betreibens von Datenverarbeitungsanlagen und Kommunikationsnetzen, der Durchfuehrung von Management- und Organisationsberatung sowie Schulungen und der Erstellung von und des Handels mit saemtlichen Managementleistungen auf dem Gebiet der Informationstechnik sowie damit zusammenhaengenden ganzheitlichen, geschaeftsuebergreifenden Komplettloesungen (in diesem Vertrag auch DSH-GESCHAEFTSBETRIEB genannt) taetig sind. ANLAGE 2 dieses Vertrages enthaelt eine Auflistung aller direkt oder indirekt von dSH an dritten Gesellschaften gehaltenen Gesellschaftsanteile.

(C) ANLAGE 3 enthaelt ein Verzeichnis bestimmter Unternehmen, die im Rahmen des dSH-Geschaeftsbetriebs taetig sind und deren Geschaefte von dSH-Gruppengesellschaften gefuehrt werden, an denen jedoch dSH gegenwaertig weder direkt noch indirekt beteiligt ist (in diesem Vertrag auch
DCAG-IT-GESELLSCHAFTEN genannt). Auch diese Beteiligungen gehoeren zum dSH-Geschaeftsbetrieb.

(D) Die Parteien beabsichtigen, die dSH-Gruppe in strategischer Partnerschaft in einem Gemeinschaftsunternehmen fortzufuehren, um so gemeinsam die Verbindungen, Kenntnisse und Erfahrungen der DCAG-Gruppe und der DTAG zu buendeln und fortzuentwickeln, gegebenenfalls unter Einbringung von Geschaeftsfeldern der DTAG. Die Wachstumschancen der betreffenden Geschaeftsbereiche sollen im globalen Markt gegebenenfalls unter Einbeziehung weiterer Dritter genutzt und ausgebaut werden. In Verbindung mit den enger gewordenen Geschaeftsbeziehungen zwischen DCAG und DTAG betrifft dies insbesondere die technologische Konvergenz zwischen Telekommunikation und Datenverarbeitung in allen relevanten Wirtschaftssegmenten sowie die Bereiche Telematik, Financial Services und Fleet Management. Dieses soll im wesentlichen dadurch erreicht werden, dass Rubin im Zuge einer Barkapitalerhoehung 50,1% des Stammkapitals der dSH erwirbt, waehrend debis nach Durchfuehrung der genannten Barkapitalerhoehung mit 49,9 % am Stammkapital und den Stimmrechten der JVC beteiligt sein wird. Rubin ist eine 100%-ige mittelbare oder unmittelbare Tochtergesellschaft der DTAG.

(E) DTAG und debis werden unmittelbar im Anschluss an diesen Joint Venture Vertrag den Optionsvertrag abschliessen.

Dies vorausgeschickt, wird hiermit vereinbart:

DEFINITIONEN

1.1 In diesem Vertrag (einschliesslich der Vorbemerkungen) haben folgende Begriffe jeweils folgende Bedeutung, sofern sich aus dem Zusammenhang nicht etwas anderes ergibt:

ABRECHNUNGSTAG ist in Paragraph 6.8 definiert;


                                                                         Seite 2

AGIO ist in Paragraph 7.2 (b) definiert;

AENDERUNGSVERLANGEN ist in ANLAGE 5 definiert;

BASISPREIS hat die sich aus dem Optionsvertrag ergebende Bedeutung;

BILANZIERUNGSGRUNDSAETZE sind die in den Vereinigten Staaten von Amerika allgemein anerkannten Grundsaetze der Buchfuehrung und Bilanzierung (US GAAP) unter Beruecksichtigung der bei dem Konzernabschluss der dSH zum 31. Dezember 1999 angewendeten Bestimmungen der DaimlerChrysler-Bilanzierungsrichtlinie;

BILANZSTICHTAG ist der 31. Maerz 2000;

DCAG ist die DaimlerChrysler AG, eingetragen im Handelsregister des Amtsgerichts Stuttgart unter HRB 19360;

DCAG-GRUPPE sind die DCAG und die jeweils mit ihr Verbundenen Unternehmen, jedoch ausschliesslich der dSH-Gruppengesellschaften;

DCAG-BETEILIGUNGSGESELLSCHAFTEN sind die DCAG und alle Gesellschaften, an denen die DCAG direkt oder indirekt beteiligt ist, jedoch ausschliesslich der dSH-Beteiligungsgesellschaften;

DCAG-IT-GESELLSCHAFTEN ist in Vorbemerkung (C) definiert;

DCAG-KONZERNGARANTIEN sind alle Garantien, Buergschaften sowie Freistellungs-, Patronats- und sonstigen Haftungserklaerungen jeglicher Art, die von einem Mitglied der DCAG-Gruppe gegenueber einem Dritten zugunsten einer dSH-Beteiligungsgesellschaft abgegeben worden sind;

DEBIS-GARANTIEN ist in Paragraph 8.1 definiert;

DEBIS-GESCHAEFTSANTEILE ist in Paragraph 3 (a) definiert;

DIFFERENZBETRAG ist in Paragraph 4.3 definiert;

DRITTVERBINDLICHKEITEN ist in Paragraph 8.4 definiert;

DSH-BETEILIGUNGSGESELLSCHAFTEN sind dSH und alle Gesellschaften, an denen dSH direkt oder indirekt beteiligt ist, sowie die DCAG-IT-Gesellschaften;

DSH-GESCHAEFTSANTEILE sind saemtliche bei Abschluss dieses Vertrages und bei Vertragsvollzug an der dSH bestehenden Geschaeftsanteile;

DSH-GESCHAEFTSBETRIEB ist in Vorbemerkung (B) definiert;


                                                                         Seite 3

DSH-GRUPPE sind die dSH und ihre (direkten und indirekten) Tochtergesellschaften sowie die DCAG-IT-Gesellschaften;

DSH-GRUPPENGESELLSCHAFTEN sind die dSH und jede ihrer (direkten und indirekten) Tochtergesellschaften sowie die DCAG-IT-Gesellschaften;

DTAG-GRUPPE sind die DTAG und die jeweils mit ihr Verbundenen Unternehmen;

DTAG-BETEILIGUNGSGESELLSCHAFTEN sind die DTAG und alle Gesellschaften, an denen die DTAG direkt oder indirekt beteiligt ist;

EK-PRUEFUNG ist in Paragraph 4.2 definiert;

ENDGUELTIGES EIGENKAPITAL ist das gemaess Paragraphen 4.2 und 4.3 in Verbindung mit ANLAGE 5 verbindlich festgestellte Konsolidierte Eigenkapital der dSH zum 31. Maerz 2000;

EU-KOMMISSION ist die Europaeische Kommission;

FUSIONSKONTROLLVERORDNUNG ist die Verordnung (EWG) Nr. 4064/89 der EU-Kommission vom 21. Dezember 1989;

GARANTIEANSPRUCH ist jeder aufgrund einer Verletzung von debis-Garantien bestehende Anspruch;

GESCHAEFTSTAG ist jeder Tag, an dem die Banken in Frankfurt am Main zum allgemeinen Geschaeftsbetrieb geoeffnet sind;

GEWERBLICHE SCHUTZRECHTE sind Marken, Patente, Gebrauchs- und Geschmacksmuster, Ausstattungen, Urheberrechte, Namensrechte (einschliesslich domain names) und Geschaeftsbezeichnungen;

GUTACHTER ist in ANLAGE 5 definiert;

HUMAITA ist in Paragraph 2.2 definiert;

HUMAITA-PREIS ist in Paragraph 2.2 definiert;

IC-KONTEN ist in Paragraph 6.8 definiert;

JVC ist in Vorbemerkung (A) definiert;

JVC-BARKAPITALERHOEHUNG ist in Paragraph 3 (a)(iii) definiert;

JVC-SATZUNGSAENDERUNG ist in Paragraph 7.2 (b) (v) definiert;


                                                                         Seite 4

KONSOLIDIERTES EIGENKAPITAL ist das nach den zum Bilanzstichtag geltenden Bilanzierungsgrundsaetzen bestehende Eigenkapital;

KONZERNABSCHLUSS 1999 ist der mit einem uneingeschraenkten Bestaetigungsvermerk des Abschlusspruefers vom 14. Februar 2000 versehene Konzernabschluss der dSH zum 31. Dezember 1999;

KOSTEN sind Haftungsverhaeltnisse, Verbindlichkeiten, Verluste, Schaeden, Kosten (einschliesslich Kosten der Rechtsverfolgung) und Aufwendungen (auch im Zusammenhang mit Steuern);

MEDIAWAYS ist die MediaWays Internet Services GmbH, Guetersloh;

MINDESTGEWINN ist in Paragraph 7.13 definiert;

OFFENGELEGTE INFORMATIONEN ist in Paragraph 8.1 (a) definiert;

OPTION hat die sich aus dem Optionsvertrag ergebene Bedeutung;

OPTIONSANTEILE sind die Geschaeftsanteile an der JVC, die Gegenstand der in dem Optionsvertrag enthaltenen Verkaufs- und Kauf-Optionen sind;

OPTIONSVERTRAG ist der am heutigen Tag zwischen debis und DTAG zu schliessende Vertrag ueber eine Kauf- und eine Verkaufsoption, der im wesentlichen dem als ANLAGE 12 beigefuegten Entwurf entspricht;

RUBIN-GESCHAEFTSANTEIL ist in Paragraph 3 (a) definiert;

RUBIN-GRUPPE sind Rubin und ihre Tochtergesellschaften;

RUECKZAHLUNGSBETRAG ist in Paragraph 4.3 definiert;

STEUERN sind Steuern, Abgaben sowie steuerliche Nebenleistungen, einschliesslich der von der Finanzverwaltung etwa erhobenen Zinsen;

TOCHTERGESELLSCHAFT ist jedes im Sinne des Paragraph 17 AktG abhaengige Unternehmen;

TRANSAKTIONEN sind die in diesem Vertrag und im Optionsvertrag vereinbarten Regelungen und Massnahmen;

VERBINDLICHE AUSKUNFT ist die in ANLAGE 6 naeher beschriebene verbindliche Auskunft;

VERBUNDENE UNTERNEHMEN sind im Sinne des Paragraph 15 AktG verbundene
Unternehmen;


                                                                         Seite 5

VERTRAGSVOLLZUG ist der Vollzug dieses Vertrages gemaess Paragraph 7;

VOLLZUGSBEDINGUNGEN sind die in Paragraph 5.1 aufgefuehrten Bedingungen;

VOLLZUGSTAG ist der Tag, an dem der Vertragsvollzug erfolgt;

ZUSATZBETRAG ist in Paragraph 4.4 definiert; und

ZWISCHENABSCHLUSS ist in Paragraph 4.1 definiert

1.2   In diesem Vertrag:

(a) dienen die Ueberschriften nur der Leseerleichterung und haben fuer die Auslegung dieses Vertrages keine Bedeutung;

(b) sind, soweit sich aus dem jeweiligen Zusammenhang nicht etwas anderes ergibt, Bezugnahmen auf rechtliche Vorschriften jeweils auf die am Tag des Abschlusses dieses Vertrages geltende Fassung der betreffenden rechtlichen Vorschriften zu verstehen; und

(c) sind Bezugnahmen auf Begriffe des deutschen Rechts dahingehend auszulegen, dass sie sich zugleich auch auf diejenigen der im Ausland zur Anwendung kommenden Rechtsinstitute etc. beziehen, die dem betreffenden deutschen Rechtsinstitut inhaltlich am naechsten kommen.

1.3 Die Anlagen zu diesem Vertrag (einschliesslich der Anlagen zu den Anlagen) sind Bestandteil dieses Vertrages.

REORGANISATION

2.1 debis und die diesen Vertrag insoweit mit unterzeichnende DCAG werden vorbehaltlich Paragraph 2.2 sicherstellen, dass die von Mitgliedern der DCAG-Gruppe an den DCAG-IT-Gesellschaften (wie sie in Anlage 3 aufgelistet sind) gehaltenen Gesellschaftsanteile bis zum Vertragsvollzug an dSH bzw. eine oder mehrere Tochtergesellschaften von dSH zu marktueblichen Bedingungen verkauft und uebertragen werden, so dass dSH bzw. eine oder mehrere Tochtergesellschaft(en) von dSH bei Vertragsvollzug rechtlicher und wirtschaftlicher Eigentuemer der gegenwaertig von Mitgliedern der DCAG-Gruppe gehaltenen Gesellschaftsanteile an den DCAG-IT-Gesellschaften frei von Rechten Dritter (vorbehaltlich der Offengelegten Informationen) ist. In diesem Fall vermindern sich das Agio gemaess nachstehendem Paragraph 7.2 (b) (iii) sowie der Basispreis um den Betrag der gezahlten Kaufpreise. Soweit eine rechtliche Uebertragung der in ANLAGE 3 genannten Gesellschaftsanteile nicht rechtzeitig moeglich sein sollte, sind der dSH bzw. einer Tochtergesellschaft von dSH an den betreffenden Gesellschaften statt des Verkaufs und der Uebertragung Unterbeteiligungen einzuraeumen oder, sollte dies rechtlich nicht moeglich sein, diese Gesellschaftsanteile


                                                                         Seite 6
durch eine Gesellschaft der DCAG-Gruppe fuer dSH bzw. eine Tochtergesellschaft von dSH treuhaenderisch zu halten.

debis verpflichtet sich, bei dSH darauf hinzuwirken, dass die in ANLAGE 2 aufgefuehrten dSH-Beteiligungsgesellschaften ATAG debis Informatik AG, debis IT Services Italia S.p.A., debis IT Services Southern Africa (Pty.) Ltd und debis Systemhaus Holding GmbH auf Duliga Vermoegensverwaltungsgesellschaft mbH (kuenftig: dSH-BVG Beteiligungsverwaltungsgesellschaft mbH), eine 100 %-ige Tochtergesellschaft der dSH, uebertragen werden, so dass Duliga Vermoegensverwaltungsgesellschaft mbH bei Vertragsvollzug rechtliche und wirtschaftliche Eigentuemerin der von dSH-Beteiligungsgesellschaften gehaltenen Gesellschaftsanteile an den genannten Gesellschaften frei von Rechten Dritter ist.

Diese Restrukturierung wird zu marktueblichen Bedingungen erfolgen.

2.2 debis ist berechtigt, bis Vertragsvollzug durch schriftliche Erklaerung gegenueber der DTAG zu bewirken, dass die saemtlichen Gesellschaftsanteile an der Humaita Servicos de Processamento de Dados Ltda. (in diesem Vertrag auch HUMAITA genannt) nicht gemaess Paragraph 2.1 Abs. (1) auf eine dSH-Beteiligungsgesellschaft zu uebertragen sind. In diesem Fall vermindern sich das Agio gemaess nachstehendem Paragraph 7.2 (b) (iii) sowie der Basispreis jeweils um den Betrag von EUR 101.585.880 (in diesem Vertrag auch der HUMAITA-PREIS genannt).

2.3 Fuer den Fall, dass debis ihr Recht nach Paragraph 2.2 nicht ausuebt, steht debis das durch schriftliche Erklaerung gegenueber der DTAG bis spaetestens zum
31. Dezember 2000 auszuuebende Recht auf Erwerb aller Gesellschaftsanteile an der Humaita zu. DTAG verpflichtet sich in diesem Fall, dafuer zu sorgen, dass die dSH-Beteiligungsgesellschaft, auf die die saemtlichen Gesellschaftsanteile an der Humaita gemaess Paragraph 2.1 uebertragen worden sind, mit einem von debis zu benennenden Vertragspartner unverzueglich nach Zugang der vorgenannten Ausuebungserklaerung einen Kauf- und Uebertragungsvertrag ueber saemtliche Gesellschaftsanteile an der Humaita zum Humaita-Preis und im uebrigen zu marktueblichen Bedingungen abschliesst. Die Transaktionskosten (insbesondere Beurkundungs- und aehnliche Gebuehren) sind in entsprechender Anwendung des Paragraph 16 dieses Vertrages dem Erwerber zu belasten.

2.4 Fuer den Fall dass debis ihre Rechte nach Paragraphen 2.2 und 2.3 nicht ausuebt, werden die Parteien dafuer sorgen, dass die zwischen der Humaita und der Mercedes Benz do Brasil S. A. bestehenden Vertraege nach Massgabe von ANLAGE 8, jedoch bis zum 31. Dezember 2004, verlaengert werden und dass Mercedes Benz do Brasil S. A. bis zum 31. Dezember 2004 mindestens ein Sitz im Aufsichtsrat ("NON-EXECUTIVE DIRECTOR") der Humaita zusteht.


                                                                         Seite 7

2.5 Die in Paragraph 2.1 genannten Restrukturierungsmassnahmen finden nach Massgabe von Gutachten zur Ermittlung des Verkehrswertes statt (ggf. Kurzgutachten).

JVC-BARKAPITALERHOEHUNG

3. Um die von den Parteien angestrebten Beteiligungsverhaeltnisse bei der JVC (50,1 % Rubin / 49,9 % debis) zu erreichen, wird

(a) debis sicherstellen, dass

        (i) unmittelbar vor Vertragsvollzug JVC mit einem eingetragenen Stammkapital in Hoehe von EUR 77.066.000,- ausgestattet ist, das allein von debis gehalten wird (in diesem Vertrag auch die DEBIS-GESCHAEFTSANTEILE genannt);

       (ii) unmittelbar vor Vertragsvollzug debis ausschliesslicher Inhaber saemtlicher debis-Geschaeftsanteile frei von Rechten Dritter ist;

      (iii) bei Vertragsvollzug ein Gesellschafterbeschluss bei JVC gefasst wird, demzufolge das Stammkapital der JVC von nominal EUR 77.066.000,- um nominal EUR 77.374.900,- auf nominal EUR 154.440.900,- durch Bildung eines neuen Geschaeftsanteils in Hoehe von EUR 77.374.900 (in diesem Vertrag auch RUBIN-GESCHAEFTSANTEIL genannt) im Wege einer Kapitalerhoehung gegen Bareinlagen nach naeherer Massgabe von Paragraph 7.2 (b) erhoeht wird (in diesem Vertrag auch JVC-BARKAPITALERHOEHUNG genannt) und ausschliesslich Rubin zur Uebernahme der Stammeinlage fuer den Rubin-Geschaeftsanteil gegen Bareinlagen bei JVC zugelassen wird; und

(b) Rubin

        (i) bei Vertragsvollzug debis eine notariell beglaubigte Erklaerung von Rubin zur Uebernahme der Stammeinlage fuer den
            Rubin-Geschaeftsanteil gegen Bareinlagen uebergeben; und

       (ii) bei Vertragsvollzug den vollen Nennbetrag auf die Stammeinlage fuer den Rubin-Geschaeftsanteil endgueltig zur freien Verfuegung der JVC einzahlen sowie den vollen Betrag des Agios nach Massgabe von Paragraph 7.2 (c) und (d) an JVC zahlen.

KONSOLIDIERTES EIGENKAPITAL

4.1 debis wird dafuer sorgen, dass dSH einen durch KPMG geprueften Konzernabschluss der dSH zum 31. Maerz 2000 (in diesem Vertrag auch ZWISCHEN-


                                                                         Seite 8

ABSCHLUSS genannt) unter Beachtung der Bilanzierungsgrundsaetze aufstellt und DTAG uebersendet.

4.2 debis wird DTAG die Moeglichkeit einraeumen, fuer einen Zeitraum von sechs Wochen nach dem Zugang des geprueften Zwischenabschlusses bei DTAG eine Untersuchung der dSH-Gruppe (in diesem Vertrag auch EK-PRUEFUNG genannt) zum nachstehend genannten Zweck durchzufuehren oder durch zur Berufsverschwiegenheit verpflichtete Dritte durchfuehren zu lassen. debis wird dazu die Wirtschaftspruefer, die an der Pruefung des Zwischenabschlusses mitgewirkt haben, von der Schweigepflicht entbinden und sie anweisen, ihre Arbeitspapiere offenzulegen und DTAG bzw. den von ihr beauftragten Dritten uneingeschraenkt Auskunft zu erteilen. Die EK-Pruefung dient ausschliesslich dem Zweck, DTAG eine Pruefung der Frage zu ermoeglichen, ob der Zwischenabschluss unter Beachtung der Bilanzierungsgrundsaetze aufgestellt worden ist und das ausgewiesene Eigenkapital korrekt ermittelt wurde. debis und DTAG werden im Rahmen der EK-Pruefung nach den Grundsaetzen von Treu und Glauben partnerschaftlich zusammenarbeiten. Rubin und DTAG sind jedoch nicht berechtigt, wegen einer nach ihrer Auffassung unzureichenden EK-Pruefung den Vollzug nach Paragraph 7 dieses Vertrages zu verweigern oder zu verzoegern.

4.3 Wenn und soweit das nach Massgabe von ANLAGE 5 bestimmte Endgueltige Eigenkapital per 31. Maerz 2000 den Betrag von EUR 346.338.966,- (d.h. den Betrag des im Konzernabschluss 1999 ausgewiesenen konsolidierten Eigenkapitals in Hoehe EUR 448.784.966,- abzueglich einer Goodwill-Position in Hoehe von EUR 102.446.000,-) um mehr als den Betrag von EUR 20 Millionen unterschreitet (in diesem Vertrag auch der DIFFERENZBETRAG genannt), mindert der Differenzbetrag das Agio. Sofern das Agio zum Zeitpunkt der Ermittlung des Differenzbetrages bereits eingezahlt ist, ist Rubin berechtigt, den Differenzbetrag der Kapitalruecklage der JVC zu entnehmen, hoechstens jedoch bis zum Betrag von EUR 450.000.000,- (in Worten: vierhundertfuenfzig Millionen Euro). debis verpflichtet sich in diesem Fall, einem Gesellschafterbeschluss der JVC ueber die Entnahme aus der Kapitalruecklage in Hoehe des Differenzbetrages, hoechstens jedoch bis zum Betrag von EUR 450.000.000,- (in Worten: vierhundertfuenfzig Millionen Euro), durch Rubin zuzustimmen. In Hoehe dieses Rueckzahlungsbetrages (der RUECKZAHLUNGSBETRAG) ist auch der Basispreis zu reduzieren.

4.4 Wenn und soweit das nach Massgabe von ANLAGE 5 bestimmte Endgueltige Eigenkapital per 31. Maerz 2000 den in Paragraph 4.3 genannten Betrag von EUR 346.338.966,- ueberschreitet (in diesem Vertrag auch der ZUSATZBETRAG genannt), verpflichtet sich Rubin, den Zusatzbetrag als Agio in die Kapitalruecklage der JVC nach Massgabe von Paragraph 7.2 (c) und (d) einzuzahlen. Der Zusatzbetrag ist auf maximal EUR 12 Millionen begrenzt. In Hoehe des Zusatzbetrages ist auch der Basispreis zu erhoehen.


                                                                         Seite 9

4.5 Ausschuettungen nach Massgabe von Paragraph 6.9 sind bei der Bestimmung des Differenz- bzw. Zusatzbetrages nicht zu beruecksichtigen. Bei der Berechnung des Zusatzbetrages ist nur das Ergebnis der gewoehnlichen Geschaeftstaetigkeit (einschliesslich der darauf entfallenden Steuer) fuer den Zeitraum vom 01. Januar 2000 bis zum 31. Maerz 2000 zu beruecksichtigen.

VERTRAGSVOLLZUGSBEDINGUNGEN

5.1 Die Parteien sind vorbehaltlich Paragraph 5.5 und (erst) mit Ablauf des 31. Oktober 2000 oder eines anderen Tages, den die Parteien einvernehmlich bestimmen, verpflichtet, die sich aus diesem Vertrag ergebenden Verpflichtungen zu erfuellen (mit Ausnahme der bereits ab Unterzeichnung dieses Vertrages bestehenden Verpflichtungen aus Paragraphen 4.1, 4.2 (einschliesslich Anlage 5), 5, 6 (einschliesslich Anlage 8), 7.6, 13, 14, 15.4, 16, 18.1 und 18.3) und
insbesondere diesen Vertrag gemaess Paragraph 7 zu vollziehen, wenn im uebrigen zuvor die in diesem Paragraph 5.1 Absaetze (a) bis (f) aufgefuehrten Bedingungen eingetreten sind bzw. auf deren Eintritt gemaess Paragraph 5.2 verzichtet worden ist.

(a) Die kartellrechtliche Freigabe der Transaktion ist nach Massgabe der folgenden Regelungen erfolgt:

      (i) Sofern die Transaktion einen Zusammenschluss im Sinne der deutschen Fusionskontrolle darstellt und damit Paragraphen 35 ff. GWB unterliegt, ist nach Einreichung einer Anmeldung des Zusammenschlussvorhabens beim Bundeskartellamt gemaess Paragraph 39 Abs. 1 GWB eines der in den nachstehenden Absaetzen (aa) bis (cc) aufgefuehrten Ereignisse eingetreten:

            (aa) Den beteiligten Unternehmen ist vom Bundeskartellamt ohne Auflagen oder Bedingungen, denen debis und DTAG nicht zuvor schriftlich zugestimmt haben, schriftlich mitgeteilt worden, dass die Transaktion, soweit fusionskontroll- und kartellrechtlich relevant, die Untersagungsvoraussetzungen von Paragraph 36 Abs. 1 GWB weder im Ganzen noch teilweise erfuellt.

            (bb) Die Frist von einem Monat seit der Einreichung der vollstaendigen Anmeldung der Transaktion beim Bundeskartellamt ist gemaess Paragraph 40 Abs. 1 GWB abgelaufen, falls nicht vor dem Ablauf dieser Frist das Bundeskartellamt das Zusammenschlussvorhaben untersagt oder mitgeteilt hat, dass es in die Pruefung des Zusammenschlussvorhabens (Hauptpruefverfahren) eingetreten ist.

            (cc) Die Frist von vier Monaten seit Einreichung der vollstaendigen Anmeldung der Transaktion beim Bundeskartellamt ist gemaess Paragraph 40 Abs. 2 Satz 2 und 3 GWB abgelaufen, soweit das
            Bun-


                                                                        Seite 10
            deskartellamt nicht vor Ablauf dieser Frist das
            Zusammenschlussvorhaben untersagt hat.

      (ii) Sofern die Transaktion vollstaendig oder teilweise einen Zusammenschluss von gemeinschaftsweiter Bedeutung im Sinne der Fusionskontrollverordnung darstellt, ist nach Einreichung einer vollstaendigen Anmeldung der Transaktion bei der EU-Kommission gemaess Art. 4 Fusionskontrollverordnung eines der in den nachstehenden Absaetzen
      (aa) bis (cc) aufgefuehrten Ereignisse eingetreten:

            (aa) Den anmeldenden Parteien ist von der EU-Kommission im Rahmen einer Entscheidung nach der Fusionskontrollverordnung (mit oder ohne Einleitung eines Verfahrens gemaess Art. 6 (1) (c) Fusionskontrollverordnung) eine schriftliche Entscheidung ohne Auflagen oder Bedingungen, denen debis und DTAG nicht zuvor schriftlich zugestimmt haben, zugegangen, aus der sich ergibt, dass die Transaktion, soweit fusionskontroll- und kartellrechtlich relevant, mit dem Gemeinsamen Markt vereinbar ist.

            (bb) Nachdem die EU-Kommission gemaess Art. 9 (3) (b) Fusionskontrollverordnung entschieden hat, die kartellrechtliche Ueberpruefung der Transaktion vollstaendig oder teilweise an das Bundeskartellamt zu verweisen oder die Voraussetzungen fuer eine Fiktion einer solchen Entscheidung gemaess Art. 9 (5) Fusionskontrollverordnung vorliegen, ist eines der unter Paragraph
            5.1 (a) (i) dieses Vertrages aufgefuehrten Ereignisse eingetreten.

            (cc) Die EU-Kommission hat innerhalb der in Art. 10 (1) und (3) Fusionskontrollverordnung genannten Fristen keine Entscheidung nach Art. 6 (1) (b) oder (c) oder nach Art. 8 (2) oder (3)
            Fusionskontrollverordnung erlassen.

(b) der Aufsichtsrat der DCAG hat den Transaktionen sowie dem Abschluss dieses Vertrages und des Optionsvertrages zugestimmt;

(c) der Aufsichtsrat der debis hat den Transaktionen sowie dem Abschluss dieses Vertrages und des Optionsvertrages zugestimmt;

(d) die Beteiligungen an den DCAG-IT-Gesellschaften werden vorbehaltlich Paragraph 2.2 (direkt oder indirekt) von dSH rechtlich oder nach Massgabe dieses Vertrages wirtschaftlich gehalten;

(e)   debis hat die Verbindliche Auskunft gemaess ANLAGE 6 erhalten; und

(f) der Aufsichtsrat der DTAG hat den Transaktionen sowie dem Abschluss dieses Vertrages und des Optionsvertrages zugestimmt.


                                                                        Seite 11

5.2 Die Parteien werden sich vorbehaltlich Paragraph 5.5 nach Kraeften bemuehen, dass die Vollzugsbedingungen zuegig, in jedem Fall aber bis zum 31. Oktober 2000 (oder des an seiner Stelle nach Paragraph 5.1 bestimmten Tages) eintreten und im Zusammenhang mit dem Einholen der vorstehend in Bezug genommenen Freigaben und Zustimmungen vertrauensvoll zusammenarbeiten. Der Verzicht auf den Eintritt von Vollzugsbedingungen (mit der Folge, dass die betreffende Vollzugsbedingung als eingetreten gilt) ist nur im beiderseitigen schriftlichen Einvernehmen von debis und DTAG moeglich, wobei jedoch

(i) debis jederzeit einseitig schriftlich gegenueber DTAG auf den Eintritt der Vollzugsbedingung gemaess Paragraph 5.1 (e) und

(ii) DTAG nach dem 30. September 2000 einseitig schriftlich gegenueber der debis auf den Eintritt der Vollzugsbedingung gemaess Paragraph 5.1 (d)

mit der Folge verzichten kann, dass diese jeweils als eingetreten gilt.

5.3 Sollte die EU-Kommission fuer die Transaktion im Ganzen oder teilweise nicht zustaendig sein, so dass ausserhalb Deutschlands in anderen europaeischen Staaten Fusionskontrollanmeldungen (vor oder nach Vollzug der Transaktionen) erforderlich sind oder sollten in Laendern, die nicht zur Europaeischen Union gehoeren, Fusionskontrollanmeldungen (vor oder nach Vollzug der Transaktion) erforderlich sein, werden die Parteien die notwendigen Anmeldungen gemeinsam vornehmen. Sollte durch eine oder mehrere Kartellbehoerde(n) in den betreffenden Staaten eine vollstaendige oder teilweise Untersagung der Transaktionen ausgesprochen werden, werden die Parteien - wenn im uebrigen die Vollzugsbedingungen des Paragraph 5.1 eingetreten sind - vertrauensvoll zusammenwirken, um eine wirtschaftliche Loesung zu finden, die den Interessen der Parteien Rechnung traegt und von den betreffenden nationalen Kartellbehoerden akzeptiert wird.

5.4 Sollten nicht alle Vollzugsbedingungen bis zum 31. Oktober 2000 (oder des an seiner Stelle nach Paragraph 5.1 bestimmten Tages) eingetreten sein oder als eingetreten gelten, endet dieser Vertrag, mit Ausnahme des vorliegenden Paragraph 5.4 sowie der Paragraphen 13, 14, 16 und 20, automatisch. In diesem Fall stehen den Parteien keinerlei Ansprueche aus oder im Zusammenhang mit diesem Vertrag mit Ausnahme von Anspruechen aus dem vorliegenden Paragraph 5.4 sowie den Paragraphen 13, 14, 16 und 20 dieses Vertrages mehr zu. Etwaige Rechte und Ansprueche der Parteien aus vor der Beendigung dieses Vertrages erfolgten Vertragsverletzungen bleiben jedoch bestehen.

5.5 Vorbehaltlich der Regelungen in Paragraph 19.4 gilt folgendes: Soweit nach Abschluss dieses Vertrages und vor Vertragsvollzug nach uebereinstimmender Auffassung von DTAG und debis massgebliche Grundlagen oder Annahmen fuer diesen Vertrag durch gesetzliche Regelungen oder deren Auslegung wegfallen, sich nicht realisieren oder sich sonst nachteilig veraendern und nach uebereinstimmender, ausdruecklich schriftlich bestaetigter, Auffassung der Parteien


                                                                        Seite 12
diesen Umstaenden nicht durch eine Anpassung dieses Vertrags Rechnung getragen werden kann, sind die Parteien aus ihrer Verpflichtung zur Erfuellung ihrer Verpflichtungen nach diesem Vertrag und insbesondere zum Vertragsvollzug nach Paragraph 7 entbunden. In diesem Fall gilt Paragraph 5.4 entsprechend.

ZWISCHENZEIT

6.1 debis und im Hinblick auf die DCAG-IT-Gesellschaften die DCAG werden im Rahmen des Moeglichen und Zumutbaren sicherstellen, dass bis zum Vollzugstag der Geschaeftsbetrieb der dSH-Gruppengesellschaften in allen wesentlichen Punkten im Rahmen des bisher Ueblichen fortgefuehrt wird (jedoch mit Ausnahme der in ANLAGE 7 aufgefuehrten Sachverhalte und vorbehaltlich des Paragraph 6.2 sowie anderer im Zusammenhang mit der Vorbereitung oder Durchfuehrung der Transaktionen ergriffener Massnahmen).

6.2 Die Parteien und die diesen Vertrag insoweit mit unterzeichnende DCAG verpflichten sich zu Folgendem:

(a) Auf Verlangen von DCAG werden die zwischen den dSH-Beteiligungsgesellschaften und den DCAG-Beteiligungsgesellschaften bestehenden Vertraege ueber die Erbringung von Lieferungen und / oder Leistungen, die zum dSH-Geschaeftsbetrieb gehoeren, von den jeweiligen Vertragsparteien nach Massgabe der in ANLAGE 8 festgelegten Grundsaetze ueberprueft, fortgesetzt und / oder verlaengert und gegebenenfalls angepasst.

(b) Die Fortsetzung und / oder Verlaengerung und ggf. Anpassung kann nach Massgabe der vorstehenden Bestimmungen auch von DTAG verlangt werden, wobei die betreffenden DCAG-Beteiligungsgesellschaften zu einer Fortsetzung und / oder Verlaengerung und ggf. Anpassung nicht verpflichtet sind, wenn das Beduerfnis entfallen ist. DCAG verpflichtet sich, dafuer Sorge zu tragen, dass die DCAG-Beteiligungsgesellschaften, die mit DCAG Verbundene Unternehmen sind, der Fortsetzung und / oder Verlaengerung und ggf. Anpassung nach Massgabe des vorstehenden Satzes zustimmen. Hinsichtlich DCAG-Beteiligungsgesellschaften, die keine mit DCAG Verbundenen Unternehmen sind, wird DCAG sich durch entsprechende Ausuebung ihrer Gesellschafterrechte oder ihres sonstigen Einflusses nach besten Kraeften darum bemuehen, dass auch diese Gesellschaften der Fortsetzung und / oder Verlaengerung und ggf. Anpassung nach Massgabe der vorstehenden Bestimmungen zustimmen.

6.3 Die Parteien werden sicherstellen, dass die zwischen einzelnen DCAG-Beteiligungsgesellschaften und einzelnen dSH-Beteiligungsgesellschaften bestehenden Vertraege ueber (i) die Miete der Raeume in Berlin, Potsdamer Platz, und (ii) die Vermietung und Finanzierung (Leasing) der zum Fuhrpark der dSH-Gruppe gehoerenden Fahrzeuge einschliesslich des Fuhrpark-Managements min-


                                                                        Seite 13
destens bis zum 31. Dezember 2003 zu den bei Vertragsvollzug geltenden Bedingungen (vorbehaltlich einvernehmlicher Anpassungen) fortgesetzt werden, wobei die betreffenden dSH-Beteiligungsgesellschaften zu einer Fortsetzung insoweit nicht verpflichtet sind, als das Beduerfnis entfallen ist. Anpassungen (ausser fuer die Miete der Raeume in Berlin, Potsdamer Platz) sind vorzunehmen, sofern die Bedingungen nicht marktueblich sind. Hinsichtlich der Raeume in Berlin, Potsdamer Platz, wird der Mietvertrag zu den bisherigen Bedingungen bis
31. Dezember 2003 verlaengert, kann jedoch (nur) vom Vermieter mit sechsmonatiger Kuendigungsfrist, fruehestens zum 30. Juni 2001, gekuendigt werden.

6.4 DTAG und Rubin erklaeren hiermit ihr Einverstaendnis damit, dass dSH dem Mitarbeiter Harald Luebke sowie bis zu zwoelf Auszubildenden, die derzeit noch bei debis beschaeftigt sind, eine Anstellung bei einer dSH-Beteiligungsgesellschaft anbietet.

6.5 DTAG wird sicherstellen, dass nach dem 31. Dezember 2001 weder DTAG-Gruppengesellschaften noch dSH-Gruppengesellschaften das Wort "debis" sowie das von der dSH-Gruppe benutzte Bildzeichen ("Gruenes Quadrat") als
Marke, Logo oder Geschaeftsbezeichnung (bzw. als Teil davon) oder anderweitig nutzen (oder eine damit verwechslungsfaehige Marke, Logo, Geschaeftsbezeichnung oder Namen (einschliesslich domain-names) nutzen) und auch Dritten keine Rechte zu solchen Nutzungen einraeumen. Unabhaengig davon wird jedoch klargestellt, dass das Wort "Systemhaus" auch weiterhin von den dSH-Gruppengesellschaften genutzt werden darf. Ab Vollzugstag bis zum 31. Dezember 2001 duerfen die dSH-Gruppengesellschaften das Wort "debis" nur in Verbindung mit dem Wort "Systemhaus" oder den Worten "IT Services" und nicht in einer Wortverbindung mit der Firma oder Teilen der Firma der DTAG oder einer DTAG-Gruppengesellschaft in der in Satz 1 dieses Paragraphen 6.5 bezeichneten Art und Weise nutzen; im uebrigen ist der Hinweis der Zugehoerigkeit von dSH-Gruppengesellschaften zur DTAG-Gruppe gestattet, etwa auch durch Verbindung mit Bildzeichen der DTAG. Das debis-Bildzeichen ("Gruenes Quadrat") und das Telekom-Logo ("T"), jeweils mit allen ihren Bestandteilen, duerfen nicht gemeinsam verwendet werden. Hinsichtlich DTAG-Beteiligungsgesellschaften und dSH-Beteiligungsgesellschaften, die keine mit DTAG Verbundenen Unternehmen sind, wird DTAG sich durch entsprechende Ausuebung ihrer Gesellschafterrechte oder ihres sonstigen Einflusses nach besten Kraeften darum bemuehen, dass diese die vorgenannten Verpflichtungen entsprechend erfuellen.

6.6 DTAG wird fuer die Zeit nach dem 31. Dezember 2001 folgendes sicherstellen:

(a) Alle dSH-Gruppengesellschaften werden das Wort oder das Zeichen "debis" sowie das dazugehoerige Bildzeichen ("Gruenes Quadrat") in ihren Firmennamen, Broschueren, Verpackungsmaterialien, Briefkoepfen oder sonstigen Dokumenten und Materialien einschliesslich elektronischer Medien sowie des Internets nicht mehr verwenden und die entsprechenden


                                                                        Seite 14

      Firmenaenderungen in allen relevanten Registern eintragen lassen; hinsichtlich dSH-Beteiligungsgesellschaften, die keine dSH-Gruppengesellschaften sind, werden die dSH-Gruppengesellschaften sich durch entsprechende Ausuebung ihrer Gesellschafterrechte oder ihres sonstigen Einflusses nach besten Kraeften darum bemuehen, dass auch diese Gesellschaften die vorgenannten Verpflichtungen erfuellen.

(b) Soweit debis nicht bereits Eigentuemerin ist, sind das Eigentum an Gewerblichen Schutzrechten, zu deren Schutzgegenstand das Wort oder das Zeichen "debis" sowie das dazugehoerige Bildzeichen ("Gruenes Quadrat") gehoeren (dies sind insbesondere die in ANLAGE 9 aufgefuehrten Rechte und Ansprueche), sowie alle Rechte zur Nutzung solcher Gewerblichen Schutzrechte gegen Erstattung der Uebertragungskosten und im uebrigen kostenfrei auf debis zu uebertragen.

6.7 Zwischen den Parteien besteht Einvernehmen, dass die dSH-Beteiligungsgesellschaften mit Wirkung zum Vollzugstag nicht mehr Teil des zentralen Finanzmanagements der DCAG-Gruppe sein werden. debis wird daher alle erforderlichen Schritte und Massnahmen unternehmen, um die diesbezueglichen Vereinbarungen mit den jeweiligen Mitgliedern der DCAG-Gruppe zu beenden und abzuwickeln.

6.8 debis wird dafuer Sorge tragen, dass saemtliche von den
DCAG-Beteiligungsgesellschaften fuer die dSH-Beteiligungsgesellschaften gefuehrten Intercompany-Konten ausser Kontokorrentkonten im Rahmen von laufenden Liefer- und Leistungsbeziehungen (IC-KONTEN) mit Wirkung zum Vollzugstag abgerechnet und geschlossen werden und dass zu diesem Zweck folgende Massnahmen seitens der DCAG-Gruppe fuenf Geschaeftstage vor dem Vollzugstag (der ABRECHNUNGSTAG) durchgefuehrt werden:

- Das Cash-Concentration-Verfahren und der interne Verrechnungsverkehr (ausser Kontokorrentkonten im Rahmen von laufenden Liefer- und Leistungsbeziehungen) sind einzustellen.

- Zwischen den DCAG-Beteiligungsgesellschaften und den dSH-Beteiligungsgesellschaften bestehende Festkreditvereinbarungen bzw. Termingeldanlagen sind faellig zu stellen und dem IC-Konto zu belasten bzw. gutzuschreiben.

- Bestehende Devisentermingeschaefte mit den dSH-Beteiligungsgesellschaften werden auf Basis des EZB-Referenzkurses am Abrechnungstag am Markt glattgestellt. Die Ergebnisse werden auf den Vollzugstag abgezinst und den IC-Konten gutgeschrieben bzw. belastet.

- Die Fremdwaehrungs-IC-Konten werden am Abrechnungstag abgerechnet, und Fremdwaehrungsguthaben bzw. Sollsalden werden zum Referenzkurs


                                                                        Seite 15
      der Europaeischen Zentralbank (per 14.00 Uhr des Abrechnungstages) umgerechnet und dem EUR-IC-Konto gutgeschrieben bzw. belastet.

Dabei wird fuer jede einzelne dSH-Beteiligungsgesellschaft deren
Finanzverbindlichkeit bzw. deren Guthaben separat zum Vollzugstag festgestellt und abgerechnet, wobei Guthaben zum Vollzugstag ausbezahlt werden, waehrend Finanzforderungen der DCAG-Beteiligungsgesellschaften zum Vollzugstag von den dSH-Beteiligungsgesellschaften durch Zahlung an die entsprechende
DCAG-Beteiligungsgesellschaft auszugleichen sind.

6.9 debis ist berechtigt, bis zum Vollzugstag Gewinne (einschliesslich etwaiger Vorabgewinne aus Restrukturierungen nach Massgabe von Paragraph 2.1 Abs. 2) sowie Gewinnruecklagen und Kapitalruecklagen von dSH-Beteiligungsgesellschaften im gesetzlich zulaessigen Umfang an sich (ggf. ueber andere dSH-Beteiligungsgesellschaften) ausschuetten zu lassen, hoechstens jedoch bis zum Betrag von EUR 850.000.000 (in Worten: Euro achthundertfuenfzig Millionen). In der Hoehe des Betrages der Ausschuettungen nach diesem Paragraph 6.9 (ohne Koerperschaftsteueranrechnung) vermindert sich das Agio gemaess nachstehendem Paragraph 7.2 (b) (iii) sowie der Basispreis. Die mit den Ausschuettungen verbundenen Koerperschaftsteueranrechnungsguthaben vermindern den Basispreis also nicht. debis wird DTAG ueber solche Ausschuettungen zeitnah unter Beifuegung nachvollziehbarer Belege informieren. Zum Zwecke der Klarstellung:
Die Zahlung der Kaufpreise bei einer Veraeusserung der DTAG-IT-Gesellschaften gemaess Paragraph 2.1 ist keine Ausschuettung nach diesem Paragraph 6.9.

6.10 Die Parteien sind verpflichtet, auf Antrag einer Partei ggf. mit dem Ziel von Vertragsaenderungen und -anpassungen Verhandlungen aufzunehmen, sofern sich vor Vertragsvollzug zeigen sollte, dass diese Aenderungen oder Anpassungen zur Erreichung des von den Parteien wirtschaftlich Gewollten erforderlich oder wuenschenswert sind.

VERTRAGSVOLLZUG/WEITERE VERPFLICHTUNGEN

7.1 Der Vertragsvollzug erfolgt, sofern die Vollzugsbedingungen erfuellt sind und vorbehaltlich Paragraph 5.5, in den Geschaeftsraeumen von Freshfields Deringer in Frankfurt am Main am 01. November 2000 (oder an dem Tag, den die Parteien einvernehmlich nach Paragraph 5.1 bestimmt haben). Der Vertragsvollzug erfolgt im uebrigen nach Massgabe des nachstehenden Paragraph 7.2.

7.2 Bei Vertragsvollzug:

(a) haben Rubin gegenueber debis hinsichtlich der in Paragraph 5.1 (a) genannten Vollzugsbedingung, DTAG gegenueber debis hinsichtlich der in Paragraph 5.1 (f) genannten Vollzugsbedingung und debis gegenueber DTAG hinsichtlich der in Paragraph 5.1 (b) bis (e) genannten
      Vollzugsbe-


                                                                        Seite 16
      dingungen in geeigneter Weise nachzuweisen, dass diese jeweils eingetreten sind;

(b) fasst debis einen notariell beurkundeten Gesellschafterbeschluss der JVC mit dem Inhalt, dass

        (i) das Stammkapital der JVC von EUR 77.066.000 um EUR 77.374.900 auf EUR 154.440.900 gegen Bareinlage erhoeht wird;

       (ii) Rubin zur Uebernahme der Stammeinlage fuer den
            Rubin-Geschaeftsanteil durch JVC zugelassen wird;

      (iii) der Rubin-Geschaeftsanteil zum Nennbetrag von EUR 77.374.900 zuzueglich eines Agio von EUR 5.250.000.000 (in Worten: Euro fuenf Milliarden zweihundertundfuenfzig Millionen), das ggf. nach Paragraph 4.4 zu erhoehen bzw. nach Paragraphen 2.1, 2.2, 4.3, 6.9 und 7.13 zu vermindern ist (das AGIO), ausgegeben wird;

       (iv) die auf den Rubin-Geschaeftsanteil zu leistende Stammeinlage und das Agio in voller Hoehe mit Vertragsvollzug zu erbringen sind;

        (v) der Gesellschaftsvertrag der JVC nach Massgabe der in ANLAGE 10 niedergelegten Vorgaben geaendert wird (in diesem Vertrag auch JVC-SATZUNGSAENDERUNG genannt);

(c)   hat Rubin

        (i) debis eine notariell beglaubigte Erklaerung von Rubin zur Uebernahme der Stammeinlage fuer den Rubin-Geschaeftsanteil gegen Bareinlagen zu uebergeben; und

       (ii) den vollen Nennbetrag auf die Stammeinlage fuer den
            Rubin-Geschaeftsanteil endgueltig zur freien Verfuegung der JVC und ausserdem den vollen Betrag des Agio einzuzahlen; und

(d) werden debis und Rubin die Geschaeftsfuehrung der JVC anweisen, dafuer zu sorgen, dass JVC, soweit rechtlich zulaessig, nach Wahl der DTAG entweder Rubin oder DTAG auf Anforderung durch Rubin bzw. DTAG ein beidseitig jederzeit kuendbares Darlehen ueber einen Betrag bis zur Hoehe des Agio gewaehrt, das mit einem variablen Zinssatz auf Basis von 12-Monats-LIBOR fuer Euro plus 0,2 %, wie jeweils zu den massgebenden Zinsfestsetzungsterminen in der Financial Times Deutschland veroeffentlicht, zu verzinsen ist. Soweit das vorgenannte Darlehen Rubin gewaehrt wird, wird DTAG saemtliche Verpflichtungen der Rubin gegenueber der JVC aus diesem Darlehen durch eine nach Auffassung von JVC angemessene Sicherheit besichern.


                                                                        Seite 17

7.3 Die Parteien werden sicherstellen, dass die Anmeldung zum Handelsregister fuer die JVC-Barkapitalerhoehung sowie die JVC-Satzungsaenderung unverzueglich nach Vertragsvollzug unter Beifuegung aller fuer deren Eintragung erforderlichen Unterlagen bei dem fuer die JVC zustaendigen Handelsregister eingereicht und auch alle sonstigen Massnahmen ergriffen werden, die notwendig sind, damit die JVC-Barkapitalerhoehung und die JVC-Satzungsaenderung so schnell wie moeglich in das Handelsregister eingetragen werden.

7.4 debis wird sicherstellen, dass in dem Zeitraum zwischen Vertragsvollzug und der Eintragung der JVC-Barkapitalerhoehung und der JVC-Satzungsaenderung im Handelsregister Rubin von der JVC und von debis als Gesellschafterin der JVC so gestellt wird, wie Rubin stehen wuerde, wenn die JVC-Barkapitalerhoehung bereits bei Vertragsvollzug im Handelsregister eingetragen worden und Rubin somit bereits bei Vertragsvollzug Inhaberin des Rubin-Geschaeftsanteils nach Massgabe der durch die JVC-Satzungsaenderung neugefassten Satzung der JVC geworden und an dem Stammkapital der JVC mit 50,1 % beteiligt gewesen waere.

7.5 DTAG und Rubin

(a) stehen dafuer ein, dass mit Wirkung zum Vertragsvollzug alle DCAG-Beteiligungsgesellschaften von jeglichen Haftungen und
      Verbindlichkeiten aus DCAG-Konzerngarantien entlassen werden;

(b) stellen hiermit mit Wirkung ab Vertragsvollzug die DCAG-Beteiligungsgesellschaften, die nicht wie in (a) vorgesehen zum Vertragsvollzug aus DCAG-Konzerngarantien entlassen werden, im Hinblick auf jegliche Haftungen, Verbindlichkeiten und Kosten aus diesen DCAG-Konzerngarantien frei und werden jeweils anstelle der etwa in Anspruch genommenen DCAG-Beteiligungsgesellschaften leisten und etwaige Auseinandersetzungen fuehren;

(c)   stellen hiermit mit Wirkung zum Vertragsvollzug alle
      DCAG-Beteiligungsgesellschaften von allen Kosten frei, die diesen aus DCAG-Konzerngarantien oder damit in Zusammenhang stehenden Anspruechen entstehen.

7.6 Die Parteien werden ferner dafuer Sorge tragen, dass saemtliche Bankavale und Kredite, welche die Banken fuer die dSH-Gruppe erstellt bzw. gewaehrt haben und dem DCAG-Obligo zurechnen, mit Wirkung zum Vollzugstag auf die Linien bzw. das Obligo der DTAG bei den jeweiligen Banken uebertragen werden. DTAG wird sich zu diesem Zweck rechtzeitig vor dem Vollzugstag gemeinsam mit DCAG mit den jeweiligen Banken in Verbindung setzen. Sollte eine Obligo-Entlastung fuer DCAG im vorgenannten Sinn nicht kostenfrei gelingen, werden die Parteien erneut in Kontakt ueber weitere Loesungsmoeglichkeiten treten; notfalls traegt DTAG dafuer Sorge, dass die dSH-Gruppengesellschaften die ent-


                                                                        Seite 18
sprechenden Kredite und / oder Kreditlinien zum naechstmoeglichen Termin (ggf. unter Zahlung von Vorfaelligkeitsentschaedigungen) kuendigen bzw. fuer eine Beendigung von Avalkrediten Sorge tragen.

7.7 Mit Eintragung der JVC-Barkapitalerhoehung in dem fuer die JVC gefuehrten Handelsregister werden an dem Stammkapital der JVC debis mit 49,9 % und Rubin mit 50,1 % beteiligt und damit die in Vorbemerkung (D) und Paragraph 3 genannten Beteiligungsverhaeltnisse eingetreten sein.

7.8 Die Parteien verpflichten sich, waehrend des Zeitraums, in dem debis und Rubin Gesellschafter der JVC sind, Aenderungen an der in diesem Paragraph 7 vorgegebenen Struktur nur nach Abstimmung mit der fuer debis zustaendigen Finanzverwaltung vorzunehmen. Die Abstimmung hat unverzueglich in enger Zusammenarbeit zwischen debis und DTAG zu erfolgen. DTAG und Rubin verpflichten sich darueber hinaus, Aenderungen der Struktur (einschliesslich des Abschlusses von Unternehmensvertraegen mit dSH) der Rubin-Gruppe, die fuer die DCAG-Gruppe steuerlich nachteilige Folgen haben koennten, nur mit vorheriger Zustimmung der debis durchzufuehren. Die Entscheidung ueber die Zustimmung ist unverzueglich nach Anzeige der Aenderungsabsicht zu treffen. Die Parteien verpflichten sich, bei einer verweigerten Zustimmung anderweitige Gestaltungsmoeglichkeiten zu pruefen. Die Parteien streben an, bei den in diesem Paragraph 7.8 vorgesehenen Abstimmungen mit den Finanzverwaltungen mit einer abgestimmten Position und grundsaetzlich gemeinsam aufzutreten.

7.9 DTAG steht dafuer ein, dass von JVC fuer DCAG-Beteiligungsgesellschaften erworbene und/oder verwaltete Internet-Protokolladressen (einschliesslich
(i)"IP Address Ranges: 53.0.0.0. - 53.255.255.255;
141.113.0.0-141.113.255.255", und (ii)"OSI Address Range; 47:0070")
unentgeltlich auf die DCAG-Beteiligungsgesellschaften uebertragen werden, soweit dies bei Vertragsvollzug noch nicht geschehen ist. Die Parteien werden dafuer sorgen, dass die derzeitige Nutzung dieser Protokolladressen durch dSH-Gruppengesellschaften nach Vertragsvollzug fortgesetzt und innerhalb eines angemessenen Zeitraums, spaetestens bis 31. Dezember 2003, beendet wird.

7.10 DTAG und Rubin sichern hiermit debis eine jaehrliche Mindestdividende auf die debis-Geschaeftsanteile in folgender Hoehe zu:

(a)   Fuer das Geschaeftsjahr 2000:       EUR 10 Millionen

(b)   Fuer das Geschaeftsjahr 2001:       EUR 60 Millionen

(c)   Fuer das Geschaeftsjahr 2002:       EUR 60 Millionen

(d)   Fuer das Geschaeftsjahr 2003:       EUR 65 Millionen

(e)   Fuer das Geschaeftsjahr 2004:       EUR 70 Millionen


                                                                        Seite 19

Bei Optionsausuebung ist der Dividendenausgleich durch Erhoehung des Basispreises auf Grundlage von Paragraph 101 Nr. 2 BGB gemaess Paragraph 4.2
(iii) des Optionsvertrages vorzunehmen.

Reicht der Bilanzgewinn von dSH in einem Geschaeftsjahr nicht, um die Mindestdividende zu zahlen oder vollstaendig zu zahlen, so ist die Mindestdividende oder der nicht gezahlte Teil der Mindestdividende im naechsten Jahr und ggf. den naechsten Jahren nachzuzahlen, bis alle Rueckstaende ausgeglichen sind. Bei Optionsausuebung gilt Paragraph 4.2 (iii) des Optionsvertrages.

7.11 debis stehen als Minderheitsgesellschafter zwei Mandate im JVC-Aufsichtsrat in der Weise zu, dass debis ein Benennungsrecht hat und DTAG bei der entsprechenden Wahl verpflichtet ist, dem Vorschlag von debis bei der Fassung des Gesellschafterbeschlusses zuzustimmen. debis wird dafuer sorgen, dass im uebrigen die Vertreter der Gesellschafter im Aufsichtsrat der dSH ihr Amt zum Vollzugstag niederlegen.

7.12 Wenn und soweit Dritte hinsichtlich von Gesellschaftsanteilen an den in ANLAGE 2 oder ANLAGE 3 aufgefuehrten Gesellschaften Optionsrechte, Vorkaufsrechte oder aehnliche Rechte haben und diese vor Vertragsvollzug oder aufgrund des Vertragsvollzugs ausueben sollten, fliesst das ggf. zu zahlende Entgelt der betreffenden dSH-Beteiligungsgesellschaft als Surrogat zu. DTAG und Rubin haben vorbehaltlich Paragraph 7.13 in derartigen Faellen keinerlei Rechte gegen debis aufgrund der vorgenannten etwaigen Ausuebung von Rechten, insbesondere besteht weder ein Anspruch auf Herabsetzung des Basispreises noch auf Entnahmen aus der Kapitalruecklage.

7.13 Die Beteiligung der dSH an Mediaways soll nach der Absicht der Parteien vor dem Vollzugstag bestens, auch unter Beruecksichtigung der Interessen der Rubin / DTAG, an einen Dritten veraeussert werden. Bei einer Uebertragung der Beteiligung (einschliesslich im Falle der etwaigen Ausuebung der in Hinblick auf die Beteiligung bestehenden Option) stellt debis in jedem Fall sicher, dass im Vermoegen der dSH der Betrag verbleibt, der demjenigen Betrag entspricht, welcher im Fall eines Zuflusses von DM 110.000.000 (in Worten: Deutsche Mark einhundertzehn Millionen) abzueglich 45 %, die als Abgeltung saemtlicher auf den Veraeusserungsgewinn entfallender Steuern unterstellt und von den Parteien fest vereinbart werden, verbleibt (nachfolgend auch als MINDESTGEWINN bezeichnet). Reicht der vereinnahmte Erloes dafuer nicht aus, verringert sich der Basispreis sowie das Agio um den Unterschiedsbetrag zwischen dem Mindestgewinn und dem tatsaechlich erzielten Gewinn (tatsaechlicher Gewinn nach Steuern). Ist die Option bereits ausgeuebt und der Ausuebungspreis entrichtet, so wird der Unterschiedsbetrag von debis an Rubin ausbezahlt.

7.14 Soweit sich nach Vertragsvollzug das Agio nach den Bestimmungen dieses Vertrages verringert, wird debis einem satzungsaendernden
Gesellschafterbe-


                                                                        Seite 20
schluss der JVC ueber die entsprechende Herabsetzung des in der Satzung der JVC genannten Agios zustimmen.

GARANTIEN VON DEBIS

8.1 debis gewaehrleistet DTAG im Wege eines selbstaendigen Garantievertrages (gem. Paragraph 305 BGB), dass, unter der Voraussetzung, dass Mitglieder des debis-Vorstands oder dSH-Geschaeftsfuehrer von dem Sachverhalt, auf dem der Garantieanspruch basiert, Kenntnis hatten oder im Rahmen des ueblichen Geschaeftsbetriebs haetten haben muessen (wobei die in Ziff. 2. (a) und (b), 3.
(a) und 13. der ANLAGE 11 gemachten Angaben jedoch ohne diesen Vorbehalt gewaehrleistet werden) die in ANLAGE 11 enthaltenen Angaben (in diesem Vertrag auch DEBIS-GARANTIEN genannt) am 31.03.2000 zutreffend sind, vorbehaltlich

(a) aller Sachverhalte, die aus den Anlagen zu diesem Vertrag einschliesslich der Anlagen zu ANLAGE 11, ersichtlich sind (in diesem Vertrag auch die OFFENGELEGTEN INFORMATIONEN genannt);

(b)   der in Paragraph 9 enthaltenen Haftungsausschluesse und -beschraenkungen.

8.2 Im Falle einer Verletzung einer debis-Garantie ist DTAG (vorbehaltlich dieses Paragraph 8 und des nachstehenden Paragraph 9 berechtigt, Schadensersatz nach Massgabe von Paragraph 10 zu verlangen, jedoch unter Ausschluss des Rechts zum sogenannten Grossen Schadensersatz.

8.3 Eine Haftung von debis fuer Garantieansprueche besteht nur, sofern und soweit diese Ansprueche im wirtschaftlichen Ergebnis nicht bereits durch den Anspruch der DTAG auf Rueckzahlung oder Wenigereinlage des Differenzbetrages nach Paragraph 4.2 ausgeglichen sind.

8.4 DTAG ist verpflichtet, Garantieansprueche, sofern sie auf von einem Dritten (einschliesslich zustaendiger Behoerden der Finanz- oder der sonstigen oeffentlichen Verwaltung) gegen eine dSH-Gruppengesellschaft geltend gemachten Anspruechen (in diesem Vertrag auch DRITTVERBINDLICHKEITEN genannt) beruhen oder hiermit im Zusammenhang stehen, debis unverzueglich, nachdem der Dritte die Drittverbindlichkeit gegenueber der betreffenden dSH-Beteiligungsgesellschaft zum ersten Mal schriftlich geltend gemacht hat, mitzuteilen.

8.5   DTAG hat sicherzustellen, dass

(a) debis alle Informationen zur Verfuegung gestellt werden und jegliche zumutbare Unterstuetzung gewaehrt wird, die von debis im Zusammenhang mit der Abwehr der betreffenden Drittverbindlichkeit verlangt werden;


                                                                        Seite 21

(b) im Hinblick auf Drittverbindlichkeiten keinerlei Schuld- oder Haftungsanerkenntnisse (und zwar weder dem Grunde noch der Hoehe nach) abgegeben oder Vergleiche geschlossen werden, ohne dass debis diesen zuvor schriftlich zugestimmt hat;

(c) von DTAG und den dSH-Gruppengesellschaften zur Abwehr von Drittanspruechen alle diejenigen zumutbaren Massnahmen auf Kosten von debis ergriffen werden, deren Ergreifung debis fordert;

(d) auf Anforderung von debis debis in die Lage versetzt wird, angemessen die Abwehr von, sowie in Abstimmung - bei Steuerverbindlichkeiten gemeinsam - mit DTAG die Verhandlungen ueber die Abwehr von Drittverbindlichkeiten zu fuehren;

(e) alle Rechte und Ansprueche, die DTAG und/oder einer dSH-Gruppengesellschaft gegen einen Dritten im Zusammenhang mit der betreffenden Drittverbindlichkeit zustehen, an debis abgetreten bzw., sofern eine Abtretung rechtlich unzulaessig sein sollte, nach Weisung von debis ausgeuebt und evtl. Zahlungen an debis ausgekehrt werden;

(f) auf Ersuchen der debis und gegen Uebernahme angemessener externer Beratungskosten durch die debis der debis Gelegenheit gegeben wird, gegen einschlaegige Bescheide ueber Steuernachforderungen bei dSH-Beteiligungsgesellschaften Einspruch einzulegen und die Richtigkeit von Steuernachforderungen zu pruefen;

(g) der debis saemtlicher einschlaegiger Schriftverkehr der dSH-Beteiligungsgesellschaften mit der Finanzverwaltung sowie alle den dSH-Beteiligungsgesellschaften zugehenden einschlaegigen Steuerbescheide und sonstigen Verwaltungsakte der Finanzverwaltung unverzueglich in Kopie uebersandt werden; und

(h) der debis und den von ihr benannten Personen, die den wirtschaftspruefenden, steuer- oder rechtsberatenden Berufen angehoeren muessen, Gelegenheit gegeben wird, an allen relevanten steuerlichen Aussenpruefungen der dSH-Beteiligungsgesellschaften mitzuwirken, insbesondere debis und diese Personen unverzueglich von anstehenden steuerlichen Aussenpruefungen unterrichtet und ihnen die
      Pruefungsanordnungen uebermittelt werden.

8.6 Sofern und soweit debis gemaess Paragraph 8.5 die Verfahrensfuehrung bzw. die Verhandlungen ueber Drittverbindlichkeiten uebernimmt, hat debis

(a) DTAG ueber alle wesentlichen Besprechungen mit dem Ansprueche geltend machenden Dritten inhaltlich zu informieren;


                                                                        Seite 22

(b) DTAG die Moeglichkeit zu geben, einen Beobachter zu diesen Besprechungen zu entsenden; und

(c) im uebrigen DTAG ueber den Inhalt und Ausgang derjenigen wesentlichen Besprechungen zu unterrichten, bei denen DTAG weder selbst noch durch einen Beobachter vertreten war.

8.7 Sollte debis im Hinblick auf Drittverbindlichkeiten eine vergleichsweise, nur noch der Zustimmung von DTAG und / oder der betreffenden dSH-Gruppengesellschaft beduerfenden Regelung herbeifuehren und sollte die Zahlungsverpflichtung der dSH-Gruppengesellschaft nicht hoeher sein als EUR 1.000.000, so ist DTAG verpflichtet,

(a) entweder dieser vergleichsweisen Regelung zuzustimmen bzw. zu veranlassen, dass die betreffende dSH-Gruppengesellschaft der vergleichsweisen Regelung zustimmt (was dann zu einer Haftungsbefreiung von debis im Hinblick auf die Drittverbindlichkeit und alle damit in Zusammenhang stehenden Kosten fuehrt); oder

(b) die Verhandlungen mit der betreffenden Drittpartei selbst zu uebernehmen und zugleich schriftlich gegenueber debis zu bestaetigen, dass DTAG im Hinblick auf die betreffenden Drittverbindlichkeiten und alle damit im Zusammenhang stehenden Kosten keinerlei Ansprueche mehr gegen debis aus oder in Zusammenhang mit diesem Vertrag herleiten wird.

8.8   Die Verpflichtung von DTAG zur Schadensminderung bleibt unberuehrt.

8.9 DTAG ist verpflichtet, unverzueglich nach Erlangung der Kenntnis von einem Schadensfall, der einen Garantieanspruch begruendet, debis die den Garantieanspruch begruendenden Umstaende sowie die voraussichtliche Anspruchshoehe in angemessener, eine Ueberpruefung des Bestehens und der Hoehe des geltend gemachten Garantieanspruchs ermoeglichenden Form mitzuteilen. DTAG wird die Geschaeftsfuehrer der dSH-Gruppengesellschaften anhalten, ihr ueber solche Schadensfaelle unverzueglich Nachricht zu geben.

8.10 Nach Anzeige eines Garantieanspruches hat DTAG sicherzustellen, dass debis gegen Erstattung der hierdurch entstehenden zusaetzlichen Kosten im Rahmen des Zumutbaren schriftlich und muendlich alle diejenigen Auskuenfte erteilt und Kopien von denjenigen Unterlagen zur Verfuegung gestellt werden, die von debis zur Abwehr des Garantieanspruches verlangt werden.

HAFTUNGSBESCHRAENKUNGEN

9.1 In Ergaenzung zu den in Paragraphen 8 und 10 enthaltenen Regelungen haftet debis fuer Garantieansprueche nur nach Massgabe der nachfolgenden Paragraphen
9.2 bis 9.14 und vorbehaltlich der Erfuellung der DTAG nach diesen Vorschriften obliegenden Verpflichtungen.


                                                                        Seite 23

9.2 Eine Haftung von debis fuer Garantieansprueche besteht nur dann, wenn DTAG debis binnen sechs Wochen nach Erlangung der Kenntnis durch DTAG von einem Schadensfall, der moeglicherweise einen Garantieanspruch begruendet, diesen Schadensfall debis schriftlich angezeigt hat.

9.3 DTAG stehen keine Ansprueche aus Garantieanspruechen zu, wenn und soweit:

(a) im Hinblick auf den den Garantieanspruch begruendenden Sachverhalt in dem Zwischenabschluss oder in dem massgeblichen Einzelabschluss der betreffenden dSH-Gruppengesellschaften fuer das letzte vor Unterzeichnung dieses Vertrages abgelaufene Geschaeftsjahr der betreffenden dSH-Gruppengesellschaften spezifische Vorsorge getroffen worden ist, insbesondere Rueckstellungen gebildet worden sind, oder der Garantieanspruch durch vorhandene, aber nicht benoetigte andere Rueckstellungen der gleichen Art abgedeckt ist, d.h. diese Rueckstellungen spaetestens im Zeitpunkt der Faelligkeit des Garantieanspruchs aufzuloesen waeren;

(b) diese auf nach dem Tag des Abschlusses dieses Vertrages eingetretene Aenderungen der Sach- oder Rechtslage (einschliesslich Aenderungen der Rechtsprechung oder der Verwaltungspraxis) oder auf geaenderten Bewertungs- oder Bilanzierungsmethoden beruhen oder infolgedessen erhoeht werden.

9.4 Saemtliche Garantieansprueche von DTAG verjaehren

(a) im Falle von Garantieanspruechen nach Ziffer 13. der ANLAGE 11: drei Monate nach Vorliegen rechtskraeftiger oder bestandskraeftiger Festsetzungen fuer die jeweilige Steuerart und den jeweiligen Veranlagungszeitraum;

(b) im Falle von Garantieanspruechen nach Ziffer 2. (b) und 3. (a) der ANLAGE 11: 10 Jahre nach dem Bilanzstichtag;

(c)   in allen sonstigen Faellen: mit Ablauf des 31. Maerz 2002.

9.5 Zusaetzlich zu den sonstigen in diesem Vertrag enthaltenen
Haftungsbeschraenkungen und -ausschluessen ist debis fuer Garantieansprueche nur verantwortlich, wenn und soweit der betreffende Garantieanspruch einen Betrag in Hoehe von EUR 1.000.000 (in Worten: eine Million Euro) uebersteigt.

9.6 DTAG ist nur und erst dann berechtigt, Garantieansprueche gegen debis geltend zu machen, wenn und soweit die Summe der im Einzelfall EUR 1.000.000 uebersteigenden Garantieansprueche insgesamt den Betrag von EUR 20.000.000 (in
Worten: zwanzig Millionen Euro) uebersteigt. Ohne Anrechnung auf die vorgenannte Mindestgrenze von EUR 20.000.000, ist DTAG


                                                                        Seite 24
nur und erst dann berechtigt, Garantieansprueche nach Ziffer 13. (b) der ANLAGE 11 gegen debis geltend zu machen, wenn und soweit die Summe dieser im Einzelfall EUR 1.000.000 uebersteigenden Garantieansprueche insgesamt den Betrag von EUR
20.000.000 (in Worten: zwanzig Millionen Euro) uebersteigt; fuer Garantieansprueche aufgrund von Ziffer 18. der ANLAGE 11 ist die Haftung fuer Garantieansprueche auf einen Betrag von EUR 8.000.000 (in Worten: acht Millionen
Euro) beschraenkt.

9.7 Die Haftung von debis fuer Garantieansprueche (mit Ausnahme von Garantieanspruechen nach Ziffern 2. (a) und (b), 3. (a) und 13. der ANLAGE 11 ist auf einen Betrag in Hoehe von insgesamt EUR 600.000.000 (in Worten: sechshundert Millionen Euro) beschraenkt.

9.8 Die Haftung von debis fuer Garantieansprueche reduziert sich um denjenigen Betrag, der von einem Mitglied der DTAG-Gruppe, JVC und/oder einer dSH-Beteiligungsgesellschaft von Dritten im Hinblick auf den dem Garantieanspruch zugrunde liegenden Sachverhalt erlangt werden. Sofern und soweit debis Garantieansprueche nach diesem Vertrag erfuellt hat und im Anschluss daran DTAG, eine DTAG-Beteiligungsgesellschaft, JVC und/oder eine dSH-Beteiligungsgesellschaft im Hinblick auf den Garantieanspruch begruendenden Sachverhalt von dritter Seite Zahlungen erhaelt oder diesen von dritter Seite sonstige Vorteile gewaehrt werden, hat DTAG an debis unverzueglich nach Erhalt dieser Zahlungen bzw. nach der Gewaehrung der Vorteile einen Betrag in Hoehe der so erhaltenen Zahlungen bzw. gewaehrten Vorteile (bis maximal zur Gesamthoehe des von debis im Hinblick auf die jeweiligen Sachverhalte gezahlten Betrages) zu zahlen.

9.9 Die Haftung von debis fuer Garantieansprueche reduziert sich um einen Betrag in Hoehe des Gesamtbetrages der Zahlungen und Vorteile, die der betroffenen DTAG-Beteiligungsgesellschaft, JVC und/oder der betroffenen dSH-Beteiligungsgesellschaft aufgrund des Sachverhaltes, der dem
Garantieanspruch zugrunde liegt, zukommen.

9.10 Garantieansprueche im Hinblick auf Steuern bestehen mit Ausnahme des Ausgleichs des Zinsnachteils nicht, wenn und soweit der Nachteil lediglich auf sogenannten Periodenverschiebungen beruht. Soweit Steuerbelastungen bei dSH-Beteiligungsgesellschaften Steuerentlastungen bei einer anderen dSH-Beteiligungsgesellschaft gegenueberstehen, ermaessigt sich der jeweils betroffene Garantieanspruch entsprechend unter Beruecksichtigung der Beteiligungsquote.

9.11 Die Haftung von debis fuer Garantieansprueche ist ausgeschlossen,

(a) soweit diese auf Handlungen oder Unterlassungen der DTAG-Gruppe, der JVC und/oder dSH-Gruppengesellschaften bzw. deren jeweiligen


                                                                        Seite 25

      Vorstaenden, Geschaeftsfuehrern, Mitarbeitern, Vertretern und/oder Beratern nach dem Vollzugstag beruhen; oder

(b) wenn der mit dem betreffenden Garantieanspruch geltend gemachte Schaden durch Versicherungspolicen abgedeckt ist, die bestehen oder bestehen wuerden, wenn die bei den dSH-Beteiligungsgesellschaften am Tag des Abschlusses dieses Vertrages bestehenden Versicherungspolicen in vollem Umfang weiter aufrechterhalten worden waeren.

9.12 DTAG stehen Garantieansprueche (ausser Garantieansprueche nach Ziff. 13 der ANLAGE 11) nicht zu, wenn und soweit ein im Zusammenhang mit der Vorbereitung oder dem Abschluss dieses Vertrags eingeschalteter Vertreter, Mitarbeiter oder Berater eines zur DTAG-Gruppe gehoerenden Unternehmens vor Abschluss dieses Vertrages Kenntnis von dem in seinen Aufgabenbereich fallenden Sachverhalt, auf dem der Garantieanspruch beruht, hatte.

9.13 DTAG hat debis die Moeglichkeit zu geben, innerhalb einer Frist von 60 Tagen nach Anzeige des Garantieanspruchs den Zustand herzustellen, der dem vertraglich gewaehrleisteten Zustand wirtschaftlich entspricht.
Garantieansprueche gelten als erfuellt, wenn die Wiederherstellung erfolgreich oder in einem nur unerheblichen Umfang nicht erfolgreich war.

9.14 Der in Paragraph 8.2 aufgefuehrte Anspruch ist das ausschliessliche Recht sowie der ausschliessliche Anspruch und Rechtsbehelf, der DTAG im Falle einer Verletzung einer debis-Garantie zusteht. Alle sonstigen Ansprueche, insbesondere Ansprueche aus den Paragraphen 434 ff. und 459 ff. BGB (einschliesslich Wandlung oder Minderung), aus culpa in contrahendo oder positiver Vertragsverletzung, sind ausdruecklich ausgeschlossen. Darueber hinaus sind jegliche Rechte und Ansprueche von DTAG auf Anfechtung oder Anpassung dieses Vertrags, auf Ruecktritt oder sonstige Rueckabwicklung dieses Vertrages (einschliesslich einer Rueckgaengigmachung dieses Vertrages aufgrund Wegfalls der Geschaeftsgrundlage) ausgeschlossen. Zwingende gesetzliche Vorschriften bleiben hiervon unberuehrt.

ERFUELLUNG VON GARANTIEANSPRUECHEN

10.1 Wenn und soweit DTAG nach Paragraphen 8 und 9 ein Garantieanspruch zusteht, hat debis an DTAG einen Betrag in Hoehe von 50,1 % des Garantieanspruches zu zahlen, falls die Option zu diesem Zeitpunkt noch nicht vollzogen ist.

10.2 Ist die Option zum Zeitpunkt der Faelligkeit (ohne Beruecksichtigung einer etwaigen Stundung) eines Garantieanspruchs bereits vollzogen und der Basispreis gezahlt, so hat debis 100 % des Garantieanspruchs an DTAG zu zahlen.

10.3 Die Zahlungen nach den Paragraph 10.1 und 10.2 sind binnen zehn Werktagen nach einer rechtskraeftigen Feststellung des betreffenden Garantieanspruches oder einem schriftlichen Anerkenntnis des Garantieanspruches durch debis


                                                                        Seite 26
zu leisten. debis steht jedoch das durch einmalige oder mehrmalige schriftliche Erklaerung gegenueber DTAG geltend zu machende Recht auf Aufschiebung der Faelligkeit der Zahlung fuer einen Zeitraum von bis zu zwei Jahren, jedoch spaetestens bis zum Zeitpunkt einer etwaigen Optionsausuebung zu. Dieses Recht kann nur solange ausgeuebt werden, wie debis Gesellschafterin der JVC ist. Im Falle der vorgenannten Stundung ist der gestundete Betrag mit dem in Paragraph
7.2 (d) genannten Satz zu verzinsen.

ZUSICHERUNGEN DER DTAG UND DER RUBIN

11. DTAG und Rubin sichern debis das Folgende zu:

(a) DTAG ist berechtigt, diesen Vertrag und den Optionsvertrag sowie alle damit zusammenhaengenden Vertraege abzuschliessen und durchzufuehren.

(b) Rubin ist berechtigt, diesen Vertrag sowie alle damit zusammenhaengenden Vertraege abzuschliessen und durchzufuehren.

(c) Alle Genehmigungen und Zustimmungen (mit Ausnahme der Zustimmung des Aufsichtsrats der DTAG, wie in Paragraph 5.1 (f) vorgesehen), die fuer den Abschluss dieses Vertrages und des Optionsvertrages sowie deren Durchfuehrung auf Seiten der DTAG-Gruppe erforderlich sind, sind ordnungsgemaess eingeholt worden.

(d) DTAG ist bei Vertragsvollzug direkte oder indirekte alleinige Inhaberin saemtlicher Geschaeftsanteile an der Rubin und haelt das vollstaendige und unbelastete Eigentum an saemtlichen Geschaeftsanteilen an der Rubin.

(e) Rubin ist eine nach deutschem Recht ordnungsgemaess gegruendete Gesellschaft und ist in der Lage, ihren Geschaeftsbetrieb, wie er gegenwaertig gefuehrt wird und nach Vertragsvollzug gefuehrt werden wird, zu fuehren und das Eigentum an dem Rubin-Geschaeftsanteil zu halten.

WEITERE KAPITALERHOEHUNGEN

12. Die Parteien sind verpflichtet, einem nach Vertragsvollzug von der jeweils anderen Partei vorgeschlagenen Beschluss der Gesellschafterversammlung der JVC zur Erhoehung des Stammkapitals der JVC nicht zu widersprechen, im Wege der Sachkapitalerhoehung jedoch nur, wenn der einzulegende Vermoegensgegenstand dem dSH-Geschaeftsbetrieb dient. Die Parteien sind jedoch nicht verpflichtet, Stammeinlagen aus einer solchen von der anderen Partei vorgeschlagenen Kapitalerhoehung zu uebernehmen. Paragraph 7.8 bleibt unberuehrt.


                                                                        Seite 27

VERTRAULICHKEIT

13. Jede der Parteien ist verpflichtet, Geschaefts- und Betriebsgeheimnisse der dSH-Gruppe geheimzuhalten und Dritten gegenueber nicht offenzulegen, es sei denn, diese betreffen ausschliesslich den Geschaeftsbetrieb der betreffenden Partei oder eines mit dieser Verbundenen Unternehmens. Dies gilt jedoch nicht fuer Tatsachen und Vorgaenge, die ohne einen Verstoss gegen diese Vertraulichkeitsklausel oeffentlich bekannt werden oder der betreffenden Partei (oder einem mit dieser Verbundenen Unternehmen) von dritter Seite nach Abschluss dieses Vertrages zugaenglich gemacht werden.

BEKANNTMACHUNGEN

14. Soweit nicht zwingendes Recht, behoerdliche Anordnungen oder Anordnungen einer oder Verpflichtungen gegenueber einer massgeblichen Boerse dies vorschreiben, duerfen Mitteilungen jeder Art ueber die Transaktionen gegenueber Dritten nicht ohne vorherige Zustimmung der jeweils anderen Partei (die jedoch nur aus wichtigem Grund verweigert werden darf) erfolgen. Mitteilungen gegenueber Verbundenen Unternehmen beduerfen nicht der Zustimmung nach Satz 1, sofern auch das Verbundene Unternehmen, an das sich die Mitteilung richtet, an die vorstehende Vertraulichkeitsverpflichtung gebunden wird.

WETTBEWERBS- UND ABWERBEVERBOT

15.1 debis und die insofern diese Vereinbarung mit unterzeichnende DCAG verpflichten sich (DCAG zugleich fuer die uebrigen Mitglieder der DCAG-Gruppe) (und vorbehaltlich Paragraph 15.2):

- Fuer einen Zeitraum von 5 Jahren ab Vollzugstag die Bezeichnung "debis" zu keinem Zeitpunkt und an keinem Ort im Zusammenhang mit einem
     Geschaeftsbetrieb zu verwenden, dessen Taetigkeit mit dem dSH-Geschaeftsbetrieb vergleichbar ist, und auch Dritten eine solche Verwendung nicht zu gestatten;

- fuer einen Zeitraum von 3 Jahren ab Vollzugstag in den Regionen und Laendern Europa, USA, Suedafrika, Singapur, Philippinen, Australien und Brasilien keine IT-Komplettloesungen im Drittgeschaeft (d.h. fuer Gesellschaften, die nicht zur DCAG-Gruppe gehoeren) anzubieten, es sei denn, es handelt sich um Hilfsgeschaefte zur Unterstuetzung des Kerngeschaefts der DCAG-Gruppe und ihrer Geschaeftsbereiche;

- fuer einen Zeitraum von 3 Jahren ab Vollzugstag keine Unternehmen in den Regionen und Laendern Europa, USA, Suedafrika, Singapur, Philippinen, Australien und Brasilien zu erwerben, die im dSH-Geschaeftsbetrieb als Drittgeschaeft taetig sind, es sei denn, der Erwerb des betreffenden Unternehmens stellt nur einen Nebeneffekt einer Akquisition dar; in diesem Fall


                                                                        Seite 28
      ist DCAG bereit, auf Bitten der DTAG das betreffende Drittgeschaeft dieses Unternehmens DTAG zum Erwerb oder fuer eine Kooperation anzubieten oder falls dies nicht oder nur unter fuer die DCAG unzumutbaren Umstaenden moeglich ist, dieses Drittgeschaeft waehrend des vorgenannten Zeitraums nicht weiter auszubauen.

Soweit debis von ihren Rechten nach Paragraph 2.2 oder Paragraph 2.3 Gebrauch machen sollte, gelten die in dem vorstehenden zweiten und dritten Spiegelstrich enthaltenen Wettbewerbsbeschraenkungen nicht fuer Brasilien.

15.2 Keinerlei Beschraenkungen unterliegen Aktivitaeten im Bereich von E-Commerce und E-Business.

15.3 In dem dSH-Gesellschaftsvertrag ist eine Paragraphen 15.1 und 15.2 entsprechende Befreiung von einem etwa bestehenden gesellschaftsrechtlichen Wettbewerbsverbot aufzunehmen.

15.4 debis und die insofern diese Vereinbarung mit unterzeichnende DCAG verpflichten sich hiermit, und verpflichten sich dafuer zu sorgen, dass die Mitglieder der DCAG-Gruppe, bis einschliesslich 31. Dezember 2001 keine Mitarbeiter oder Organmitglieder von dSH-Beteiligungsgesellschaften aktiv mit dem Ziel einer Einstellung bei DCAG-Beteiligungsgesellschaften anzusprechen oder sonst Initiativen mit dem Ziel eines Wechsels der betreffenden Personen zu DCAG-Beteiligungsgesellschaften zu ergreifen.

KOSTEN

16. Die Parteien tragen jeweils die eigenen Kosten (einschliesslich der Kosten ihrer Rechts-, Finanz- und sonstigen Berater), die ihnen im Zusammenhang mit der Vorbereitung, Verhandlung und Durchfuehrung dieses Vertrages entstehen. Saemtliche Beurkundungskosten und saemtliche Gebuehren oeffentlicher Behoerden sowie Verkehrssteuern im Zusammenhang mit dem Abschluss und Vollzug dieses Vertrages (insbesondere einschliesslich der Kosten der notariellen Beurkundung der Kapitalerhoehung, der Satzungsaenderung sowie der von den zustaendigen Kartellbehoerden erhobenen Gebuehren) sind jedoch ausschliesslich von DTAG zu tragen.

MITTEILUNGEN

SCHRIFTFORM

17.1 Saemtliche Anzeigen und Mitteilungen gemaess oder im Zusammenhang mit diesem Vertrag haben schriftlich (einschliesslich Fax) zu erfolgen und sind (vorbehaltlich etwaiger anderweitiger schriftlicher (einschliesslich Fax) Mitteilungen der betreffenden Partei) der anderen Partei per Fax, Einschreiben oder Kurier unter den nachstehenden Anschriften zu Haenden der jeweils benannten Personen zu uebermitteln.


                                                                        Seite 29

ANSCHRIFTEN

17.2 Die Anschriften der Parteien fuer die Zwecke des Paragraph 17.1 sind:

(a) DaimlerChrysler Services (debis) AG   Rechtsabteilung
                                          debis Haus / Potsdamer Platz
                                          10875 Berlin
                                          Fax: 030-2554 1234

                                          z.H. von: Dr. Siegfried Schwung

                                          mit Kopie an:

                                          DaimlerChrysler AG Rechtsabteilung
                                          70546 Stuttgart Fax: 0711-1794452

                                          z. H. von: Dr. Eckhard Mueller-Guntrum

(b) Deutsche Telekom AG                   Steuern /
                                          Beteiligungsmanagement
                                          Postfach 2000
                                          53105 Bonn

                                          Fax: 0228-18183699

                                          z. H. von: Dr. Joachim Peckert

(c) Rubin Telekommunikationsdienste       c/o Deutsche Telekom AG
    GmbH

ABTRETUNG/GESAMTSCHULDNERISCHE HAFTUNG

18.1 Die Abtretung von Anspruechen und Rechten aus diesem Vertrag bedarf der vorherigen schriftlichen Zustimmung der jeweils anderen Parteien.

18.2 Die Abtretung des Rubin-Geschaeftsanteils ist nur zulaessig, wenn der Erwerber diesem Joint Venture Vertrag beitritt.

18.3 DTAG haftet neben Rubin gesamtschuldnerisch fuer saemtliche von Rubin nach diesem Vertrag sowie allen damit zusammenhaengenden Vertraegen zu erfuellenden Verpflichtungen.

TEILNICHTIGKEIT, VOLLSTAENDIGKEIT, VERTRAGSAENDERUNGEN

19.1 Sollten eine oder mehrere Bestimmungen dieses Vertrages ganz oder teilweise unwirksam, nichtig oder undurchfuehrbar sein oder werden, so wird


                                                                        Seite 30
hierdurch die Gueltigkeit der uebrigen Bestimmungen dieses Vertrages nicht beruehrt. Das gleiche gilt, wenn sich herausstellen sollte, dass der Vertrag eine Luecke enthaelt. Anstelle der unwirksamen, nichtigen oder undurchfuehrbaren Bestimmung werden die Parteien eine Regelung vereinbaren, die soweit wie nur rechtlich moeglich dem am naechsten kommt, was die Parteien mit der unwirksamen, nichtigen oder undurchfuehrbaren Bestimmung (bzw. des unwirksamen, nichtigen oder undurchfuehrbaren Teils davon) zu erreichen versucht haben. Im Falle der Ausfuellung einer vertraglichen Luecke ist eine Regelung zu vereinbaren, die nach dem Sinn und Zweck des Vertrages dem am naechsten kommt, was die Parteien vereinbart haetten, wenn sie bei Abschluss dieses Vertrages den Punkt bedacht haetten.

19.2 Dieser Vertrag, der Optionsvertrag und die in diesem Vertrag in Bezug genommenen Vereinbarungen enthalten saemtliche Vereinbarungen der Parteien ueber den Vertragsgegenstand. Saemtliche diesem Vertragsschluss vorausgegangenen etwaigen muendlichen oder schriftlichen Vereinbarungen der Parteien ueber den Vertragsgegenstand werden hiermit ausdruecklich aufgehoben.

19.3 Aenderungen und Ergaenzungen dieses Vertrages beduerfen, sofern nicht gesetzlich eine notarielle Beurkundung notwendig ist, der Schriftform. Das gilt auch fuer einen etwaigen Verzicht auf die Einhaltung dieses Formerfordernisses.

19.4 Soweit nach Abschluss dieses Vertrages massgebliche Grundlagen oder Annahmen fuer diesen Vertrag durch gesetzliche Regelungen oder deren Auslegung wegfallen, sich nicht realisieren oder sich sonst nachteilig veraendern, so sind die uebrigen Parteien auf Vorschlag von debis verpflichtet, solchen Aenderungen an diesem Vertrag sowie der damit zusammenhaengenden Vertraege zuzustimmen, die die damit verbundenen Nachteile vermeiden oder so weit wie moeglich verringern. Diese Zustimmung darf nur aus wichtigem Grund versagt werden.

SCHIEDSGERICHT

20. Alle aus oder im Zusammenhang mit diesem Vertrag sich ergebenden Streitigkeiten werden nach der Schiedsgerichtsordnung der Deutschen Institution fuer Schiedsgerichtsbarkeit e. V., Bonn, von einem oder mehreren gemaess dieser Ordnung ernannten Schiedsrichtern endgueltig entschieden. Sitz des Schiedsgerichts ist Frankfurt am Main. Die Parteien unterwerfen sich hiermit ausdruecklich der Schiedsgerichtsbarkeit.

AUFSCHIEBENDE BEDINGUNG

21. Dieser Vertrag steht unter der aufschiebenden Bedingung des Abschlusses des Optionsvertrages in notariell beurkundeter Form.


                                                                        Seite 31

VERPFLICHTUNGEN DER DCAG

22. Die DCAG uebernimmt hiermit die Verpflichtungen gemaess Paragraphen 2.1, 6.1, 6.2 (einschliesslich Anlage 8), 15.1, 15.2 und 15.4.


[HINWEISE UND BELEHRUNGEN DES NOTARS]

UNTER ANDEREM: Der Notar vergewisserte sich, dass die Erschienenen die englische Sprache hinreichend beherrschen, um den diesem Vertrag insbesondere in Anlagen 7 und 8 beigefuegten englischen Text vollstaendig zu verstehen. Die Erschienen verzichteten nach Belehrung auf die Hinzuziehung eines vereidigten Uebersetzers und auf die Aushaendigung und Beifuegung einer Uebersetzung der englischen Texte zu dieser Urkunde.

[UNTERSCHRIFTEN DER PARTEIEN UND DES NOTARS]

LISTE DER ANLAGEN

Anlage 1    -     Handelsregisterauszug fuer dSH

Anlage 2    -     Liste aller direkt oder indirekt von der dSH an dritten Ge-
                  sellschaften gehaltenen Gesellschaftsanteile

Anlage 3    -     Liste der DCAG-IT-Gesellschaften

Anlage 4    -     - entfaellt -

Anlage 5    -     Verfahren zur Bestimmung des Endgueltigen Eigenkapitals

Anlage 6    -     Verbindliche Auskunft

Anlage 7    -     Zulaessige Massnahmen ausserhalb des ueblichen
                  Geschaeftsbetriebs

Anlage 8    -     Commercial Agreements

Anlage 9    -     "debis" enthaltende Gewerbliche Schutzrechte

Anlage 10   -     Gesellschaftsvertrag der JVC

Anlage 11   -     debis-Garantien (einschliesslich weiterer Anlagen
                  zu Anlage 11)

Anlage 12         Optionsvertrag

                                                                        Seite 32

                                    ANLAGE 5

          VERFAHREN ZUR BESTIMMUNG DES ENDGUELTIGEN EIGENKAPITALS 1999

1. debis wird DTAG gemaess Paragraph 4.1 dieses Vertrages eine Kopie des Zwischenabschlusses uebergeben.

2. DTAG ist binnen einer Frist von sechs Wochen nach Zugang des Zwischenabschlusses berechtigt, debis in schriftlicher Form alle Aenderungen mitzuteilen (das AENDERUNGSVERLANGEN), die nach Auffassung von DTAG notwendig sind, damit der Zwischenabschluss den Bilanzierungsgrundsaetzen entspricht. Geht das Aenderungsverlangen der debis nicht in der vorgenannten Frist zu, so gilt das im Zwischenabschluss ausgewiesene Konsolidierte Eigenkapital als das Endgueltige Eigenkapital.

3. Sofern DTAG gemaess Ziff. 2 Aenderungen verlangt, sollen die Parteien nach Treu und Glauben versuchen, binnen einer Frist von 15 Tagen nach Zugang des Aenderungsverlangens bei debis ein schriftliches Einverstaendnis ueber die geforderten Aenderungen zu erzielen.

4. Wenn und soweit ein schriftliches Einverstaendnis gemaess Ziff. 3 nicht innerhalb der vorgegebenen Frist erzielt wird, soll ueber die noch verbleibenden Meinungsverschiedenheiten auf Antrag einer Partei durch eine von den Parteien gemeinschaftlich und schriftlich zu bestimmende bzw. (sollte die gemeinschaftliche Bestimmung nicht binnen einer Frist von sieben Tagen nach Ablauf der in Ziff. 3 genannten 15-Tages-Frist erfolgt sein) auf Antrag einer Partei durch eine von dem Praesidenten des Instituts der Wirtschaftspruefer in Duesseldorf zu bestimmende Wirtschaftspruefungsgesellschaft (in diesem Vertrag auch GUTACHTER genannt) entschieden werden. Der Gutachter wird als Schiedsgutachter, nicht als Schiedsrichter taetig.

5. Fuer die Entscheidung des Gutachters gilt folgendes:

(a) DCAG wird sicherstellen, dass die dSH-Gruppengesellschaften dem Gutachter alle fuer seine Taetigkeit erforderlichen Unterlagen, Auskuenfte und Informationen zur Verfuegung stellen bzw. erteilen und dass alle von dem Gutachter als erforderlich erachteten Pruefungshandlungen ermoeglicht werden.

(b) Binnen einer Frist von zwei Wochen nach Uebernahme der Schiedsgutachterfunktion durch den Gutachter hat jede Partei schriftlich gegenueber der jeweils anderen Partei sowie gegenueber dem Gutachter darzulegen, weshalb sie der Auffassung ist, dass die gemaess Ziff. 2 von DTAG vorgebrachten und noch streitigen Aenderungen berechtigt bzw. nicht berechtigt sind.


                                                                        Seite 33

(c) Der Gutachter hat festzustellen, ob und, wenn ja, in welchem Umfang die gemaess Ziff. 2 von DTAG vorgebrachten und noch streitigen Aenderungen begruendet sind. Er hat dabei die Vorgaben dieses Vertrages, insbesondere die Bilanzierungsgrundsaetze, zu beachten. Es sind auf jeden Fall die von debis zugrundegelegten Bilanzierungs- und Bewertungsmethoden anzuwenden (Beibehaltung der formellen und materiellen Bilanzkontinuitaet) und insbesondere alle Wahlrechte im Hinblick auf die Ermittlung von Positionen der Bilanz und der Gewinn- und Verlustrechnung wie ausgeuebt massgeblich, so dass insofern eine Aenderung nicht erfolgen darf.

(d) Zugleich hat der Gutachter in entsprechender Anwendung des Paragraphen 91 ZPO zu bestimmen, in welchem Umfang die Parteien die Kosten und Auslagen seines Taetigwerdens zu tragen haben.

(e) Der Gutachter soll seine Entscheidung den Parteien binnen vier Wochen nach Uebernahme der Schiedsgutachterfunktion schriftlich mitteilen.

6. Die Entscheidung des Gutachters ist fuer die Parteien fuer die Zwecke dieses Vertrages endgueltig und bindend. Der von dem Gutachter festgestellte Betrag des Konsolidierten Eigenkapitals zum 31. Maerz 2000 gilt als der Betrag des Endgueltigen Eigenkapitals.

7. Die den Parteien in dem Gutachterverfahren ueber die Kosten des Gutachtens hinaus entstehenden Kosten werden unabhaengig vom Ausgang des
Gutachterverfahrens von diesen selbst getragen.


                                                                        Seite 34

                                    ANLAGE 6

                              VERBINDLICHE AUSKUNFT


Zustimmende Verbindliche Auskunft der zustaendigen Steuerbehoerden auf Anfrage der debis, dass debis wirtschaftliche Eigentuemerin ihrer dSH-Beteiligung bleibt, wenn die debis mit Rubin / DTAG in Bezug auf dSH einen Joint Venture Vertrag und ueber ihre Beteiligung an der dSH mit der DTAG einen Optionsvertrag schliesst.


                                                                        Seite 35

                                    ANLAGE 8

                              COMMERCIAL AGREEMENTS


1. EXTENSION OF FRAME CONTRACTS. Before the Completion Date, dSH and DCAG will extend the two Frame Contracts - the IT Services Frame Contract and the Systems Development Frame Contract - for a period ending on December 31, 2003 and will renegotiate their respective terms and conditions taking into consideration (i) the changes in the business environment and corporate structure since the Frame Contracts were originally executed and
      (ii) the principles as laid down in this Appendix 8.

      Adjustments of price terms agreed upon in, or on the basis of, this Appendix 8 are based on the assumption, confirmed by DCAG, that with respect to all DCAG business that dSH has won in competitive bidding, dSH was the best supplier.


2.    CONTINUING AND NEW WORK.

      2.1 All work currently committed to under the Frame Contracts (the "Work Commitments"), and all individually negotiated contracts between dSH and a DCAG Group company (the "Individual Contracts"), will continue through their respective expiration dates, including any expiration dates that become effective upon notice. dSH will perform under these current Work Commitments and Individual Contracts, at a minimum, at their existing quality, price terms and service levels. With regard to Individual Contracts that expire before December 31, 2003, DCAG Group will grant dSH the right of last call in the bid for the relevant subsequent contract.

      2.2 If during the three year period starting on the Completion Date a DCAG Group company desires to extend a Work Commitment or Individual Contract in a situation where competitive bidding is not practical but the parties are not able to agree on the terms to govern that extension, that DCAG Group company will have the option to extend the Work Commitment or Individual Contract for a period of up to three years under the same terms and conditions, subject to price terms being adjusted (up or down) to reflect changes in actual costs in providing the services.

      2.3 dSH will remain a significant supplier to the DCAG Group for the three year period starting on the Completion Date, with the relationship to be based on competitive pricing and terms, and the parties anticipate that the business relationship will continue thereafter.


                                                                        Seite 36

3. REVISED TERMS. The terms of the two Frame Contracts, and all Individual Contracts, will be subject to the following principles:

      3.1 The provisions governing confidentiality protection, contract award procedures and billing procedures must be revised to reflect dSH's third-party status.

      3.2 Complete documentation for systems and major functions developed or operated by dSH for the DCAG Group (both to date and in the future) must be provided to DCAG based on the existing contract terms. Where no contract terms are applicable and if the preparation of documentation is reasonably possible, DCAG may request such documentations against reimbursement of reasonable costs. The delivery schedule will also be agreed to by the Completion Date.

      3.3 To the extent that the ownership and / or continued right of use by the DCAG Group of software, documentation and process/operating concepts developed by or for dSH, both to date and in the future, on work performed for the DCAG Group (hereinafter the SOFTWARE), is subject to contractual arrangements between the DCAG Group and the dSH Group, such arrangements shall continue to apply. Where no such contractual arrangements apply,

            (i) the ownership, if applicable, of Software which has been exclusively developed for the DCAG Group shall be transferred at no cost to DCAG and documentation confirming such ownership will be required and in that event dSH shall, upon request, obtain a non-exclusive licence from DCAG to use the Software at market terms and conditions; and

            (ii) DCAG shall obtain a licence from the relevant dSH-Group company for use of the Software which has not been exclusively developed for the DCAG Group at market terms and conditions.

      3.4 With regard to key contracts to be identified by the DCAG Group prior to the Completion Date, dSH will maintain during the extension period mentioned in Section 1 above process and system support to ensure high quality service for the DCAG-Group and will thereafter ensure a smooth transition for any key staff rotation.

      3.5 With regard to highly competitive areas, DCAG's consent will be required before dSH can re-assign any personnel involved in identified DCAG Group projects or contracts to support customers in companies competitive with DCAG Group companies. This prior consent requirement will be applicable while those dSH personnel are involved in those DCAG Group projects or contracts, and for 24 months after they cease being so involved.


                                                                        Seite 37

      3.6 DCAG Group will grant dSH the right of last call with regard to the mainframe portion of the IT-Services Frame Contract if and to the extent that dSH currently has exclusive provider status and in replacement of the present exclusive provider status.


4.    SOFTWARE LICENSE COSTS.

      4.1 The DCAG Group will have a perpetual royalty-free license to use software owned or controlled by dSH (including software transferred to dSH by the DCAG Group in the past) that is currently used by DCAG or the DCAG Group on a royalty-free basis.

      4.2   DCAG and DTAG will use their best efforts to ensure that

            (i) at either no cost to the DCAG Group or at no more than the current cost to the DCAG Group, dSH will be able to continue to use third-party software licenses supporting the DCAG Group's operations after the Completion Date;

            (ii) at either no cost to the dSH Group or at no more than the current cost to the dSH Group, DCAG will be able to continue to use third-party software licenses supporting the dSH Group's operations after the Completion Date.


5.    ADDITIONAL CONFIDENTIALITY AND SYSTEMS SUPPORT MEASURES.

      5.1 Support systems for the DCAG Board of Management and the DCAG Supervisory Board will be operated by DCAG as of the Completion Date. DTAG will use its best efforts to provide cooperative support.

      5.2 DCAG and dSH will seek by the Completion Date to agree on measures to simplify security architectures, including if reasonably possible acceptable measures to provide for a physical separation of computing facilities that support non-DCAG business. If such measures lead to additional costs to dSH, DCAG will reimburse these cost to the extent reasonable.

      5.3 DCAG and dSH will cooperate to ensure that, prior to the Completion Date, DCAG may retain core application, system and process knowledge by methods to be identified, including, but not limited, the setting up of a dSH business unit or the hiring back of a limited number of dSH personnel.


                                                                        Seite 38

                                    ANLAGE 10

                          GESELLSCHAFTSVERTRAG DER JVC



                              GESELLSCHAFTSVERTRAG
                            DER DEBIS SYSTEMHAUS GMBH



PARAGRAPH 1 FIRMA UND SITZ

Die Firma der Gesellschaft lautet

                              DEBIS SYSTEMHAUS GMBH

Der Sitz der Gesellschaft ist Leinfelden-Echterdingen.



PARAGRAPH 2 GEGENSTAND DES UNTERNEHMENS

1.    Gegenstand des Unternehmens ist

- die Entwicklung, die Herstellung, die Vermietung und die Wartung von sowie der Handel mit Hardware- und Software-Produkten einschliesslich dazugehoeriger Beratung und Dienstleistungen, sowie die Durchfuehrung von Informationsverarbeitungsprojekten,

-     die Erstellung von und der Handel mit Rechenzentrums- und
      Kommunikationsdienstleistungen sowie das Betreiben von
      Datenverarbeitungsanlagen und Kommunikationsnetzen,

-     die Durchfuehrung von Management- und Organisationsberatung sowie
      Schulungen,

- die Erstellung von und der Handel mit saemtlichen Managementleistungen auf dem Gebiet der Informationstechnik sowie damit zusammenhaengenden ganzheitlichen, geschaeftsuebergreifenden Komplettloesungen

2. Die Gesellschaft ist zu allen Handlungen berechtigt, die unmittelbar oder mittelbar dem vorstehenden Gegenstand zu dienen geeignet sind. Sie darf insbesondere andere Unternehmen, deren Gegenstand mit den in Absatz 1 bezeichneten Taetigkeiten zusammenhaengt, errichten, erwerben, sich an ihnen beteiligen und sie ganz oder teilweise unter einheitlicher Leitung zusammenfassen.


                                                                        Seite 39

PARAGRAPH 3 STAMMKAPITAL

1. Das Stammkapital der Gesellschaft betraegt Euro 154.440.900 (in Worten: einhundertvierundfuenfzig Millionen vierhundertundvierzig Tausend neunhundert Euro).

2. Auf den Geschaeftsanteil im Nennbetrag von Euro 77.374.900 ist ein Agio in Hoehe von Euro 5.250.000.000 einzuzahlen.



PARAGRAPH 4 ORGANE DER GESELLSCHAFT

Die Organe der Gesellschaft sind

-     die Gesellschafterversammlung
-     der Aufsichtsrat
-     die Geschaeftsfuehrer



PARAGRAPH 5 GESCHAEFTSFUEHRUNG, VERTRETUNG

1. Die Gesellschaft hat mindestens zwei Geschaeftsfuehrer. Bestellung und Widerruf der Bestellung der Geschaeftsfuehrer sowie Abschluss, Aenderung, Aufhebung und Kuendigung von Anstellungsvertraegen mit Geschaeftsfuehrern erfolgen durch den Aufsichtsrat.

2. Die Gesellschaft wird durch zwei Geschaeftsfuehrer gemeinsam oder durch einen Geschaeftsfuehrer in Gemeinschaft mit einem Prokuristen vertreten. Durch Beschluss der Gesellschafterversammlung kann einzelnen oder allen Geschaeftsfuehrern die Befugnis erteilt werden, die Gesellschaft allein zu vertreten; in gleicher Weise kann die Gesellschafterversammmlung einzelnen oder allen Geschaeftsfuehrern Befreiung von den Beschraenkungen des Paragraph 181 BGB erteilen.

3. Die Geschaeftsfuehrer sind verpflichtet, die Geschaefte der Gesellschaft in Uebereinstimmung mit dem Gesetz und diesem Gesellschaftsvertrag zu fuehren.


                                                                        Seite 40

PARAGRAPH 6 AUFSICHTSRAT-ZUSAMMENSETZUNG, AMTSDAUER, NIEDERLEGUNG DES AMTES, ENTSENDUNGSRECHT

1. Der Aufsichtsrat besteht aus 16 Mitgliedern, von denen 8 Mitglieder durch die Anteilseigner entsandt und 8 Mitglieder durch die Arbeitnehmer gewaehlt werden. Die Bestellung erfolgt laengstens fuer die Zeit bis zur Beendigung der Gesellschafterversammlung, die ueber die Entlastung fuer das vierte Geschaeftsjahr nach Beginn der Amtszeit beschliesst. Hierbei wird das Geschaeftsjahr, in dem die Amtszeit beginnt, nicht mitgerechnet.

2. Jedes Aufsichtsratsmitglied, das durch einen oder mehrere Anteilseigner entsandt wurde, kann von diesem oder diesen Anteilseignern jederzeit abberufen werden. Der oder die Anteilseigner sind dann berechtigt und verpflichtet, ein Ersatzmitglied fuer das aus dem Aufsichtsrat ausgeschiedene Mitglied zu entsenden. Die Amtsdauer solcher Mitglieder endet mit der Mitgliedschaft der uebrigen von der Gesellschafterversammlung gewaehlten Aufsichtsratsmitglieder.

3. Jedes Mitglied des Aufsichtsrats kann sein Amt unter Einhaltung einer vierwoechigen Kuendigungsfrist auch ohne wichtigen Grund durch schriftliche Mitteilung an den Vorsitzenden des Aufsichtsrats niederlegen.


PARAGRAPH 7 DER VORSITZENDE DES AUFSICHTSRATS UND SEIN STELLVERTRETER

1. Der Aufsichtsrat waehlt nach dem Mitbestimmungsgesetz fuer die Dauer seiner Amtszeit aus seiner Mitte einen Vorsitzenden und einen Stellvertreter.

2. Scheidet der Vorsitzende oder sein Stellvertreter vor Ablauf der Amtszeit aus, wird unverzueglich ein Nachfolger des Ausgeschiedenen fuer dessen restliche Amtszeit gewaehlt.


PARAGRAPH 8 AUSSCHUESSE DES AUFSICHTSRATS

1. Im Anschluss an die Wahl des Vorsitzenden des Aufsichtsrates und seines Stellvertreters bildet der Aufsichtsrat zur Wahrnehmung der in Paragraph 31 Abs. 3 Mitbestimmungsgesetz genannten Aufgabe fuer die Dauer seiner Amtszeit einen Ausschuss, dem der Vorsitzende des Aufsichtsrats, sein Stellvertreter und zwei weitere Mitglieder angehoeren, von den je eines von den Aufsichtsratsmitgliedern der Arbeitnehmer und der Anteilseigner mit der Mehrheit der abgegebenen Stimmen gewaehlt werden.

2. Scheidet eines der weiteren Mitglieder des in Abs. 1 genannten Ausschusses vorzeitig aus, wird unverzueglich ein Nachfolger des Ausgeschiedenen fuer dessen restliche Amtszeit gewaehlt.


                                                                        Seite 41

3. Fuer die Neuwahlen nach Abs. 2 gelten die gleichen Vorschriften wie fuer die Wahlen nach Abs. 1.

4. Der Aufsichtsrat kann aus seiner Mitte Ausschuesse fuer besondere Aufgaben und Befugnisse bilden. Den Ausschuessen des Aufsichtsrats koennen auch, soweit gesetzlich zulaessig, entscheidende Befugnisse des Aufsichtsrats uebertragen werden. Fuer Beschlussfassungen in den Ausschuessen gelten Paragraph 9 Abs. 6 bis 8, soweit nicht zwingende gesetzliche Vorschriften entgegenstehen; Paragraph 9 Abs. 5 findet keine Anwendung.


PARAGRAPH 9 SITZUNGEN, BESCHLUESSE UND WILLENSERKLAERUNGEN DES AUFSICHTSRATS

1. Der Vorsitzende des Aufsichtsrats - im Fall seiner Verhinderung sein Stellvertreter - beruft die Sitzungen des Aufsichtsrats ein. Die Einberufung hat unter Einhaltung einer Frist von zwei Wochen schriftlich, fernschriftlich oder telegrafisch zu erfolgen. In ihr sind die einzelnen Gegenstaende der Tagesordnung so eindeutig anzugeben, dass bei der Sitzung abwesende Aufsichtsratsmitglieder von ihrem Recht der schriftlichen Stimmabgabe Gebrauch machen koennen. In dringenden Faellen kann die Einberufungsfrist bis auf drei Tage abgekuerzt werden.

2. Ist ein Tagesordnungspunkt nicht ordnungsgemaess angekuendigt worden, darf hierueber nur beschlossen werden, wenn kein Aufsichtsratsmitglied widerspricht. Abwesenden Aufsichtsratsmitgliedern ist in einem solchen Fall Gelegenheit zu geben, binnen einer vom Vorsitzenden festzusetzenden angemessenen Frist der Beschlussfassung nachtraeglich zu widersprechen; der Beschluss wird erst wirksam, wenn die abwesenden Aufsichtsratsmitglieder innerhalb der Frist nicht widersprochen haben.

3. Der Aufsichtsrat ist beschlussfaehig, wenn alle Mitglieder des Aufsichtsrats unter der zuletzt bekanntgegebenen Anschrift eingeladen wurden und mindestens sechs Aufsichtsratsmitglieder an der Beschlussfassung teilnehmen.

4. Der Vorsitzende des Aufsichtsrats - im Fall seiner Verhinderung sein Stellvertreter - leitet die Sitzung des Aufsichtsrats und bestimmt die Reihenfolge der Verhandlungsgegenstaende sowie die Art der Abstimmung.

5. Sind bei einer Beschlussfassung nicht saemtliche Aufsichtsratsmitglieder anwesend und lassen die fehlenden Aufsichtsratsmitglieder nicht schriftliche Stimmabgaben ueberreichen, ist die Beschlussfassung auf Antrag von mindestens zwei anwesenden Aufsichtsratsmitgliedern zu vertagen. Im Falle einer Vertagung findet die erneute Beschlussfassung, sofern keine besondere Aufsichtsratssitzung einberufen wird, in der naechsten turnusmaessigen Sitzung statt. Ein nochmaliges


                                                                        Seite 42

Minderheitsverlangen auf Vertagung ist bei der erneuten Beschlussfassung nicht zulaessig.

Nimmt der Vorsitzende des Aufsichtsrats an der Sitzung teil oder befindet sich ein anwesendes Aufsichtsratsmitglied im Besitz seiner schriftlichen Stimmabgabe, findet der vorstehende Unterabsatz keine Anwendung, wenn bei der
Beschlussfassung die gleiche Anzahl von Aufsichtsratsmitgliedern der Gesellschafter und der Arbeitnehmer persoenlich anwesend ist oder durch schriftliche Stimmabgabe an der Beschlussfassung teilnimmt oder wenn eine etwaige Ungleichheit dadurch aufgehoben wird, dass sich einzelne
Aufsichtsratsmitglieder nicht an der Beschlussfassung beteiligen.

6. Die Beschluesse werden mit einfacher Mehrheit der abgegebenen Stimmen gefasst, soweit nicht gesetzlich andere Mehrheiten vorgeschrieben sind. Bei Feststellung des Abstimmungsergebnisses werden Stimmenthaltungen nicht mitgezaehlt.

Ergibt eine Abstimmung Stimmengleichheit, so kann jedes Aufsichtsratsmitglied die zweite Abstimmung verlangen. Der Vorsitzende des Aufsichtsrats - im Fall seiner Verhinderung sein Stellvertreter - bestimmt, wann die Abstimmung wiederholt wird. Ergibt sich auch bei der zweiten Abstimmung Stimmengleichheit, hat der Vorsitzende des Aufsichtsrats zwei Stimmen.

7. Abwesende Aufsichtsratsmitglieder koennen dadurch an der Beschlussfassung des Aufsichtsrats und seiner Ausschuesse teilnehmen, dass sie schriftliche Stimmabgaben durch andere Aufsichtsratsmitglieder ueberreichen lassen. Dies gilt auch fuer die zweite Stimme des Vorsitzenden des Aufsichtsrats.

8. Der Vorsitzende des Aufsichtsrats - im Fall seiner Verhinderung sein Stellvertreter - kann einen Beschluss des Aufsichtsrats auch durch schriftliche, fernschriftliche oder telegraphische Abstimmung herbeifuehren, wenn kein Aufsichtsratsmitglied diesem Verfahren innerhalb einer vom Vorsitzenden bestimmten angemessenen Frist widerspricht.

9. Der Vorsitzende des Aufsichtsrats - im Fall seiner Verhinderung sein Stellvertreter - gibt die Willenserklaerungen des Aufsichtsrats und seiner Ausschuesse ab und fuehrt den Schriftwechsel.

PARAGRAPH 10 GEHEIMHALTUNGSPFLICHT DER AUFSICHTSRATSMITGLIEDER

Die Aufsichtsratsmitglieder haben Stillschweigen zu bewahren ueber vertrauliche Angaben und Geheimnisse der Gesellschaft, namentlich Betriebs- und Geschaeftsgeheimnisse, die den Aufsichtsratsmitgliedern durch ihre Taetigkeit im Aufsichtsrat bekannt werden. Beabsichtigt ein Aufsichtsratsmitglied, Dritten Angaben insbesondere ueber Inhalt und Verlauf von Aufsichtsratssitzungen sowie vom Inhalt von Aufsichtsratsvorlagen und -beschluessen weiterzugeben, hat es


                                                                        Seite 43
vorher den Vorsitzenden des Aufsichtsrats zu unterrichten, um etwaige Meinungsverschiedenheiten ueber die Geheimhaltungspflicht zu beseitigen.


PARAGRAPH 11 AUFSICHTSRATSVERGUETUNGEN

Die Mitglieder des Aufsichtsrats erhalten neben dem Ersatz ihrer Auslagen eine Verguetung und fuer jede Aufsichtsratssitzung ein Sitzungsgeld, deren Betraege von den Gesellschaftern festgesetzt werden.

Soweit von den Aufsichtsratsmitgliedern auf die Verguetung Umsatzsteuer zu entrichten ist, traegt diese die Gesellschaft.


PARAGRAPH 12 GESELLSCHAFTERVERSAMMLUNG

1. Die Gesellschafterversammlungen werden durch die Geschaeftsfuehrer unter Mitteilung der Tagesordnung und Einhaltung einer Frist von mindestens zwei Wochen unter Angabe von Ort, Tag, Zeit und Tagesordnung einberufen. Der Tag der Absendung der Einladung und der Tag der Versammlung werden nicht mitgerechnet.

2. Sind saemtliche Gesellschafter anwesend oder vertreten und mit der Beschlussfassung einverstanden, so koennen Beschluesse auch dann gefasst werden, wenn die fuer die Einberufung und Ankuendigung geltenden gesetzlichen oder gesellschaftsvertraglichen Vorschriften nicht eingehalten worden sind.

3. Den Vorsitz der Gesellschafterversammlung fuehrt der Vorsitzende des Aufsichtsrats. Ist dieser nicht anwesend, so waehlt die
Gesellschafterversammlung den Vorsitzenden.

4. Beschluesse der Gesellschafterversammlung koennen auch schriftlich oder muendlich, auch fernmuendlich gefasst werden, wenn sich saemtliche Gesellschafter hiermit einverstanden erklaeren. Werden Beschluesse muendlich gefasst, so ist unverzueglich nach der Beschlussfassung eine Niederschrift aufzunehmen und von den Gesellschaftern oder deren Vertretern zu unterzeichnen.

5. Die Gesellschafterversammlung ist beschlussfaehig, wenn die Mehrheit des stimmberechtigten Kapitals vertreten ist. Anderenfalls ist unter Beachtung von Absatz 1 eine neue Gesellschafterversammlung mit gleicher Tagesordnung einzuberufen. Diese ist ohne Ruecksicht auf das vertretene Stammkapital beschlussfaehig, falls hierauf in der Einberufung hingewiesen wird.


                                                                        Seite 44

6. Gesellschafterbeschluesse kommen mit der einfachen Mehrheit der abgegebenen Stimmen zustande, soweit nicht der Gesellschaftsvertrag oder zwingende gesetzlichen Vorschriften eine andere Mehrheit vorschreiben.

7. Ueber die Gesellschafterversammlung ist, soweit es einer notariellen Beurkundung nicht bedarf, eine Niederschrift anzufertigen, die vom Versammlungsleiter zu unterzeichnen ist.


PARAGRAPH 13 GESCHAEFTSJAHR, JAHRESABSCHLUSS, ERGEBNISVERWENDUNG

1. Das Geschaeftsjahr ist das Kalenderjahr

2. Die Geschaeftsfuehrer haben in den ersten 3 Monaten nach Ablauf des Geschaeftsjahres den Jahresabschluss (Bilanz, Gewinn- und Verlustrechnung, Anhang) entsprechend den Vorschriften des Handelsgesetzbuches fuer grosse Kapitalgesellschaften aufzustellen sowie einen Lagebericht zu erstellen und zusammen mit dem Pruefungsbericht des Abschlusspruefers unverzueglich nach dessen Eingang dem Aufsichtsrat vorzulegen. Zugleich ist der Vorschlag fuer die Ergebnisverwendung vorzulegen.

3. Nach dem Vorliegen des Berichts des Aufsichtsrats ueber das Ergebnis seiner Pruefung sind die in Absatz 2 genannten Unterlagen zusammen mit dem Bericht des Aufsichtsrats unverzueglich der Gesellschafterversammlung zur Feststellung des Jahresabschlusses vorzulegen.

4. Ueber die Feststellung des Jahresabschlusses und die Ergebnisverwendung beschliessen die Gesellschafter. Im Beschluss ueber die Verwendung des Ergebnisses koennen die Gesellschafter auch Betraege in Gewinnruecklagen einstellen oder als Gewinn vortragen.


PARAGRAPH 14 BEKANNTMACHUNGEN

Bekanntmachungen der Gesellschaft erfolgen ausschliesslich im Bundesanzeiger.


PARAGRAPH 15 BEFREIUNG DER GESELLSCHAFTER VOM WETTBEWERBSVERBOT

Die Gesellschafter unterliegen aufgrund ihrer Gesellschafterstellung keinem Wettbewerbsverbot.


                                                                        Seite 45

                                    ANLAGE 11

                                 DEBIS-GARANTIEN

[1.   bleibt frei]

2.    GESELLSCHAFTSANTEILE

(a) Die von der dSH (direkt oder indirekt) an dSH-Gruppengesellschaften gehaltenen Gesellschaftsanteile sowie die dSH-Geschaeftsanteile sind vollstaendig eingezahlt und nicht zurueckgezahlt worden.

(b) Vorbehaltlich der in ANLAGE 11.2 (B) aufgefuehrten Sachverhalte bestehen weder an den dSH-Geschaeftsanteilen noch an Gesellschaftsanteilen an dSH-Gruppengesellschaften Rechte Dritter.

(c) Vorbehaltlich der in ANLAGE 11.2 (B) aufgefuehrten Sachverhalte sind weder debis noch dSH-Gruppengesellschaften verpflichtet, Dritten Rechte der in Buchst. (b) genannten Art zu gewaehren.

3.    INHABERSCHAFT/VOLLSTAENDIGKEIT

(a)   debis ist alleiniger Inhaber der dSH-Geschaeftsanteile.

(b) Die in den Anlagen 2 und 3 genannten Gesellschaften sind (mit Ausnahme der in Liquidation befindlichen NX Technologies S.A.R.L., Lausanne, Schweiz) alle Gesellschaften, die unter der operativen Fuehrung der dSH stehen.

4.    TOCHTERGESELLSCHAFTEN

dSH ist (direkt oder indirekt) alleiniger Inhaber der Gesellschaftsanteile an den dSH-Gruppengesellschaften, die die in ANLAGE 2 jeweils aufgefuehrten Beteiligungen vermitteln. Bei Vertragsvollzug wird dSH direkt oder indirekt das vollstaendige und unbelastete rechtliche Eigentum, zumindest aber das wirtschaftliche Eigentum an den Gesellschaftsanteilen der in ANLAGE 3 genannten DCAG-IT-Gesellschaften halten. Hinsichtlich keiner dSH-Gruppengesellschaft (mit Ausnahme der in Ziff. 3. (b) genannten Gesellschaft) ist ein Insolvenzverfahren eroeffnet oder ein Liquidationsbeschluss gefasst worden.

5.    STATUS

Alle dSH-Gruppengesellschaften sind nach dem jeweils anwendbaren Recht ordnungsgemaess gegruendet worden. Die dSH-Gruppengesellschaften sind in der Lage, ihren Geschaeftsbetrieb, wie er gegenwaertig gefuehrt wird, zu fuehren und das Eigentum an den ihnen gegenwaertig gehoerenden Vermoegensgegenstaenden zu halten.


                                                                        Seite 46

6.    VERAENDERUNGEN SEIT DEM 31. DEZEMBER 1999

Seit dem 31.12.1999 hat es keine (bezogen auf die dSH-Gruppe insgesamt) wesentlichen nachteiligen Veraenderungen in der Vermoegens- oder Geschaeftssituation der dSH-Gruppe gegeben und waehrend dieses Zeitraums haben alle dSH-Gruppengesellschaften ihren Geschaeftsbetrieb, sofern sich nicht etwas anderes aus Anlage 11.6 ergibt oder sofern dies nicht mit den Transaktionen im Zusammenhang steht, im Rahmen des ordnungsmaessigen Geschaeftsbetriebs gefuehrt.

7.    BUECHER UND UNTERLAGEN

Die fuer die Erstellung der gesetzlichen Jahresabschluesse der jeweiligen dSH-Gruppengesellschaften erforderlichen Buecher und Unterlagen sind im wesentlichen vollstaendig. Aus ihnen sind die wesentlichen Gegenstaende des Anlage- und Umlaufvermoegens sowie die wesentlichen Verbindlichkeiten der jeweiligen dSH-Gruppengesellschaft in dem Umfang ersichtlich, wie dies nach den Buchfuehrungspflichten in dem jeweiligen Staat unter Beruecksichtigung der lokalen Praxis erforderlich ist.

8.    VERMOEGENSGEGENSTAENDE DER DSH-GRUPPE

(a) Vorbehaltlich ANLAGE 11.6 sowie mit Ausnahme derjenigen Vermoegensgegenstaende, die seit dem Bilanzstichtag im Rahmen des ordnungsmaessigen Geschaeftsbetriebes veraeussert worden sind, stehen alle in dem Konzernabschluss 1999 beruecksichtigten Vermoegensgegenstaende im Eigentum einer dSH-Gruppengesellschaft bzw. koennen von einer dSH-Gruppengesellschaft genutzt werden. Sofern sich nicht etwas anderes aus ANLAGE 11.8 (A) ergibt, sind diese Vermoegensgegenstaende frei von Rechten Dritter, jedoch vorbehaltlich:

        (i) Regelungen und Verfuegungen, die in Miet-, Leasing-, Factoring-, Forfaitierungs- und aehnlichen Vertraegen, die dSH-Gruppengesellschaften im Rahmen des ordnungsgemaessen Geschaeftsbetriebes abgeschlossen haben, enthalten bzw. im Zusammenhang mit diesen vorgenommen worden sind;

       (ii) marktueblichen Eigentumsvorbehalten und vergleichbaren Vorbehaltsrechten sowie AGB-Pfandrechten und vergleichbaren Rechten;

      (iii) Rechten Dritter, die aufgrund gesetzlicher Bestimmungen bestehen und im Konzernabschluss 1999 offengelegt oder im Rahmen des ordnungsmaessigen Geschaeftbetriebs eingeraeumt worden sind.

(b) Die dSH-Gruppengesellschaften haben das Recht, die gegenwaertig von ihnen im Zusammenhang mit ihren Geschaeftsaktivitaeten genutzten Grundstuecke und Gebaeude zu nutzen.


                                                                        Seite 47

9.    VERBINDLICHKEITEN UND FORDERUNGEN

Mit Ausnahme von Verbindlichkeiten gegenueber Dritten, die in dem Zwischenabschluss beruecksichtigt sind, die den Offengelegten Informationen entnommen werden koennen oder die bezogen auf eine dSH-Gruppengesellschaft mit durchschnittlichem Umsatz nicht wesentlich sind, hatten dSH-Gruppengesellschaften am Bilanzstichtag ausschliesslich Verbindlichkeiten gegenueber Dritten, die im Rahmen des ordnungsmaessigen Geschaeftsbetriebes entstanden sind. Keine der dSH-Gruppengesellschaften hat offene Forderungen, die ,bezogen auf eine dSH-Gruppengesellschaft mit durchschnittlichem Umsatz, nicht im Rahmen des ordnungsmaessigen Geschaeftsbetriebes entstanden sind, sofern sich nicht etwas anderes aus den Offengelegten Informationen ergibt.

10.   VERTRAEGE

(a) Die zwanzig im Hinblick auf den damit in 1999 erzielten Jahresumsatz wichtigsten Vertraege mit Kunden der dSH-Gruppengesellschaften sind nicht gekuendigt, es liegt im Hinblick auf diese Vertraege keine den Bestand des betreffenden Vertrages gefaehrdende Vertragsverletzung vor und es sind im Hinblick auf diese Vertraege keine Gerichts- oder Schiedsgerichtsverfahren rechtshaengig.

(b) Vorbehaltlich ANLAGE 11.10 (B) haben die dSH-Gruppengesellschaften keine schriftlichen Mitteilungen ueber den Bestand des betreffenden Vertrages gefaehrdende Verletzungen der in ANLAGE 11.10 (A) aufgefuehrten Vertraege erhalten noch sind Gerichts- oder Schiedsgerichtsverfahren im Hinblick darauf rechtshaengig.

(c) Vorbehaltlich ANLAGE 11.10 (C) gibt es keine durchsetzbaren Garantie-, Buergschafts- oder sonstigen Freistellungsverpflichtungen von dSH-Gruppengesellschaften fuer (fuer die dSH-Gruppe als Ganzes) wesentliche Verbindlichkeiten Dritter.

11.   GERICHTSVERFAHREN UND RECHTLICHE VORSCHRIFTEN

(a) Vorbehaltlich ANLAGE 11.11 (A) ist keine dSH-Gruppengesellschaft Partei eines Gerichts-, Schiedsgerichts- oder aehnlichen Verfahrens, das wesentliche nachteilige Auswirkungen auf die Finanzlage der dSH-Gruppe insgesamt haben koennte und nach Kenntnis von debis sind keiner dSH-Gruppengesellschaft solche Verfahren schriftlich angedroht worden.

(b) Vorbehaltlich ANLAGE 11.11 (B) fuehren die dSH-Gruppengesellschaften ihre jeweiligen Geschaeftsbetriebe im wesentlichen im Einklang mit allen wesentlichen anwendbaren gesetzlichen Bestimmungen.

(c) Vorbehaltlich ANLAGE 11.11 (C) sind die dSH-Gruppengesellschaften Inhaber aller Genehmigungen, Zustimmungen und Lizenzen, die notwendig


                                                                        Seite 48
      sind, um den Geschaeftsbetrieb der dSH-Gruppengesellschaften in wesentlicher Hinsicht so zu fuehren, wie diese gegenwaertig gefuehrt werden.

(d)   Vorbehaltlich ANLAGE 11.11 (D) werden gegenwaertig keine
      Verwaltungsverfahren (mit Ausnahme solcher, die in den Rahmen des ordnungsgemaessen Geschaeftsbetriebes fallen) gegen dSH-Gruppengesellschaften durchgefuehrt.

12.   MITARBEITER

(a) Vorbehaltlich ANLAGE 11.12 erfuellen die dSH-Gruppengesellschaften im wesentlichen die ihnen nach Gesetz, Vertrag, Betriebsvereinbarungen, Tarifvertraegen und sonstigen mit Arbeitnehmern oder Arbeitnehmervertretungen bestehenden Vertraege ordnungsgemaess.

(b) Die Pensionsverbindlichkeiten der dSH-Gruppengesellschaften sind im gesetzlich vorgeschriebenen Umfang in den betreffenden Jahresabschluessen fuer das letzte abgelaufene Geschaeftsjahr dotiert.

13.   STEUERN

(a) Vorbehaltlich ANLAGE 11.13 haben die dSH-Gruppengesellschaften alle nach anwendbaren Gesetzen im Zeitpunkt der Unterzeichnung dieses Vertrages abzugebenden Steuererklaerungen abgegeben. Diese waren in wesentlicher Hinsicht zutreffend und sind gegenwaertig nicht Gegenstand von Meinungsverschiedenheiten zwischen dSH-Gruppengesellschaften und der betreffenden Steuerverwaltung, die ausserhalb des Ueblichen liegen. Seit dem jeweiligen Bilanzstichtag fuer das letzte vor Unterzeichnung dieses Vertrages abgelaufene Geschaeftsjahr sind bei dSH-Gruppengesellschaften (jedoch ausgenommen im Zusammenhang mit den Transaktionen) keine Steuerverbindlichkeiten ausserhalb des ordnungsgemaessen und ueblichen Geschaeftbetriebes angefallen.

(b) (i) Die fuer die auslaendischen dSH-Gruppengesellschaften in dem Zwischenabschluss, bzw. fuer nicht konsolidierte dSH-Gruppengesellschaften im Jahresabschluss fuer das letzte vor der Unterzeichnung dieses Vertrages endende Geschaeftsjahr, gebildeten Rueckstellungen oder Verbindlichkeiten fuer Steuern sind in ausreichender Hoehe gebildet oder passiviert worden.

(ii) Fuer die dSH-Gruppengesellschaften bestehen im Zusammenhang mit gesellschaftsrechtlichen Umstrukturierungsmassnahmen (insbesondere im Fall von Einbringungen zu Buch- statt richtigerweise zu Verkehrswerten) keine Steuerverbindlichkeiten, die in dem Zwischenabschluss, bzw. fuer nicht konsolidierte dSH-Gruppengesellschaften im Jahresabschluss fuer das letzte vor der Unterzeichnung dieses Vertrages endende Geschaeftsjahr, nicht ausreichend rueckgestellt oder passiviert sind.


                                                                        Seite 49

(iii) Alle Rueckstellungen oder Verbindlichkeiten fuer Steuern im Zusammenhang mit nicht auf arms' length Prinzipien beruhenden Transferpreisen sind fuer die dSH-Gruppengesellschaften in dem Zwischenabschluss, bzw. fuer nicht konsolidierte dSH-Gruppengesellschaften im Jahresabschluss fuer das letzte vor der Unterzeichnung dieses Vertrages endende Geschaeftsjahr, in ausreichender Hoehe gebildet oder passiviert.

14.   VERSICHERUNG

Vorbehaltlich ANLAGE 11.14 stehen keiner dSH-Gruppengesellschaft in wesentlichem Umfang bislang unerfuellte Ansprueche aus Versicherungspolicen zu.

15.   GEWERBLICHE SCHUTZRECHTE

(a) Vorbehaltlich ANLAGE 11.15 sind die dSH-Gruppengesellschaften Inhaber aller Gewerblichen Schutzrechte bzw. sind dSH-Gruppengesellschaften berechtigt, alle Gewerblichen Schutzrechte zu nutzen, die fuer die ordnungsgemaesse Fuehrung von deren Geschaeftsbetrieben notwendig sind. debis ist nicht bekannt, dass Dritte schriftlich behaupten, debis-Gruppengesellschaften nutzten Gewerbliche Schutzrechte in rechtswidriger Weise.

(b) Keine dSH-Gruppengesellschaft verletzt in wesentlichem Umfang Gewerbliche Schutzrechte Dritter.

17.   UMWELT

Keine dSH-Gruppengesellschaft hat in wesentlichem Umfang oder in wesentlicher Hinsicht gegen fuer sie verbindliche umweltrechtliche Gesetze oder Rechtsverordnungen verstossen.

18.   SCHEINSELBSTAENDIGE

Keine dSH-Gruppengesellschaft hat in Hinsicht gegen sozialgesetzliche Bestimmungen im Hinblick auf Scheinselbstaendige verstossen; es bestehen keine Verbindlichkeiten fuer Sozialabgaben fuer sogenannte Scheinselbstaendige, die nicht in dem Zwischenabschluss beruecksichtigt sind.


                                                                        Seite 50

                             JOINT VENTURE AGREEMENT

                                     BETWEEN

1. DaimlerChrysler Services (debis) AG, a company registered in the Commercial Register of the Amtsgericht (Local Court) Charlottenburg, Berlin under HRB 33551 (debis)

                                                           - of the first part -

                                       AND

2. Deutsche Telekom Aktiengesellschaft, a company registered in the Commercial Register of the Amtsgericht (Local Court) Bonn under HRB 6794 (DTAG), and

3. Rubin Telekommunikationsdienste GmbH, a company registered in the Commercial Register of the Amtsgericht (Local Court) Bonn under HRB 8917 (Rubin)

                                                          - of the second part -

(hereinafter also individually called the Party or together the Parties)

PREAMBLE

(A) debis is the sole shareholder in debis Systemhaus GmbH with registered offices in Leinfelden-Echterdingen, a company registered in the Commercial Register of the Amtsgericht (Local Court) Nurtingen under HRB 4577 (in the present Agreement also called dSH or JVC). An up-to-date extract from the Commercial Register for dSH has been enclosed with the present Agreement as Appendix 1.

(B) dSH is the parent company of a number of enterprises which (like dSH itself) operate in the field of developing, manufacturing, leasing, servicing and trading in hardware and software products including the relevant advisory services and the performance of information processing projects, the drawing up of and trading in computer-center and communication services and the operation of data processing systems and communication networks, the performance of management and organization advisory services and training, and the drawing up of and trading in all management services in the field of information technology and complete comprehensive inter-transactional solutions connected therewith (in the present Agreement also called dSH business operations). Appendix 2 to the present Agreement contains a list of all shares held directly or indirectly by dSH in third-party companies.

(C) Appendix 3 contains a list of certain enterprises which operate within the framework of dSH business operations, and whose business is performed by companies in the dSH group but in which dSH holds no participation either directly or indirectly (in the present Agreement also called DCAG-IT companies). These participations also belong to dSH business operations.

(D) The Parties intend to continue the dSH Group through a strategic partnership in a joint venture in order to pool the contacts, the know-how and experiences of the DCAG Group and DTAG and develop them further, possibly with the contribution of DTAG's business divisions. The growth potential of the business units concerned is to be exploited and expanded on the global market, possibly with the assistance of further third parties. In conjunction with the now closer business relations between DCAG and DTAG, this applies in particular to technological convergence between telecommunications and data processing in all relevant segments of industry, and to the telematic, financial services and fleet management units. This is essentially to be achieved by Rubin acquiring 50.1% of the dSH's equity capital through a cash capital increase, whereas debis, after the cash capital increase, will hold 49.9% of equity capital and of the voting rights in JVC. Rubin is a 100% indirect or direct subsidiary of DTAG.

(E) Immediately following the present Joint Venture Agreement, DTAG and debis shall enter into the Option Agreement.

in consideration whereof, the following is agreed:

DEFINITIONS

1.1 In the present Agreement (including the Preamble), the following terms shall be deemed to have the following meanings unless the context indicates another meaning:

SETTLEMENT DATE is defined in Article 6.8;

PREMIUM is defined in Article 7.2 (b);

AMENDMENT REQUEST is defined in Appendix 5;

BASE PRICE has the meaning derived from the Option Agreement;

ACCOUNTING PRINCIPLES are the general accounting principles customarily applying in the United States of America (US GAAP) taking into account the DaimlerChrysler accounting directive applied to the consolidated financial statements of dSH as per December 31st 1999;

BALANCE SHEET CUT-OFF DATE is March 31st 2000;

DCAG is DaimlerChrysler AG, a company registered in the Commercial Register of the Amtsgericht (Local Court) Stuttgart under HRB 19360;

DCAG GROUP are DCAG and its affiliated companies, however, excluding the companies of the dSH Group;

DCAG AFFILIATED COMPANIES are DCAG and all companies in which DCAG holds an indirect or direct participation, however, excluding the companies of the dSH Group;

DCAG IT COMPANY is defined in Preamble (C);

DCAG GROUP GUARANTEES are all guarantees, sureties, exemptions, letters of comfort and any other declarations of liability of any kind whatsoever, given by a member of the DCAG Group to a third party in favor of a dSH affiliate;

DEBIS GUARANTEE is defined in Article 8.1;

DEBIS SHARE is defined in Article 3 (a);

THE DIFFERENCE is defined in Article 4.3;

THIRD-PARTY LIABILITY is defined in Article 8.4;

DSH-AFFILIATED COMPANIES are dSH and all companies in which dSH holds a participation directly or indirectly, and DCAG-IT companies;

DSH SHARES are all shares in dSH existing on execution of the present Agreement and on implementation of the agreement;

DSH BUSINESS OPERATIONS is defined in Preamble (B);

DSH GROUP are dSH and its (direct and indirect) subsidiaries and DCAG-IT companies;

DSH GROUP COMPANIES are dSH and each of its (direct and indirect) subsidiaries and DCAG-IT companies;

DTAG GROUP is DTAG and the enterprises affiliated to it;

DTAG AFFILIATED COMPANIES are the DTAG and all companies in which DTAG hold a direct or indirect participation;

EQUITY CAPITAL AUDIT is defined in Article 4.2;

FINAL EQUITY CAPITAL is the consolidated equity capital of dSH determined pursuant to Articles 4.2 and 4.3 in conjunction with Appendix 5 in a binding manner as per March 31st 2000;

EU COMMISSION is the European Commission;

MERGER CONTROL DIRECTIVE is Directive (EEC) No. 4064/89 of the EU Commission dated December 21st 1989;

WARRANTY CLAIM is any claim made on grounds of a breach of debis guarantees;

WORKING DAY is any day on which banks in Frankfurt am Main are open for general business;

INDUSTRIAL RIGHTS are brand names, patents, utility models and design patents, get-up of goods, copyrights, right to names (including domain names) and firm names;

EXPERT is defined in Appendix 5;

HUMAITA is defined in Article 2.2;

HUMAITA PRICE is defined in Article 2.2;

IC ACCOUNTS is defined in Article 6.8;

JVC is defined in Preamble (A);

JVC CASH CAPITAL INCREASE is defined in Article 3 (a)(iii);

AMENDMENT TO JVC ARTICLES OF INCORPORATION is defined in Article 7.2 (b) (v);

CONSOLIDATED EQUITY CAPITAL is the equity capital existing at balance sheet cut-off date according to the then applicable accounting principles;

CONSOLIDATED FINANCIAL STATEMENTS 1999 are the consolidated financial statements of dSH as per December 31st 1999 which were given unqualified approval by the auditors on February 14th 2000;

COSTS are contingencies, liabilities, losses, damages, costs (including costs of prosecution) and expenses (also in connection with taxes);

MEDIAWAYS is the MediaWays Internet Services GmbH, Gutersloh;

MINIMUM PROFIT is defined in Article 7.13;

DISCLOSED INFORMATION is defined in Article 8.1 (a);

OPTION has the meaning given to in the Option Agreement;

OPTION SHARES are shares in JVC which are the subject matter of the selling and purchase options in the Option Agreement;

OPTION AGREEMENT is the agreement to be signed today between debis and DTAG relating to a purchase and a selling option which essentially corresponds to the draft herewith enclosed as Appendix 12;

RUBIN SHARE is defined in Article 3 (a);

RUBIN GROUP is Rubin and its subsidiaries;

REPAYABLE AMOUNT is defined in Article 4.3;

TAXES are taxes, fiscal charges and incidental tax payments including any interest charged by the fiscal authorities;

SUBSIDIARY is any dependent enterprise in the meaning of Article 17 AktG (German joint stock corporation law);

TRANSACTIONS are the provisions and measures agreed in the present Agreement and in the Option Agreement;

BINDING INFORMATION is the binding information described in greater detail in Appendix 6;

AFFILIATED ENTERPRISES are affiliated enterprises in the meaning of Article 15 AktG;

IMPLEMENTATION OF THE PRESENT AGREEMENT is the implementation of the present Agreement pursuant to Article 7;

CONDITIONS OF IMPLEMENTATION are the conditions set forth in Article 5.1;

DATE OF IMPLEMENTATION is the date on which the implementation of the present Agreement takes place;

SUPPLEMENTARY AMOUNT is defined in Article 4.4; and

INTERIM FINANCIAL STATEMENTS is defined in Article 4.1

1.2 In the present Agreement:

(a) the headings serve merely to facilitate reading and have no significance with regard to how the present Agreement is to be construed;

(b) unless the context indicates something to the contrary, references to statutory provisions are to be understood to refer to that version of the respective statutory provisions that is applicable at date of execution of the present Agreement; and

(c) references to German legal terms are to be construed such that at the same time they also refer to those applied abroad to legal concepts etc. which come as close as possible to the respective German legal concepts with regard to content.

1.3 The Appendices to the present Agreement (including the Appendices to the Appendices) are an integral part of the present Agreement.

REORGANIZATION

2.1 debis and DCAG co-signing the present Agreement, notwithstanding Article 2.2 shall ensure that the shares in DCAG-IT companies (as set forth in Appendix 3) held by members of the DCAG Group shall be sold and transferred subject to market terms to dSH or to one or several subsidiary/subsidiaries of dSH by date of implementation of the present Agreement so that dSH or one or several of its subsidiary/subsidiaries is/are the legal and equitable owners of the shares in DCAG-IT companies free from third-party rights (subject to disclosure of information). In this case, the premium pursuant to Article 7.2 (b) (iii) below and the base price are reduced by the amount paid as the purchase price. Insofar as a legal transfer of the shares set forth in Appendix 3 cannot take place in time, dSH or a subsidiary of dSH shall be granted sub-participations instead of the sale and the transfer or, if this is not legally possible, these shares are to be held on trust by a company of the DCAG Group on behalf of dSH or a subsidiary of dSH.

debis undertakes to influence dSH to transfer its affiliated companies set forth in Appendix 2, namely, ATAG debis Informatik AG, debis IT Services Italia S.p.A., debis IT Services Southern Africa (Pty.) Ltd and debis Systemhaus Holding GmbH to Duliga Vermogensverwaltungsgesellschaft mbH (in future: dSH-BVG Beteiligungsverwaltungsgesellschaft mbH), a 100% subsidiary of dSH, so that Duliga Vermogensverwaltungsgesellschaft mbH by date of implementation of the present Agreement is the legal and equitable owner of the shares in the said companies held by dSH-affiliated companies unencumbered by third-party rights.

This restructuring shall be performed subject to market terms.

2.2 Up to the date of implementation of the present Agreement, debis has the right, by making a written declaration to DTAG, not to have all the shares in Humaita Servicos de Processamento de Dados Ltda. (also called Humaita in the present Agreement) transferred pursuant to Article 2.1 paragraph (1) to a dSH affiliate. In this case, the premium and the base price shall be reduced in accordance with Article 7.2 (b) (iii) below by the amount of EUR101,585,880 (also called the Humaita price in the present Agreement).

2.3 In the event that debis fails to exercise its right pursuant to Article 2.2 above, debis shall have the right up to December 31st 2000 at the latest, to acquire all shares in Humaita by making a written declaration to DTAG to this effect. In this case, DTAG shall ensure that the dSH affiliate to which all Humaita shares have been transferred pursuant to Article 2.1 makes a purchase and transfer agreement with a party to be named by debis without delay after receipt of the abovementioned declaration of exercise, relating to all shares in Humaita at the Humaita price, and otherwise on market terms. The transaction costs (in particular costs of authentication and the like) are to be borne by the purchaser along the lines of Article 16 of the present Agreement.

2.4 In the event that debis fails to exercise its rights pursuant to Articles
2.2 and 2.3, the Parties shall ensure that the agreements existing between Humaita and Mercedes Benz do Brasil S. A. shall be extended as set forth in Appendix 8, up to December 31st 2004 however, and that Mercedes Benz do Brasil S.A. shall have the right to at least one seat in the supervisory board ("non-executive director") until December 31st 2004.

2.5 The restructuring measures set forth in Article 2.1 shall take place as set forth in the expertise to determine the fair market value (possibly, a brief expertise).

JVC CASH CAPITAL INCREASE

3. In order to achieve the participation ratios in JVC (50.1% Rubin / 49.9% debis)

(a) debis shall ensure that

      (i) directly prior to implementation of the present Agreement, JVC shall have registered equity capital of EUR 77,066,000.00 which shall be held by debis alone (also called the debis shares in the present Agreement);

      (ii) directly prior to implementation of the present Agreement, debis is the exclusive owner of all debis shares free from third-party rights;

      (iii) on implementation of the present Agreement, a shareholders' resolution is passed at JVC according to which JVC's capital is raised from a nominal EUR77,066,000.00 by a nominal EUR77,374,900.00 to a nominal EUR154,440,900.00 by creating a new share to an amount of EUR77,374,900 (also called Rubin share in the present Agreement) by way of a capital increase against cash contributions in accordance with the details set forth in Article 7.2 (b) (also called JVC cash capital increase in the present Agreement) and that only Rubin shall be permitted to take over the contribution to capital for the Rubin share against cash contribution to JVC; and

(b) Rubin

      (i) on execution of contract, shall hand over to debis a notarially authenticated declaration by Rubin that it shall take over the contribution to capital for the Rubin share against a cash contribution; and

      (ii) on execution of contract, the full nominal amount towards the capital contribution for the Rubin share is finally paid by Rubin to JVC to the free disposal of JVC, and the full amount of the premiums set forth in Article 7.2 (c) and (d) to JVC.

CONSOLIDATED EQUITY CAPITAL

4.1 debis shall ensure that dSH draws up consolidated financial statements in accordance with accounting principles for dSH as per March 31st 2000 (also called interim financial statements in the present Agreement) audited by KPMG and sends them to DTAG.

4.2 For a period of six weeks following receipt of the audited interim financial statements by DTAG, debis shall give DTAG the opportunity to investigate the dSH Group (also called equity capital audit in the present Agreement) for the purpose set forth below, or to have such an investigation performed by a third party obligated to confidentiality. debis shall release the auditors who worked on the interim financial statements from their obligation to confidentiality and shall instruct them to disclose their working documents, and to provide information in full to DTAG and/or to the third party commissioned by it. The equity capital audit serves exclusively the purpose of permitting DTAG to investigate whether the interim financial statements were drawn up in accordance with accounting principles, and the shown equity capital was correctly calculated. Within the scope of the capital audit, debis and DTAG shall cooperate amicably according to the principles of good faith. However, Rubin and DTAG do not have the right to refuse or delay execution pursuant to Article 7 of the present Agreement on grounds that an equity capital audit is inadequate in their opinion.

4.3 If and insofar as, in accordance with Appendix 5, certain final equity capital as per March 31st 2000 falls short of the amount of EUR 346,338,966.00 (i.e. the amount of the consolidated equity capital shown in the consolidated financial statements of 1999 amounting EUR448,784,966.00 less a goodwill item amounting to EUR102,446,000.00) by more than EUR20 million (also called the difference in the present Agreement), this difference shall reduce the premium. Insofar as the premium has already been paid at date on which the difference is calculated, Rubin shall have the right to withdraw the difference from JVC's capital reserve, but not more than an amount of EUR450,000,000.00 (four hundred and fifty million euro). In this case, debis shall agree to a resolution of JVC shareholders regarding the withdrawal from capital reserve of an amount corresponding to the differences, but not more than an amount of EUR450,000,000.00 (four hundred and fifty million euro), by Rubin. The basis price is also to be reduced by this repayable amount (the repayable amount).

4.4 If and insofar as the final equity capital as per March 31st 2000 determined in accordance with Appendix 5 exceeds the amount of EUR 346,338,966.00 set forth in Article 4.3 (also called the supplementary amount in the present Agreement), Rubin shall pay such supplementary amount as premium into the capital reserve of JVC in accordance with Article 7.2 (c) and (d). The supplementary amount is limited to a maximum of EUR12 million. The base price is also to be increased by the supplementary amount.

4.5 Dividend payments pursuant to Article 6.9 are not to be taken into account when calculating the difference and/or the supplementary amount. In the calculation of the supplementary amount, only the earnings from ordinary business (including taxes thereon) for the period from January 1st 2000 to March 31st 2000 are to be taken into account.

CONDITIONS OF IMPLEMENTATION OF THE PRESENT AGREEMENT

5.1 Subject to Article 5.5 and (only) after October 31st 2000 or another date laid down by agreement between the Parties, the Parties have the obligation to perform the stipulations of the present Agreement (except for the obligations already existing from date of signing the present Agreement pursuant to Articles 4.1, 4.2 (including Appendix 5), 5, 6 (including Appendix 8), 7.6, 13, 14, 15.4, 16, 18.1 and 18.3) and in particular to implement the present Agreement in accordance with Article 7, if otherwise the conditions set forth in the present
Article 5.1 paragraphs (a) to (f) have occurred or their occurrence has been waived pursuant to Article 5.2.

(a) The transaction has been approved subject to the following provisions of cartel law:

      (i) Insofar as the transaction is a merger in the meaning of German Fusionskontrolle (merger control) and is thus subject to Articles 35 ff. GWB (law against restraints on competition), after submission of notice of an envisaged merger to the Bundeskartellamt (Federal cartel authority) pursuant to Article 39 paragraph 1 GWB, one of the events set forth in paragraphs (aa) to (cc) occurs:

            (aa) The enterprise concerned has received written notification from the Bundeskartellamt without any conditions or terms to which debis and DTAG have not given their prior agreement in writing that the transaction is of relevance under control and cartel legislation, that the conditions for prohibition pursuant to Article 36 paragraph 1 GWB have not been fulfilled either wholly or in part.

            (bb) The period of one month since submission of the full application for the transaction has expired pursuant to Article 40 paragraph 1 GWB, unless prior to the expiry of this period, the Bundeskartellamt has prohibited the envisaged merger or has stated that it has entered into the examination phase of the envisaged merger (main proceedings).

            (cc) The period of four months after submission of the full transaction to the Bundeskartellamt has taken place in accordance with Article 40 paragraph 2 sentence 2 and 3 GWB, insofar as the Bundeskartellamt has not prohibited the envisaged merger prior to expiry of this period.

      (ii) Insofar as the transaction represents a complete or partial merger of Community-wide significance in the meaning of the Fusionskontrollverordnung (regulation on merger control), then after submission of a complete notification of the transaction to the EU Commission pursuant to Art. 4 Fusionskontrollverordnung one of the events set forth in paragraphs (aa) to (cc) has occurred:

            (aa) The notifying Parties have received a written decision without terms and conditions to which debis and DTAG have not given their prior agreement in writing from the EU Commission as part of a decision pursuant to the Fusionskontrollverordnung (filing or not filing proceedings pursuant to Art. 6 (1) (c) Fusionskontrollverordnung) from which it results that the transaction, insofar as it is relevant to merger control and cartel legislation, is compatible with the Common Market.

            (bb) After the EU Commission has decided pursuant to Art. 9 (3) (b) Fusionskontrollverordnung to delegate the anti-trust investigation wholly or partly to the Bundeskartellamt or if the conditions for a fiction of such a decision exist pursuant to Art. 9 (5) Fusionskontrollverordnung, one of the events pursuant to Article 5.1
            (a) (i) of the present Agreement has occurred.

            (cc) The EU Commission has made no decisions pursuant to Art. 6 (1)
            (b) or (c) or Art. 8 (2) or (3) Fusionskontrollverordnung within the periods set forth in Art. 10 (1) and (3) Fusionskontrollverordnung.

(b) the supervisory board of DCAG has agreed to the transactions and to the execution of the present Agreement and of the Option Agreement;

(c) the supervisory board of debis has agreed to the transactions and to the execution of the present Agreement and of the Option Agreement;

(d) the participations in DCAG-IT are held (directly or indirectly) by dSH companies under law or equitably under the present Agreement subject to
      Article 2.2;

(e)   debis has received the binding information pursuant to Appendix 6; and

(f) the supervisory board of DTAG has agreed to the transactions and to the execution of the present Agreement and of the Option Agreement.

5.2 Subject to Article 5.5, the Parties shall devote their best efforts to make the conditions of implementation occur at an early date, in any case, however, by October 31st 2000 (or the date laid down in its place pursuant to Article 5.1), and to cooperate in mutual confidence with regard to the above releases and approvals. The waiver of the conditions of implementation (with the consequence that the conditions of implementation are deemed to have occurred) is possible only if debis and DTAG have both agreed thereto in writing, however, insofar as,

(i) debis can forgo the occurrence of the conditions of implementation pursuant to Article 5.1 (e) unilaterally at any time in writing to DTAG and

(ii) DTAG can forgo the occurrence of the conditions of implementation pursuant to Article 5.1 (d) after September 30th 2000 unilaterally in writing to debis with the consequence that this shall be deemed to have occurred in each case.

5.3 Should the transaction not fall within the province of the EU Commission wholly or in part, so that merger control applications are required in other European countries outside Germany (before or after implementation of the transactions), or should merger control applications be required (before or after implementation of the transaction) in countries which do not belong to the European Union, the Parties will perform the required applications together. Should one or several cartel authority(ies) in the countries concerned issue a full or partial prohibition of the transactions, the Parties - provided that the conditions of implementation of Article 5.1 have occurred - shall cooperate in mutual confidence to find an equitable solution which takes into account the interests of the Parties and is acceptable to the national cartel authorities concerned.

5.4 Should not all conditions of implementation have occurred or be deemed to have occurred by October 31st 2000 (or by the date laid down in its stead pursuant to Article 5.1), the present Agreement shall be automatically terminated with the exception of the present Article 5.4 and Articles 13, 14, 16 and 20. In this case, the Parties shall derive no claims under or in connection with the present Agreement with the exception of claims under the present
Article 5.4 and Articles 13, 14, 16 and 20 of the present Agreement. Any rights and claims of the Parties for breaches of contract prior to termination of the present Agreement shall remain in force.

5.5 Subject to the provisions of Article 19.4, the following shall apply: insofar as after execution of the present Agreement and prior to implementation of the present Agreement, according to the shared view of DTAG and debis, essential bases or assumptions for the present Agreement have been eliminated by statutory provisions or their interpretation, cannot be implemented or are changed for the worse in some other manner, and according to the concurring view of the Parties expressly confirmed in writing, these circumstances cannot be corrected by an adaptation of the present Agreement, the Parties shall be released from the performance of their contractual obligations under the present Agreement, and in particular the implementation of the present Agreement pursuant to Article 7. In this case, Article 5.4 shall apply accordingly.

INTERIM PERIOD

6.1 debis and, with regard to DCAG-IT companies, DCAG shall ensure within the scope of what is possible and reasonable that by date of implementation the business operations of dSH Group companies shall be continued in all essential points within the scope of what was hitherto normal (however with the exception of matters set forth in Appendix 7, and subject to Article 6.2 and other measures taken in connection with the preparation or implementation of the transactions).

6.2 The Parties and DCAG, to the extent that it is a signatory to the present Agreement, shall agree to the following:

(a) At DCAG's request, contracts existing between dSH-affiliated companies and DCAG-affiliated companies relating to the provision of goods and services which belong to dSH business operations shall be examined, continued and/or extended, and, where necessary, adapted by the contracting parties in accordance with principles laid down in Appendix 8.

(b) Such continuation and / or extension and adjustment (where applicable) may also be requested by DTAG in accordance with the above provisions, but the DCAG-affiliated companies concerned are not obligated to continue and / or extend or adjust (where applicable) if the need has lapsed. DCAG shall ensure that DCAG-associated companies belonging to the DCAG Group agree to the continuation and / or extension and adjustment (where applicable) as required by the above sentence. As regards DCAG-associated companies which do not belong to the DCAG Group, DCAG shall devote its best efforts through the exercise of its rights as a shareholder or some other form of influence to obtain the agreement of these companies to the continuation and / or extension and adjustment (where applicable) as set forth in the above provision.

6.3 The Parties shall ensure that existing contracts between particular DCAG-affiliated companies and particular dSH-affiliated companies - contracts relating to (i) the rental of the premises in Berlin, Potsdamer Platz, and (ii) the rental and financing (leasing) of the vehicles belonging to the fleet of the dSH Group including the fleet management - are continued at least up to December 31st 2003 on the terms existing at implementation of the present Agreement (subject to adjustments made by mutual agreement). However, the dSH-affiliated companies concerned are under no obligation to continue insofar as the need has lapsed. Adjustments (except for the rental of the premises in Berlin, Potsdamer Platz) are to be made insofar as the terms are not generally accepted market terms. With regard to the premises in Berlin, Potsdamer Platz, the lease agreement may be extended on the current terms up to December 31st 2003, but may be terminated (only) by the landlord giving six months' notice, at the earliest to June 30th 2001.

6.4 DTAG and Rubin declare that they consent to dSH offering employment with a dSH affiliate to the employee Harald Lubke and up to twelve other trainees who are currently still employed by debis.

6.5 DTAG shall ensure that after December 31st 2001 neither DTAG Group companies nor dSH Group companies shall use the word "debis" and the figurative symbol used by the dSH Group ("green square") as trademark, logo or business designation (or part thereof) or in any other manner (or any trademark, logo, business designation or name (including domain-names) which could be confused therewith). Nor shall they grant third parties any rights to make such use. Irrespective of this, however, it is made clear that the word "Systemhaus" may continue to be used by dSH Group companies. From date of implementation to December 31st 2001, the dSH Group companies may use the word "debis" only in conjunction with the word "Systemhaus" or the words "IT Services" and not in connection with the name or part of the name of DTAG or a DTAG Group company in the form designated in sentence 1 of the present Article 6.5. For the rest, it is permitted to make reference to the fact that dSH Group companies belong to the DTAG Group, also in conjunction with figurative symbols of DTAG. The debis figurative symbol ("green square") and the Telekom logo ("T"), with all their components, must not be used together. As regards DTAG-associated companies and dSH-associated companies, which do not belong to the DTAG group, DTAG shall devote its best efforts through the exercise of its rights as a shareholder or another form of influence to obtain the agreement of these companies to the fulfillment of the abovementioned obligations.

6.6 For the time after December 31st 2001, DTAG shall ensure the following:

(a) All dSH Group companies shall cease to use the word and the symbol "debis" and the related figurative symbol ("green square") in their company name, brochures, packaging materials, letterheads and any other documents and materials including electronic media and the internet, and shall have the respective changes registered in all relevant registers. Regarding dSH associated companies which do not belong to the dSH Group, dSH shall devote its best efforts through the exercise of its rights as a shareholder or another form of influence to obtain the agreement of these companies to the fulfillment of the abovementioned obligations.

(b) Insofar as debis is not already the owner, property in industrial rights to which the "debis" word or symbol and the related figurative symbol ("green square") belong (these are in particular the rights and claims set forth in Appendix 9), and all rights to use such industrial rights, are to be transferred to debis against the refund of the costs of transfer and otherwise without charge.

6.7 The Parties agree that dSH-affiliated companies shall no longer be part of the central financial management of DCAG Group from date of implementation. debis shall therefore take all the steps and measures necessary to termi-nate the respective agreements with the members of the DCAG Group and wind them up.

6.8 debis shall ensure that all inter-company accounts kept by DCAG affiliates on behalf of dSH affiliates, except for current accounts within the scope of current deliveries and services (IC accounts), shall be settled and closed effective from date of implementation and that for this purpose the following measures shall be taken by the DCAG Group five working days before date of implementation (the settlement date):

- Cash-concentration procedure and internal clearing operations (except current accounts within the scope of current deliveries and services) are to cease.

- Fixed credit agreements and/or time deposit investments existing between DCAG-affiliated companies and dSH-affiliated companies shall fall due and shall be debited/credited to the IC account.

- Existing forward exchange transactions with dSH-affiliated companies shall be squared on the basis of the ECB reference exchange rate at settlement date on the market. The results shall be discounted at date of implementation and credited/debited to the IC accounts.

- The foreign currency IC accounts shall be settled at the settlement date, and credit / debit balances in foreign currency shall be credited / debited to the euro IC account in euro converted at the reference exchange rate of the European Central Bank (as at 2:00 p.m. on the settlement date).

In the process, the financial liabilities or credits are to be determined and settled at date of implementation separately for each dSH affiliate. Credit balances at date of implementation shall be paid out, whereas financial liabilities to DCAG-affiliated companies are to be settled at date of implementation by the dSH-affiliated companies through payments to the respective DCAG affiliate.

6.9 Up to date of implementation, debis shall have the right to have profits paid out to it (including any advance profits from restructuring as set forth in Article 2.1 paragraph 2) and profit reserves and capital reserves of dSH-affiliated companies to the legally permitted amount (if applicable, also through dSH-affiliated companies), but not more than up to an amount of EUR850,000,000 (eight hundred and fifty million euro). The premium pursuant to Article 7.2 (b) (iii) and the base price will be reduced by the amount of the dividend payments pursuant to the present Article 6.9 (without offsetting corporate taxes). The credit balance to be offset against the dividend payments in connection with corporate taxes thus does not reduce the price. debis shall inform DTAG without delay of such dividend payments enclosing retraceable payment vouchers. To put the matter clearly: the payment of the purchase price in the sale of DTAG-IT companies pursuant to Article 2.1 is not a dividend payment pursuant to the present Article 6.9.

6.10 Upon application by one of the Parties, the Parties shall commence negotiations, where required, with the aim of bringing about amendments and adjustments to the agreement, insofar as it appears that such amendments or adjustments are required or desirable for achieving the economic purposes desired by the Parties prior to implementation of the present Agreement.

IMPLEMENTATION OF THE PRESENT AGREEMENT /FURTHER OBLIGATIONS

7.1 The implementation of the present Agreement shall take place provided that the conditions for implementation exist and subject to Article 5.5, at the business premises of Freshfields Deringer in Frankfurt am Main on November 1st 2000 (or on the date which the Parties have laid down by mutual agreement pursuant to Article 5.1). Otherwise, implementation of the present Agreement shall take place as set forth in Article 7.2 below.

7.2 On implementation of the present Agreement:

(a) Rubin shall prove to debis with regard to the conditions of implementation set forth in Article 5.1 (a), DTAG shall prove to debis as regards the conditions of implementation set forth in Article 5.1 (f) and debis shall prove to DTAG with regard to the conditions of implementation set forth in
      Article 5.1 (b) to (e) in a suitable form that these have been brought about in each case;

(b) debis shall pass a notarially authenticated shareholders' resolution of JVC with the following content

            (i) JVC's equity capital of EUR 77,066,000 shall be raised by EUR 77,374,900 to EUR 154,440,900 through a cash contribution;

            (ii) Rubin shall be permitted by JVC to take over the contribution to capital for the Rubin share;

            (iii) the Rubin share of nominal EUR 77,374,900 plus a premium of
                  EUR 5,250,000,000 (five billion, two hundred and fifty million euro), which may be increased pursuant to Article 4.4 or reduced pursuant to Articles 2.1, 2.2, 4.3, 6.9 and 7.13 (the premium), shall be issued;

            (iv) the capital contribution to be made towards the Rubin share and the premium shall be paid in full upon implementation of the present Agreement;

            (v) JVC's articles of incorporation are to be amended in accordance with the provisions of Appendix 10 (in the present agreement also called amendment to JVC articles of incorporation);

(c)   Rubin shall

            (i) hand over to debis a notarially authenticated declaration from Rubin that it will take over the capital contribution for the Rubin share against a capital contribution; and

            (ii) pay in the full nominal amount of the capital contribution for the Rubin share finally for the free disposition of JVC and also the full amount of the premium; and

(d) debis and Rubin shall instruct the management of JVC to ensure that JVC, as far as legally permitted, grants, at DTAG's option, either Rubin or DTAG at Rubin's or DTAG's request a loan, which is revocable at any time by either party, of an amount corresponding to the premium, subject to a variable interest rate on the basis of the 12-month LIBOR for the euro plus 0.2%, as is published by the Financial Times Deutschland at the respective interest-rate setting dates. Insofar as the above loan is granted to Rubin, DTAG shall provide collateral to an extent considered adequate by JVC for all Rubin's obligations to JVC under the present loan.

7.3 The Parties shall ensure that registration of the JVC cash capital increase and the amendment to JVC articles of incorporation in the Commercial Register shall take place without delay after implementation of the present Agreement, enclosing all documents necessary for registration with the Commercial Register responsible for JVC, and also that all other measures are taken which are required to register JVC's cash capital increase and the amendment to JVC's articles of incorporation in the Commercial Register as soon as possible.

7.4 debis shall ensure that in the period between implementation of the present Agreement and registration of JVC's cash capital increase and the amendment to JVC's articles of incorporation in the Commercial Register, Rubin, as shareholder in JVC, shall be placed in the same position by JVC and debis as it would have if the JVC cash capital increase had already been registered in the Commercial Register on implementation of the present Agreement, and Rubin, already at implementation of the present Agreement, would be in possession of the Rubin share pursuant to the amendment to JVC's articles of incorporation in their new version, and held a 50.1% in the equity capital of JVC.

7.5   DTAG and Rubin

(a) shall be responsible for ensuring that, with effect from date of implementation of the present Agreement, all DCAG-affiliated companies have been released from all liabilities and obligations under DCAG Group guarantees;

(b) with effect from implementation of the present Agreement, shall save DCAG-affiliated companies harmless which have not been released from DCAG Group guarantees as provided in (a) above, with regard to all liabilities, obligations and costs under these DCAG Group guarantees, and shall give performance in place of the DCAG-affiliated companies against which claims are made, and take over any litigation that may arise;

(c) with effect from implementation of the present Agreement, shall release all DCAG-affiliated companies from all costs which arise from claims from DCAG Group guarantees or in connection therewith.

7.6 Furthermore, the Parties shall ensure that all bank guarantees and credits which banks have drawn up for or granted to the dSH Group and count towards the DCAG guarantee shall be transferred to DTAG's credit lines or guarantee with the respective banks effective from date of implementation. For this purpose, DTAG shall contact the respective banks in good time prior to the date of implementation together with DCAG. Should release of a guarantee for DCAG in the sense described above prove impossible without charge, the Parties shall again get into contact regarding further possible solutions. Where required, DTAG shall ensure that dSH Group companies terminate the respective credits and / or credit lines by the next possible date (if necessary by paying prepayment penalties) and/or ensure termination of credits by way of bank guarantees.

7.7 Upon registration of the JVC cash capital increase in the Commercial Register responsible for JVC, debis shall hold 49.9% and Rubin 50.1% of JVC's equity capital, and thus the participation ratios specified in Preamble (D) and
Article 3 shall have been created.

7.8 During the period in which debis and Rubin are shareholders in JVC, the Parties shall make changes in the structure envisaged in the present Article 7 only after consultation with the fiscal administration responsible for debis. The consultation shall take place immediately in close co-operation between debis and DTAG. Moreover, DTAG and Rubin shall make changes in the structure (including the execution of inter-company agreements with dSH) of the Rubin

Group which could give rise to tax disadvantages for the DCAG Group only with the prior consent of debis. The decision concerning consent is to be made without delay after notification of the intention to make a change. If consent is refused, the Parties shall examine other possible arrangements. The Parties desire to have an agreed position and, as a rule, to present a united front in consultations with the fiscal authorities as provided in the present Article 7.8.

7.9 DTAG guarantees that the internet protocol addresses acquired and/or managed by JVC for DCAG-affiliated companies (including (i) "IP Address Ranges:
53.0.0.0. - 53.255.255.255; 141.113.0.0-141.113.255.255", and (ii) "OSI Address
Range; 47:0070"") shall be transferred free of charge to DCAG-affiliated companies, insofar as this has not already taken place on implementation of the present Agreement. The Parties shall ensure that the current use of these protocol addresses by dSH Group companies is continued after implementation of the present Agreement and comes to an end after a reasonable period of time, but not later than December 31st 2003.

7.10 DTAG and Rubin hereby guarantee debis an annual minimum dividend on the debis share in the following amounts:

(a)   For the financial year 2000:        EUR 10 million

(b)   For the financial year 2001:        EUR 60 million

(c)   For the financial year 2002:        EUR 60 million

(d)   For the financial year 2003:        EUR 65 million

(e)   For the financial year 2004:        EUR 70 million

If options are exercised, the dividend compensation is to be made by increasing the base price on the basis of Article 101 No. 2 BGB (German Civil Code) pursuant to Article 4.2 (iii) of the Option Agreement.

If dSH's retained earnings in a financial year do not suffice to pay the minimum dividend in full or at all, then the minimum dividend or the unpaid portion of the minimum dividend shall be added to the minimum dividend in the following year or, if applicable, in the following years until all arrears have been paid. If the option is exercised, Article 4.2 (iii) of the Option Agreement shall apply.

7.11 As minority shareholder, debis is entitled to two seats on the JVC supervisory board in that debis has the right to nominate and DTAG has the obligation in the relevant election to agree to debis' nomination when the shareholders' resolution is passed. For the rest, debis shall ensure that the shareholders' representatives on the dSH supervisory board shall resign from office at date of implementation.

7.12 If and insofar as third parties hold option rights, pre-emption rights or similar rights with respect to shares in the companies listed in Appendix 2 or Appendix 3, and should exercise them prior to implementation of the present Agreement or because of the implementation of the present Agreement, any revenue that may have to be paid shall be paid to the dSH affiliate concerned as substitute. Subject to Article 7.13, in such cases DTAG and Rubin shall have no claims against debis on grounds of an abovementioned exercise of rights, in particular, there is neither an entitlement to reduction of the base prices nor to withdrawals from capital reserve.

7.13 According to the Parties' intentions, dSH's participation in Mediaways is to be sold to a third party at the best available price prior to date of implementation also taking into account the interests of Rubin / DTAG. If the participation is transferred (including the case where the option regarding participation is exercised), debis shall always ensure that that amount remains with dSH assets which corresponds to the amount which remains in the event of an inflow of DM 110,000,000 (one hundred and ten million Deutsche Mark) less 45%, as payment for all taxes due on the profit from sale and firmly agreed by the Parties (hereinafter also called minimum profit). Should the revenue received fail to suffice, the base price and the premium shall be reduced by the difference between the minimum profit and the profit actually made (actual profit after taxes). If the option has already been exercised and the exercise price paid, debis shall pay out the difference to Rubin.

7.14 Insofar as after implementation of the present Agreement there is a reduction of the premium in accordance with the stipulations herein, debis shall agree to a resolution of JVC shareholders to amend JVC's bylaws with respect to the reduction of the premium set forth therein.

DEBIS GUARANTEES

8.1 debis shall guarantee DTAG by way of a separate guarantee agreement (pursuant to Article 305 BGB (German Civil Code)) that, subject to the condition that members of the debis board of management or dSH managing directors must have known the facts on which the claimed guarantee is based, or would have had to have such knowledge within the scope of ordinary business operations (however, the data set forth in Clause 2. (a) and (b), 3. (a) and 13. of Appendix 11 are guaranteed without the present reservation) that the data set forth in Appendix 11 (in the present Agreement also called debis guarantees) are correct as per March 31st.2000, subject to

(a) all the facts shown in the Appendices to the present Agreement including the Appendices to Appendix 11 (in the present Agreement also called disclosed information);

(b)   the exclusions and restrictions to liability set forth in Article 9.

8.2 Subject to the present Article 8 and Article 9 below, if a debis guarantee has been infringed, DTAG shall have the right to damages as provided by Article 10, but to the exclusion of the right to what are known as "Major Damages" (Grosser Schadensersatz).

8.3 debis shall be held liable for guarantee claims only insofar and to the extent that these claims have not been indemnified in earnings through DTAG's claim to repayment or to a lower contribution of the difference pursuant to
Article 4.2.

8.4 DTAG shall inform debis without delay of guarantee claims insofar as these are based on claims submitted by a third party (including relevant fiscal or other public authorities) against a dSH Group company (in the present Agreement also called third party liability) or are related thereto after the third party has submitted the written third-party liability claim to the dSH affiliate concerned for the first time.

8.5   DTAG shall ensure that

(a) debis is provided with all information and receives all reasonable support requested by debis in connection with its defense against the third-party liability;

(b) no acknowledgement of culpability or liability (neither with regard to its existence nor with regard to its amount) has been made nor any out-of-court settlement agreed with regard to such third-party liability without debis' prior written consent;

(c) all reasonable measures are taken by DTAG and the dSH Group companies at debis' expense which are requested by debis in its defense against third-party claims;

(d) at debis' request, debis is placed in the position to put up an adequate defense against third-party claims and, in agreement - in the case of tax liabilities together - with DTAG to perform negotiations relating to the defense against third-party claims;

(e) all rights and claims on the part of DTAG and/or a dSH Group company against a third party due in connection with the respective third-party liability are assigned to debis or, insofar as assignment is not permitted by law, are exercised in accordance with debis' instructions and any payments forwarded to debis;

(f) on debis' request and with debis bearing reasonable costs for external consulting services which are to give debis the opportunity to appeal against relevant notifications relating to supplementary demands for tax payments from dSH-affiliated companies, and to check the correctness of such tax demands;

(g) all the relevant correspondence between dSH-affiliated companies and the fiscal authorities and all relevant tax assessment notices received by dSH-affiliated companies and other administrative papers from the fiscal authorities are sent to debis without delay in the form of a copy; and

(h) debis and the persons named by it who must be in auditing, taxation or legal consulting professions are given the opportunity to cooperate in all relevant external tax audits of dSH-affiliated companies, in particular to inform debis and these persons without delay of pending external tax audits and inform them of the auditing arrangements.

8.6 Insofar and to the extent that pursuant to Article 8.5 debis takes over the management of proceedings and/or negotiations relating to liabilities to third parties, debis shall

(a) inform DTAG of the subject matter discussed at all important meetings with third parties making the claims;

(b)   give DTAG the opportunity to send an observer to such meetings; and

(c) for the rest, inform DTAG of the issues discussed at and the outcome of those important meetings which DTAG neither attended itself nor at which it was represented by an observer.

8.7 If with respect to a third-party liability debis should come to a settlement requiring only the consent of DTAG and / or the dSH Group company concerned, and if the payment obligation of the dSH Group company does not exceed EUR 1,000,000, then DTAG shall,

(a) either agree to this settlement or have the dSH Group company concerned agree with the settlement (which will then release debis with respect to the third-party liability and all costs in connection therewith); or

(b) itself take over negotiations with the third party concerned and at the same time shall give debis written confirmation that, with respect to the third-party liability in question and all costs connected therewith, DTAG shall cease to make any further claims against debis under or in connection with the present Agreement.

8.8 DTAG's obligation to reduce damages is not thereby affected.

8.9 Immediately upon being apprised of a case giving rise to a guarantee claim, DTAG shall inform debis of the circumstances providing the grounds for such a guarantee claim and of the amount expected to be claimed, in an adequate manner which permits a check to be made of the existence and the amount of the guarantee claim that has been made. DTAG shall obligate the managing director of the dSH Group companies to inform it without delay of any such damaging events.

8.10 After receiving notification of a guarantee claim, DTAG shall ensure that debis, subject to the refund of all additional costs hereby incurred and within the scope of what can be reasonably expected, is furnished verbally and in writing all the information and copies of those documents it requires for its defense against the guarantee claim.

LIMITATION OF LIABILITY

9.1 In supplement to the provisions of Articles 8 and 10, debis shall be liable for guarantee claims only as set forth in Articles 9.2 to 9.14 and subject to the performance by DTAG of the obligations pursuant to the present provisions.

9.2 Liability on debis' part for guarantee claims exists only if DTAG has informed debis of a damaging event in writing within six weeks after DTAG has learned of a damaging event which might possibly give rise to a guarantee claim.

9.3 DTAG has no claims under guarantees if and insofar as:

(a) special provisions, in particular liability reserves, were set aside with respect to the facts on which the guarantee claim is founded in the interim financial statements or in the respective particular financial statements of the dSH Group companies concerned for the last year prior to signature of the present Agreement, or if the guarantee claim is covered by existing but not needed other provisions of the same kind, in other words, if these provisions were to be dissolved at the latest by the time that the guarantee claim falls due;

(b) these are based on changes in the facts or the legal position (including changes in court rulings or in administrative practices) or in evaluation or accounting methods occurring after the date of execution of the present Agreement, or are increased as a consequence thereof.

9.4   All guarantee claims by DTAG shall lapse

(a) in the case of guarantee claims pursuant to Clause 13. of Appendix 11: three months after legally binding or final assessments for the respective type of taxes and the respective assessment period;

(b) in the case of guarantee claims pursuant to Clauses 2. (b) and 3. (a) of Appendix 11: 10 (ten) years after the balance sheet cut-off date;

(c)   in all other cases: at the close of March 31st 2002.

9.5 In addition to the other limitations and exclusions of liability contained in the present Agreement, debis shall be held responsible for guarantee claims only if and insofar as the guarantee claim exceeds an amount of EUR 1,000,000 (one million euro).

9.6 DTAG is entitled to submit guarantee claims against debis only and only then if and insofar as the total of the guarantee claims exceeding EUR 1.000.000 in the particular case altogether exceed the amount of EUR 20,000,000 (twenty million euro). Without crediting towards the abovementioned minimum limit of EUR 20,000,000, DTAG is entitled only and only then to submit guarantee claims against debis pursuant to Clause 13. (b) of Appendix 11 if and insofar as the total of the guarantee claims exceeding EUR 1,000,000 in a particular case exceeds EUR 20,000,000 (twenty million euro). For guarantee claims pursuant to Clause 18. of Appendix 11 the liability for guarantee claims is limited to an amount of EUR 8,000,000 (eight million euro).

9.7 debis' liability for guarantee claims (with the exception of guarantee claims pursuant to Clauses 2. (a) and (b), 3. (a) and 13. of Appendix 11) is limited to a total of EUR 600,000,000 (six hundred million euro).

9.8 debis' liability for guarantee claims is reduced by the amount which is received by a member of the DTAG Group, JVC and/or a dSH affiliate from third parties with respect to the subject matter which provides the grounds for the guarantee claim. Insofar and to the extent that debis has fulfilled guarantee claims pursuant to the present Agreement and thereafter DTAG, a DTAG affiliate, JVC and/or a dSH affiliate receives payments from a third party with respect to the subject matter which provides the grounds for the guarantee claim or is granted other benefits by a third party, then DTAG shall pay debis without delay after receiving such payments or being granted other benefits (but not more than the amount paid by debis with respect to the subject matter in question).

9.9 debis' liability for guarantee claims is reduced by an amount corresponding to the total of payments and benefits received by the DTAG affiliate concerned, the JVC and/or the dSH affiliate concerned on the basis of the subject matter which provides the grounds for the guarantee claim.

9.10 Except for compensation of the interest disadvantage, no guarantee claims exist with respect to taxes if and insofar as the disadvantage is due to "period shifts". Insofar as tax burdens for a dSH-affiliated company are offset by tax benefits for another dSH-affiliated company, the respective guarantee claim shall be reduced accordingly taking the participation quota into account.

9.11 debis' liability for guarantee claims is barred

(a) insofar as such liability is based on grounds of failure to act on the part of the DTAG Group, JVC and/or dSH Group companies or their executives, managing directors, employees. representatives and/or consultants after date of implementation; or

(b) if the damage pursuant to which the guarantee claim is made is covered by insurance policies which exist or would exist if the insurance policies existing with dSH-affiliated companies at date of execution of the present Agreement had been maintained in full.

9.12 DTAG shall be entitled to no guarantee claims (except guarantee claims pursuant to Clause 13 of Appendix 11) if and insofar as a representative, employee or consultant of a company belonging to the DTAG Group cooperating on the execution of the present Agreement knew the facts on which the guarantee claim is based prior to implementation of the present Agreement and these facts fell within the scope of his/her duties.

9.13 DTAG shall give debis the opportunity to restore the situation to the condition corresponding economically to the contractually guaranteed condition within a period of 60 (sixty) days after notice has been given of the guarantee claim. Guarantee claims shall be deemed satisfied if such restoration was successful or its lack of success was merely negligible.

9.14 The claim set forth in Article 8.2 is the exclusive right and the exclusive claim and legal remedy of DTAG in the event of a breach of a debis guarantee. All other claims, in particular claims pursuant to Articles 434 ff. and 459 ff. BGB (German Civil Code) (including redhibition or abatement), due to culpa in contrahendo or positive breach of contract are expressly barred. Furthermore, all rights and claims on DTAG's part to contest the present Agreement or to have it amended, to withdraw therefrom or to renegotiate the present Agreement (including cancellation of the present Agreement on grounds that it no longer has a legal basis) are barred. Mandatory statutory provisions shall not be hereby affected.

PERFORMANCE OF GUARANTEE CLAIMS

10.1 If and insofar as DTAG is entitled to a guarantee claim pursuant to Articles 8 and 9, debis shall pay DTAG an amount corresponding to 50.1% of guarantee claim unless the option has been exercised by this time.

10.2 If the option has already been exercised by due date of a guarantee claim (without taking into account an extension of time for payment that may have been granted) and the base price paid, then debis shall pay 100% of the guarantee claim to DTAG.

10.3 Payments pursuant to Articles 10.1 and 10.2 are to be made by debis within ten working days after the guarantee claim concerned has been confirmed by a final court decision or by a written acknowledgement of the guarantee claim from debis. However, debis shall have the right to have the due date of payment postponed for a period of up to two years by making one or several written declarations to this effect to DTAG, but at the latest up to the date of exercise of option if this should apply. This right may be exercised only as long as debis is a shareholder in JVC. In the event of the said postponement, the postponed amount is subject to interest at the rate set forth in Article 7.2
(d).

ASSURANCES BY DTAG AND RUBIN

11.   DTAG and Rubin give debis the following assurances:

(a) DTAG has the right to enter into and perform the present Agreement and the Option Agreement and all other contracts related thereto.

(b) Rubin has the right to enter into and perform the present Agreement and all other contracts related thereto.

(c) All approvals and consents (except for the consent of the supervisory board of DTAG, as provided in Article 5.1 (f)), which are required for the execution of the present Agreement and of the Option Agreement and their performance by the DTAG Group have been duly obtained.

(d) At the time of implementation of the present Agreement, DTAG is the sole direct or indirect holder of all shares in Rubin and holds full and unencumbered property in all shares in Rubin.

(e) Rubin is a company duly constituted under German law and is in the position to run its business operations as it is currently running them and as they are to be run after implementation of the present Agreement, and to retain property in the Rubin share.

FUTURE CAPITAL INCREASES

12. After implementation of the present Agreement, the Parties shall not oppose a resolution proposed by the other party to be presented to the general meeting of JVC shareholders to increase the equity capital of JVC. However, if there is an increase of non-cash capital, such opposition is prohibited only if the contributed asset serves dSH business operations. The Parties, however, shall have no obligation to take over such proposed capital increase from the other party. Article 7.8 shall not be affected.

CONFIDENTIALITY

13. All Parties shall treat the business and operating secrets of the dSH Group as confidential and not disclose them to third parties, unless such secrets relate exclusively to the business operations of the party concerned or an enterprise affiliated to it. However, this shall not apply to facts and activities which become known without breach of the present confidentiality provision, or are made accessible to the party (or an enterprise affiliated to it) by a third party after execution of the present Agreement.

NOTICES

14. Unless otherwise stipulated by mandatory law, or official orders, or by orders from or obligations to a relevant stock exchange, notifications of all kinds relating to transactions with third parties shall not be made without the prior consent of the other party (such consent, however, can only be refused on serious grounds). Notices to affiliated enterprises do not require consent pursuant to Sentence 1 insofar as the affiliated enterprise to which the notice is addressed is also bound by the above obligation to confidentiality.

PROHIBITION OF COMPETITION AND HIRING AWAY

15.1 debis and DCAG to the extent that it is signatory to the present Agreement (DCAG also for the other members of the DCAG Group) (and subject to Article 15.2):

      - shall not at any time or at any place use the designation "debis" in connection with business operations whose activities are comparable with dSH business operations, and shall also prohibit its use to third parties for a period of 5 (five) years from date of implementation;

      - shall not offer in the regions and countries of Europe, the USA, South Africa, Singapore, the Philippines, Australia and Brazil any complete IT solutions to third parties (i.e. companies which do not belong to the DCAG Group) for a period of 3 (three) years from date of implementation, unless such business entails auxiliary transactions to support the core business of the DCAG Group and its business units;

      - shall acquire no enterprises which are active in selling to third parties in dSH operations in the regions and countries of Europe, the USA, South Africa, Singapore, the Philippines, Australia and Brazil for a period of 3 (three) years from date of implementation, unless the acquisition of such enterprises constitutes a merely subsidiary effect of an acquisition. In such case, on DTAG's request, DCAG is prepared to offer the third-party business of this company to DTAG for acquisition or for a cooperation, or if this is not possible or is only possible under circumstances unacceptable to DCAG, shall not expand this third-party business further during the abovementioned period.

Insofar as debis chooses to exercise its rights pursuant to Article 2.2 or
Article 2.3, the restrictions on competition imposed by the second and third paragraphs above shall not apply to Brazil.

15.2 Activities in e-commerce and e-business are subject to no restrictions.

15.3 An exemption corresponding to Articles 15.1 and 15.2 is to be included in the dSH articles of incorporation, providing for an exemption from any existing prohibition of competition under corporation law.

15.4 debis and DCAC to the extent that is a signatory to the present Agreement shall ensure that, up to and including December 31st 2001, the members of the DCAG Group shall not approach employees or members of corporate bodies of dSH-affiliated companies actively with the aim of employing them in DCAG-affiliated companies or to take the initiative in any other form of activity with the aim of persuading the persons concerned to change over to DCAG-affiliated companies.

COSTS

16. The Parties shall bear their own costs (including the costs of their legal, financial and other consultants), incurred in connection with the preparation, negotiation and performance of the present Agreement. All authentication costs and all charges by public authorities and taxes on commercial transactions connected with the execution and implementation of the present Agreement (in particular including the costs of notarial authentication of the capital increase, the amendment of the bylaws and fees charged by the cartel authorities concerned) are to be borne exclusively by DTAG.

NOTIFICATIONS

Written form

17.1 All notices and notifications pursuant to or in connection with the present Agreement must be made in writing (including fax) and (subject to other written notifications (including fax) of the party in question) are to be transmitted to the other party by fax, registered letter or courier to the addresses given below to the attention of the persons named.

Addresses

17.2 The addresses of the Parties for the purposes of Article 17.1 are:

(a) DaimlerChrysler Services (debis) AG     Rechtsabteilung
                                            (Legal Department)
                                            debis Haus / Potsdamer Platz
                                            D-10875 Berlin
                                            Fax: +49 (0)30-2554 1234

                                            Attention: Dr. Siegfried Schwung

                                            copies to:

                                            DaimlerChrysler AG
                                            Rechtsabteilung
                                            D-70546 Stuttgart
                                            Fax: +49 (0)711-1794452

                                            Attention Dr. Eckhard Muller-Guntrum

(b) Deutsche Telekom AG                     Steuern /
                                            Beteiligungsmanagement
                                            (Taxes/Equity Participation
                                            Management)
                                            Postfach 2000
                                            D-53105 Bonn

                                            Fax: +49 (0)228-18183699

                                            Attention Dr. Joachim Peckert

(c) Rubin Telekommunikationsdienste         c/o Deutsche Telekom AG
    GmbH

ASSIGNMENT / JOINT AND SEVERAL LIABILITY

18.1 The assignment of claims and rights under the present Agreement requires the prior written consent of the respective other party.

18.2 The assignment of the Rubin share is permitted only if the purchaser enters into the Joint Venture agreement.

18.3 DTAG shall be liable jointly and severally with Rubin for all obligations to be fulfilled by Rubin under the present Agreement and all other agreements connected therewith.

SEVERABILITY, COMPLETENESS, AMENDMENTS

19.1 Should one or several provisions of the present Agreement be or become null, void or non-performable wholly or in part, this shall not affect the validity of the other provisions of the present Agreement. The same shall apply if it appears that the contract contains a loophole. Instead of the null, void or non-performable provision, the Parties shall agree a provision which as far as legally possible comes closest to what the Parties wished to achieve with the null, void or non-performable provision (or the null, void or non-performable part thereof). In the case of a loophole to be filled, a provision is to be agreed which according to the meaning and purpose of the present Agreement comes closest to what the Parties would have agreed had they considered the matter at execution of contract.

19.2 The present Agreement, the Option Agreement and the agreements to which reference is made in the present Agreement contain the entire understanding between the Parties regarding the subject matter of the present Agreement. All agreements made verbally or in writing by the Parties ahead of execution of the present Agreement relating to the subject matter of the present Agreement are hereby expressly superseded.

19.3 Amendments and supplements to the present Agreement must be in writing unless notarial authentication is required by law. This provision shall apply equally to any waiver of adherence to the written form.

19.4 Insofar as after execution of the present Agreement relevant bases or assumptions for the present Agreement are revoked by statutory provisions or the interpretation of statutory provisions, cannot be implemented or change for the worse in some other manner, then, upon debis' proposal, the other Parties shall agree to such amendments to the present Agreement and to the other agreements connected therewith so as to avoid or reduce the disadvantages connected therewith as far as possible. Such consent may be refused only on serious grounds.

ARBITRATION BOARD

20. All litigation arising in connection with the present Agreement shall be adjudicated in accordance with the Schiedsgerichtsordnung der Deutschen Institution fur Schiedsgerichtsbarkeit e. V., Bonn, (the rules of arbitration of the German institution for arbitration) by one or several arbitrators appointed in accordance with these rules. Their decision shall be final. The arbitration board shall sit in Frankfurt am Main. The Parties hereby expressly submit to arbitration.

CONDITION PRECEDENT

21. The present Agreement is subject to the condition precedent of execution of the Option Agreement in notarially authenticated form.

OBLIGATIONS OF DCAG

22. DCAG hereby assumes the obligations pursuant to Articles 2.1, 6.1, 6.2 (including Appendix 8), 15.1, 15.2 and 15.4.

[REMARKS AND INSTRUCTIONS BY THE NOTARY]

Amongst other things: The notary made sure that the persons who have appeared before him have sufficient mastery of the English language to fully understand the English texts, in particular Appendices 7 and 8, enclosed herewith. After this instruction, the persons who appeared decided not to call in a sworn interpreter and not to have a translation of the English text of the present document handed over to them.

[SIGNATURES OF THE PARTIES AND OF THE NOTARY]

LIST OF APPENDICES

Appendix 1  -  Extract from Commercial Register for dSH

Appendix 2 -   List of all shares held directly or indirectly by dSH  in
               third-party companies

Appendix 3  -  List of DCAG-IT companies

Appendix 4  -  - not applicable -

Appendix 5 -   Method for determining the final equity capital for 1999

Appendix 6  -  Binding information

Appendix 7 -   Measures permissible outside of the usual business operations

Appendix 8  -  Commercial Agreements

Appendix 9  -  "debis" industrial rights

Appendix 10 -  Articles of Association of the JVC

Appendix 11 -  debis guarantees (including additional Appendices to Appendix 11)

Appendix 12 -  Option Agreement

                                   Appendix 5

            Method for determining the final equity capital for 1999

1. In accordance with paragraph 4.1 of this Agreement, debis will provide to DTAG a copy of the interim financial statements.

2. Within six weeks of receiving the interim financial statements, DTAG is entitled to give debis written notice of all amendments which are necessary in the opinion of DTAG (the Amendment Request) to ensure that the interim financial statements are in accordance with the accounting principles. If the Amendment Request from debis is not received within the specified period of time, then the consolidated equity capital indicated in the interim financial statements shall be deemed to be the final equity capital.

3. If DTAG requests amendments in accordance with paragraph 2, then the parties shall attempt in good faith to reach written agreement on the amendments sought within a period of 15 days after receipt of the Amendment Request by debis.

4. If and insofar as a written agreement in accordance with paragraph 3 is not reached within the period of time specified above, then a decision on the remaining differences of opinion shall, at the request of one party, be made by a firm of certified accountants appointed by the parties jointly and in writing or (if the joint appointment has not been made within a period of 7 days after the 15-day period specified in paragraph 3) at the request of one party, appointed by the President of the Institute of Certified Accountants in Dusseldorf (also referred to herein as the Expert). The Expert shall act as an independent expert and not as an arbitrator.

5. In the decision of the Expert, the following principles shall apply:

(a) DCAG shall ensure that the dSH Group Companies make available or provide to the Expert all documents, details and information necessary for his/her task and that all audit activities which the Expert considers to be necessary are facilitated.

(b) Within a period of two weeks after the Expert has taken on the role of independent expert, each party must explain in writing to both the other party and the Expert why it is of the opinion that the amendments put forward by DTAG in accordance with paragraph 2 and still in dispute are justified or not justified, as the case may be.

(c) The Expert shall determine whether and, if so, the extent to which, the amendments put forward by DTAG in accordance with paragraph 2 and still in dispute are justified. In doing so, he/she must follow the terms and conditions of this Agreement, in particular the accounting principles. In any event, the balance-sheet and valuation methods used as a basis by debis must be followed (keeping the formal and material balance sheet continuity) and in particular all rights to vote in relation to the determination of items on the balance sheet and the calculation of profit and loss as definitively exercised, so that to that extent an amendment must not occur.

(d) At the same time the Expert shall determine, applying ss.ss. 91 of the Code of Civil Procedure (Zivil Prozessordnung - ZPO) as appropriate, the extent to which the parties shall pay his/her costs and expenses.

(e) The Expert shall give the parties written notification of his/her decision within four weeks of taking on the role of independent expert.

6. For the purposes of this Agreement, the decision of the Expert is final and binding on the parties. The amount of consolidated equity capital as at March 31st 2000 determined by the Expert shall be deemed to be the final equity capital.

7. The costs incurred by each party in the Expert proceedings over and above the costs of the Expert shall be paid separately by such party regardless of the outcome of the Expert proceedings.

                                   Appendix 6

                               Binding Information

Authentic binding information from the relevant tax authorities at the request of debis, that debis remains the economic owner of its share in dSH, if debis concludes a Joint Venture Agreement with Rubin / DTAG in relation to dSH and an Option Agreement with DTAG in respect of its share in dSH.

                                   Appendix 8

                              Commercial Agreements

1. Extension of Frame Contracts. Before the Completion Date, dSH and DCAG will extend the two Frame Contracts - the IT Services Frame Contract and the Systems Development Frame Contract - for a period ending on December 31, 2003 and will renegotiate their respective terms and conditions taking into consideration (i) the changes in the business environment and corporate structure since the Frame Contracts were originally executed and
      (ii) the principles as laid down in this Appendix 8.

      Adjustments of price terms agreed upon in, or on the basis of, this Appendix 8 are based on the assumption, confirmed by DCAG, that with respect to all DCAG business that dSH has won in competitive bidding, dSH was the best supplier.

2.    Continuing and New Work.

      2.1 All work currently committed to under the Frame Contracts (the "Work Commitments"), and all individually negotiated contracts between dSH and a DCAG Group company (the "Individual Contracts"), will continue through their respective expiration dates, including any expiration dates that become effective upon notice. dSH will perform under these current Work Commitments and Individual Contracts, at a minimum, at their existing quality, price terms and service levels. With regard to Individual Contracts that expire before December 31, 2003, DCAG Group will grant dSH the right of last call in the bid for the relevant subsequent contract.

      2.2 If during the three year period starting on the Completion Date a DCAG Group company desires to extend a Work Commitment or Individual Contract in a situation where competitive bidding is not practical but the parties are not able to agree on the terms to govern that extension, that DCAG Group company will have the option to extend the Work Commitment or Individual Contract for a period of up to three years under the same terms and conditions, subject to price terms being adjusted (up or down) to reflect changes in actual costs in providing the services.

      2.3 dSH will remain a significant supplier to the DCAG Group for the three year period starting on the Completion Date, with the relationship to be based on competitive pricing and terms, and the parties anticipate that the business relationship will continue thereafter.

3. Revised Terms. The terms of the two Frame Contracts, and all Individual Contracts, will be subject to the following principles:

      3.1 The provisions governing confidentiality protection, contract award procedures and billing procedures must be revised to reflect dSH's third-party status.

      3.2 Complete documentation for systems and major functions developed or operated by dSH for the DCAG Group (both to date and in the future) must be provided to DCAG based on the existing contract terms. Where no contract terms are applicable and if the preparation of documentation is reasonably possible, DCAG may request such documentation against reimbursement of reasonable costs. The delivery schedule will also be agreed to by the Completion Date.

      3.3 To the extent that the ownership and / or continued right of use by the DCAG Group of software, documentation and process/operating concepts developed by or for dSH, both to date and in the future, on work performed for the DCAG Group (hereinafter the Software), is subject to contractual arrangements between the DCAG Group and the dSH Group, such arrangements shall continue to apply. Where no such contractual arrangements apply,

            (i) the ownership, if applicable, of Software which has been exclusively developed for the DCAG Group shall be transferred at no cost to DCAG and documentation confirming such ownership will be required and in that event dSH shall, upon request, obtain a non-exclusive license from DCAG to use the Software at market terms and conditions; and

            (ii) DCAG shall obtain a license from the relevant dSH-Group company for use of the Software which has not been exclusively developed for the DCAG Group at market terms and conditions.

      3.4 With regard to key contracts to be identified by the DCAG Group prior to the Completion Date, dSH will maintain during the extension period mentioned in Section 1 above process and system support to ensure high quality service for the DCAG-Group and will thereafter ensure a smooth transition for any key staff rotation.

      3.5 With regard to highly competitive areas, DCAG's consent will be required before dSH can re-assign any personnel involved in identified DCAG Group projects or contracts to support customers in companies competitive with DCAG Group companies. This prior consent requirement will be applicable while those dSH personnel are involved in those DCAG Group projects or contracts, and for 24 months after they cease being so involved.

      3.6 DCAG Group will grant dSH the right of last call with regard to the mainframe portion of the IT-Services Frame Contract if and to the extent that dSH currently has exclusive provider status and in replacement of the present exclusive provider status.

4.    Software License Costs.

      4.1 The DCAG Group will have a perpetual royalty-free license to use software owned or controlled by dSH (including software transferred to dSH by the DCAG Group in the past) that is currently used by DCAG or the DCAG Group on a royalty-free basis.

      4.2   DCAG and DTAG will use their best efforts to ensure that

            (i) at either no cost to the DCAG Group or at no more than the current cost to the DCAG Group, dSH will be able to continue to use third-party software licenses supporting the DCAG Group's operations after the Completion Date;

            (ii) at either no cost to the dSH Group or at no more than the current cost to the dSH Group, DCAG will be able to continue to use third-party software licenses supporting the dSH Group's operations after the Completion Date.

5.    Additional Confidentiality and Systems Support Measures.

      5.1 Support systems for the DCAG Board of Management and the DCAG Supervisory Board will be operated by DCAG as of the Completion Date. DTAG will use its best efforts to provide cooperative support.

      5.2 DCAG and dSH will seek by the Completion Date to agree on measures to simplify security architectures, including if reasonably possible acceptable measures to provide for a physical separation of computing facilities that support non-DCAG business. If such measures lead to additional costs to dSH, DCAG will reimburse these cost to the extent reasonable.

      5.3 DCAG and dSH will cooperate to ensure that, prior to the Completion Date, DCAG may retain core application, system and process knowledge by methods to be identified, including, but not limited, the setting up of a dSH business unit or the hiring back of a limited number of dSH personnel.

                                   Appendix 10

                       Articles of Association of the JVC

                             ARTICLES OF ASSOCIATION
                            OF debis SYSTEMHAUS GMBH

Article 1 Name and registered office

The name of the company is

                              debis Systemhaus GmbH

The registered office of the company is in Leinfelden-Echterdingen.

Article 2 Object of the company

1.    The object of the company is

- the development, manufacture, lease and servicing of both hardware and software products and related consultancy and customer service, along with the implementation of information processing projects,

- the construction of and the trade in data center services and communication services and the operation of data-processing equipment and communication networks,

-     providing advice in management and organization, training,

- the development of and the trade in all management services in the area of information technology and comprehensive integral solutions connected therewith

2. The company shall be authorized to carry out all activities which will directly or indirectly further the above object. In particular, it may establish, acquire, take shares in and combine under the same management in whole or in part other companies whose line of business is connected with the activities set out in paragraph 1.

Article 3 Nominal capital

1. The nominal capital of the company is Euro 154,440,900 (in words: one hundred and fifty four million four hundred and forty thousand nine hundred Euro).

2. A premium in the sum of Euro 5,250,000,000 is to be paid into the share in the nominal value of Euro 77,374,900.

Article 4 Bodies in the company

The bodies in the company are

-     the shareholders' meeting
-     the supervisory board (der Aufsichtsrat)
-     the General Managers (die Geschaftsfuhrer)

Article 5 Management and Representation

1. The company shall have at least two General Managers. The Supervisory Board shall appoint and revoke the appointment of the General Managers and enter into, amend, end and terminate employment contracts with the General Managers.

2. The company shall be represented by two General Managers acting jointly or by one General Manager acting jointly with a fully authorized officer (Prokurist). The shareholders' meeting may resolve that one or both General Managers shall have the authority to represent the company individually. In the same way, the shareholders' meeting may exempt one or both General Managers from the restrictions in Article 181 of the German Civil Code (BGB).

3. The General Managers shall be obliged to carry on the business of the company in accordance with the law and these Articles of Association.

Article 6 Supervisory Board - Composition, term of office, resignation from office, right to appoint members

1. The Supervisory Board shall consist of 16 members, 8 of whom are appointed by the shareholders and 8 of whom are elected by the employees. The appointment shall continue no longer than the end of the shareholders' meeting which makes a resolution on approval for the fourth financial year after the start of the term of office. The financial year in which the term of office begins shall not be taken into account in determining the duration of such term.

2. Any member of the Supervisory Board who was appointed by one or more shareholders may be recalled by such shareholder or shareholders at any time. The shareholder(s) is/are then entitled and obliged to appoint a replacement member to replace the member who was removed from the Board. The term of office of such member shall end at the same time as the membership of the other Board members elected by the shareholders' meeting.

3. Any member of the Supervisory Board may resign from office for any reason whatsoever on giving four weeks' notice in writing to the chairman of the Supervisory Board.

Article 7 The chairman of the Supervisory Board and his representative

1. In accordance with the Co-Determination Act (Mitbestimmungsgesetz), the Supervisory Board shall elect a chairman and a representative from among its members for the duration of its term of office.

2. If the chairman or his representative retires before the term of office has come to an end, a successor to the retired person shall be elected immediately for the remainder of the term of office.

Article 8 Committees of the Supervisory Board

1. After the election of the chairman of the Supervisory Board and his representative, the Supervisory Board in accordance with the duty set out in
Section 31 paragraph 3 of the Co-Determination Act, shall form a committee for the duration of its term of office, consisting of the chairman of the Supervisory Board, his representative and two further members, the latter to be elected on a majority of votes cast, one by the employees' Board members and the other by the shareholders' Board members.

2. If one of the further members of the committee referred to in paragraph 1 above retires early, a successor shall immediately be elected for the remainder of his term of office.

3. The election provisions set out in paragraph 1 shall apply to the new election referred to in paragraph 2.

4. The Supervisory Board may form committees from among its members for special tasks and powers. Decisive powers of the Supervisory Board may be delegated to the committees of the Supervisory Board, to the extent that this is legally permissible. Article 9 paragraphs 6 to 8 shall apply to the passing of resolutions by the committees, provided this is not prevented by obligatory legal provisions. Article 9 paragraph 5 shall not apply.

Article 9 Meetings, resolutions and declarations of intention by the Supervisory Board

1. The chairman of the Supervisory Board, or his representative if he is not able to attend, shall convene the meetings of the Supervisory Board. Meetings must be convened with two weeks' notice given in writing, by telex or telegram. The individual items on the agenda must be given sufficiently clearly that members of the Supervisory Board who do not attend the meeting are able to make use of their right to cast a written vote. In urgent cases, the notice period may be reduced to three days.

2. If proper notice of an item on the agenda has not been given, a resolution may only be made in relation thereto if no member of the Supervisory Board objects. In such a case, the opportunity must be given to members who were not present to make a subsequent objection to the resolution within a period of time to be determined by the chairman. The resolution shall only take effect if the members who were not present have not made any objection within that period.

3. There shall be a quorum of the Supervisory Board if notice of the meeting was sent to all members of the Board at their last known address and no fewer than six members take part in adopting the resolution.

4. The chairman of the Supervisory Board, or his representative if he is not able to attend, shall chair the meeting and shall determine the order in which matters shall be discussed and the form of voting.

5. If not all members of the Supervisory Board are present for the adoption of a resolution and if the members who were absent do not cast written votes then, at the request of at least two Board members who are present, the adoption of the resolution shall be adjourned. In the event of an adjournment, the re-vote on the resolution shall take place at the next meeting due, if a special meeting of the Board is not called. A further minority request for an adjournment is not permissible on the re-vote on the resolution.

If the chairman of the Supervisory Board takes part in the meeting or if a member of the Board who is present is in possession of a written vote, then the above sub-paragraph shall not apply if, on passing the resolution, the same number of shareholders' Board members and employees' Board members are present in person or take part in passing the resolution by casting a written vote, or if any inequality is caused in that individual members of the Board do not take part in the resolution.

6. Resolutions shall be passed on a simple majority of votes cast, provided that a different majority is not required by law. Abstentions shall not be counted in determining the result of voting.

If there is a tied vote, any member of the Board may request a second vote. The chairman of the Supervisory Board, or his representative if he is not able to attend, shall determine when the vote shall be repeated. If there is also a tied vote on the second vote, the chairman shall have a casting vote.

7. Members of the Supervisory Board who are not present may take part in resolutions of the Board and its committees by having written votes cast for them by other Board members. This shall also apply to the chairman's casting vote.

8. The chairman of the Supervisory Board, or his representative if he is not able to attend, may also bring about a resolution of the Board by a vote in writing, by telex or by telegram, provided no member of the Board objects to this procedure within a period of time specified by the chairman.

9. The chairman of the Supervisory Board, or his representative if he is not able to attend, shall give the declaration of intention of the Board and its committees and shall maintain the paperwork.

Article 10 Confidentiality obligation

The members of the Supervisory Board must not reveal confidential information or company secrets, in particular business and trade secrets which have become known to the Board members through their activity on the Board. If a Board member intends to pass any information on to third parties, in particular on the content and the procedure of Board meetings and the content of Board submissions and resolutions, he must first inform the chairman of the Supervisory Board so as to eliminate any differences in opinion as to the confidentiality obligation.

Article 11 Remuneration of Supervisory Board

In addition to reimbursement of their expenses, the members of the Supervisory Board shall receive a fee and a meeting attendance fee for each Board meeting, the amounts of which shall be determined by the shareholders.

If turnover tax is payable by the Board members on their remuneration, this shall be paid by the Company.

Article 12 Shareholders' meeting

1. The General Managers shall convene the shareholders' meetings, giving the agenda and giving at least two weeks' notice specifying the place, date, time and agenda. The date on which the notice of meeting is sent and the date of the meeting shall not be taken into account in determining the notice period.

2. If all shareholders are present in person or by proxy and agree to adopt the resolution, resolutions may also be passed even if the requirements as to form and notice of meeting provided by law and the Articles of Association have not been observed.

3. The chairman of the Supervisory Board shall chair the shareholders' meeting. If he is not present, the shareholders' meeting shall elect the chair.

4. Resolutions of the shareholders' meeting may also be made in writing or orally or by telephone if all shareholders agree. If resolutions are made orally, then written minutes must be prepared immediately after the resolution is passed and signed by the shareholders or their representatives.

5. There shall be a quorum at the shareholders' meeting if a majority of the capital entitled to vote is represented. If not, a new shareholders' meeting with the same agenda must be convened observing the provisions in paragraph
1. There shall be a quorum at such meeting irrespective of the nominal capital represented, if this has been indicated in the notice of meeting.

6. Shareholders' resolutions are passed with a simple majority of the votes cast, provided that a different majority is not required by the Articles of Association or compulsory legal provisions.

7. If a notarial deed is not required, minutes of the shareholders' meeting shall be prepared, which must be signed by the chair of the meeting.

Article 13 Financial year, annual accounts, distribution of profits

1. The financial year shall be the calendar year.

2. In the first three months after the end of the financial year, the General Managers must prepare the annual accounts (balance sheet, profit and loss account, schedules) in accordance with the provisions of the Commercial Code (Handelsgesetzbuch) for large companies and draw up a status report and submit them to the Supervisory Board together with the auditor's report immediately after it has been received. The recommendation for the distribution of profits must be submitted at the same time.

3. After the Supervisory Board's report on the results of its inspection has been made available, the documents referred to in paragraph 2, along with the Board's report, must be immediately submitted to the Shareholders' Meeting for the determination of the annual accounts.

4. The shareholders shall adopt a resolution on the determination of the annual accounts and the distribution of profits. In the resolution on the distribution of profits, the shareholders may also include amounts in profit reserves or enter them as profit.

Article 14 Announcements

Announcements by the company shall only be made in the Federal Gazette (Bundesanzeiger).

Article 15 Shareholders' exemption from prohibition on competition

The shareholders are not subject to a prohibition on competition because of their position as shareholders.

                                   Appendix 11

                                debis guarantees

[1.   Remains blank]

2.    Shares

(a) Shares held directly or indirectly by dSH in dSH Group companies and dSH shares are fully paid-up and have not been redeemed.

(b) Subject to the facts set out in Appendix 11.2 (b), there are no third party rights either in the dSH shares or in the shares in dSH Group companies.

(c) Subject to the facts set out in Appendix 11.2 (b), neither debis nor dSH Group companies are under any obligation to grant rights to third parties in the manner specified in (b) above.

3.    Ownership/Completeness

(a)   debis is the sole owner of the dSH shares.

(b) With the exception of NX Technologies S.A.R.L., Lausanne, Switzerland, which is in liquidation, the companies named in Appendices 2 and 3 are all companies which are under the operational management of dSH.

4.    Subsidiaries

dSH is (directly or indirectly) the sole owner of the shares in the dSH Group companies which are negotiating the shares set out in Appendix 2. On implementation of the contract, dSH will directly or indirectly hold the complete and unencumbered legal ownership, or at least the economic ownership of the shares of the DCAG IT companies named in Appendix 3. None of the dSH group companies is the subject of insolvency proceedings or a winding-up order (with the exception of the company named in 3(b) above).

5.    Status

All of the dSH Group companies have been properly formed according to the applicable law. The dSH Group companies are in a position to manage their business as it is currently managed and to retain ownership in the assets currently belonging to them.

6.    Changes since December 31st 1999

Since December 31st 1999 there have been no material detrimental changes in the assets or business situation of the dSH Group (related to the dSH Group as a whole) and during this time, all dSH Group companies have managed their business properly, provided that nothing else arises from Appendix 11.6 and provided that this is not in connection with the transactions.

7.    Books and documents

The books and documents which are required to draw up the statutory annual accounts for each of the dSH Group companies are essentially complete. They show the extent of the important fixed assets and current assets and the essential obligations of each of the dSH Group companies, as is required by the bookkeeping obligations in each region in view of local practice.

8.    Assets of the dSH Group

(a) Subject to Appendix 11.6 and with the exception of those assets which have been disposed of since the balance sheet cut-off date in the ordinary course of business, all of the assets for which allowance has been made in the consolidated financial statements 1999 are in the possession of a dSH Group company or can be used by a dSH Group company. Provided that nothing else is shown in Appendix 11.8 (a), such assets are not subject to third party rights subject, however, to the following:

      (i) settlements and dispositions which are included in tenancy, leasing, factoring, non-recourse financing and similar agreements which dSH Group companies have entered into in the ordinary course of business or which have been undertaken in connection with such agreements;

      (ii) retention of title rights and similar rights which are usual in the market and rights of lien under general terms of trade and similar rights;

      (iii) third party rights which exist because of legal provisions and which have been included in the consolidated financial statements 1999 or which have been granted pursuant to the usual course of business.

(b) The dSH Group companies have the right to use the property and buildings currently used by them in connection with their business activities.

9.    Accounts payable and receivable

With the exception of accounts payable to third parties which are included in the interim financial statement, which can be inferred from the information disclosed or which are not substantial for a dSH Group company with average turnover, as at the balance sheet cut-off date, the dSH Group companies only had accounts payable to third parties which arose in connection with the ordinary course of business. None of the dSH Group companies has outstanding receivables which, in relation to a dSH Group company with average turnover, have not arisen in connection with the ordinary course of business, provided that nothing to the contrary is revealed in the information disclosed.

10.   Contracts

(a) The twenty contracts with dSH Group customers which are the most important in relation to the 1999 turnover attained thereby have not been terminated; in relation to such contracts there is no breach of contract threatening the continuance of the affected contract; and there are no pending court or arbitration proceedings in relation to such contracts.

(b) Subject to Appendix 11.10 (b), the dSH Group companies have not received any written notifications of breaches threatening the continuance of the contracts set out in Appendix 11.10 (a) and nor are there court or arbitration proceedings pending in relation to such contracts.

(c) Subject to Appendix 11.10 (c) there are no enforceable warranty, guaranty or indemnification obligations on the dSH Group companies (for the dSH group as a whole) for substantial third party obligations.

11.   Court proceedings and legal provisions

(a) Subject to Appendix 11.11 (a), no dSH Group company is party to any court, arbitration or similar proceeding which could have substantial detrimental effects on the financial situation of the dSH Group as a whole and, to debis' knowledge, none of the dSH Group companies has been threatened in writing with such proceedings.

(b) Subject to Appendix 11.11 (b), the dSH Group companies manage their current business in the main in accordance with all essential applicable legal provisions

(c) Subject to Appendix 11.11 (c), the dSH Group companies hold all approvals, consents and licenses which are necessary to manage the business of the dSH Group companies substantially as they are managed at present.

(d) Subject to Appendix 11.11 (d), no administrative proceedings are being undertaken against dSH Group companies (with the exception of those which occur in the ordinary course of business).

12.   Staff

(a) Subject to Appendix 11.12, for the main part the dSH Group companies duly fulfil their agreements arising through law, contract, works agreements, union agreements and otherwise with employees or employee representatives.

(b) Provision has been made in the annual accounts for the financial year which has just expired for the dSH Group companies' pension obligations to the extent prescribed by law.

13.   Taxes

(a) Subject to Appendix 11.13, as at the date of signature hereof, the dSH Group companies have all filed the tax returns which must be filed according to the relevant laws. These were substantially accurate and are currently not the subject of any unusual differences of opinion between the dSH Group companies and the relevant tax authorities. No tax obligations have arisen for dSH Group companies outside of the normal and usual course of business since the balance sheet cut-off date for the last financial year to expire before signature hereof (except, however, in connection with the transactions).

(b) (i) A sufficient amount has been set aside or debited for reserves or tax obligations, for foreign dSH Group companies in the interim financial statements or, for dSH Group companies which are not consolidated, in the annual accounts for the last financial year to expire before signature hereof.

(ii) There are no tax obligations for the dSH Group companies in connection with restructuring procedures under company law (in particular in the case of contributions to book values rather than correctly to fair market values) for which a sufficient amount has not been set aside or debited in the interim financial statements or, for dSH Group companies which are not consolidated, in the annual accounts for the last financial year to expire before signature hereof.

(iii) A sufficient amount has been set aside or debited for all reserves or tax obligations in connection with transfer prices not based on the arms' length principle, for dSH Group companies in the interim financial statements or, for dSH Group companies which are not consolidated, in the annual accounts for the last financial year to expire before signature hereof.

14.   Insurance

Subject to Appendix 11.14 no dSH Group companies are entitled to substantial claims on insurance policies which are not yet fulfilled.

15.   Industrial Rights

(a) Subject to Appendix 11.15, the dSH Group companies hold all industrial rights or are entitled to make use of all industrial rights which are necessary for the ordinary management of their businesses. debis is not aware of any third parties having made written claims that debis Group companies are making use of industrial rights in an illegal way.

(b) No dSH Group company is substantially violating the industrial rights of third parties.

17.   Environment

No dSH Group company has to any substantial extent or in any substantial respect breached the environmental laws or statutory orders which apply to it.

18.   Self-employed people

No dSH Group company has breached any social welfare legislation in relation to fictitiously self-employed persons [Scheinselbstandige]. There are no obligations to pay social welfare contributions for fictitiously self-employed persons which have not been taken into account in the interim financial statements.

                                 OPTIONSVERTRAG

               (VERTRAG UEBER EINE KAUF- UND EINE VERKAUFSOPTION)



ZWISCHEN

1. DAIMLERCHRYSLER SERVICES (DEBIS) AG, eingetragen im Handelsregister des Amtsgerichts Charlottenburg von Berlin unter HRB 33551 (DEBIS)

                                                         -einerseits-
UND

2. DEUTSCHE TELEKOM AG, eingetragen im Handelsregister des Amtsgerichts Bonn unter HRB 6794 (DTAG)

                                                       -andererseits-

(jeweils nachstehend einzeln auch als PARTEI und zusammen als PARTEIEN bezeichnet)

PRAEAMBEL

(A) debis und DTAG sowie Rubin Telekommunikationsdienste GmbH, eingetragen im Handelsregister des Amtsgerichts Bonn unter HRB 6794, eine 100%ige unmittelbare oder mittelbare Tochtergesellschaft der DTAG (RUBIN), haben heute einen Vertrag ueber ein Gemeinschaftsunternehmen betreffend die dSH-Gruppe (UR-Nr. o/2000 des Notars o) geschlossen (nachstehend auch der JOINT VENTURE-VERTRAG genannt). Die erschienen Vertreter der Parteien erklaeren, dass ihnen der Inhalt der Niederschrift des unmittelbar zuvor beurkundeten Joint Venture-Vertrages, der ihnen vorliegt, bekannt ist, und sie auf das Vorlesen verzichten. Sie verzichten ferner auf das Beifuegen der Niederschrift.

(B) In dem Joint Venture-Vertrag ist vorgesehen, dass DTAG und debis einen Vertrag ueber Kauf- und Verkaufsoptionen (Optionsvertrag) abschliessen.

Dies vorausgeschickt vereinbaren debis und DTAG hiermit das Folgende:

PARAGRAPH 1 DEFINITIONEN

IN DIESEM VERTRAG

1.1 haben die folgenden Begriffe die nachstehende Bedeutung, sofern sich nicht aus dem Zusammenhang etwas anderes ergeben sollte:

ANTEILE sind alle Anteile an der JVC (oder jedwedem Nachfolgeunternehmen), die debis oder einem mit debis Verbundenem Unternehmen bei Optionsvollzug gehoeren.

AUSUEBUNGSPREIS hat die sich aus Paragraph 4.4 ergebende Bedeutung;

BASISPREIS hat die sich aus Paragraph 4.1 ergebende Bedeutung;

JVC ist die debis Systemhaus GmbH mit Sitz in Leinfelden-Echterdingen, eingetragen im Handelsregister des Amtsgerichts Nuertingen unter HRB 4977;

JOINT VENTURE VERTRAG hat die sich aus Praeambel (A) ergebende Bedeutung.

KAUFOPTION hat die sich aus Paragraph 2.1 ergebende Bedeutung;

KAUFOPTIONSANNAHME hat die sich aus Paragraph 2.2 ergebende Bedeutung;

KAUFOPTIONSFRIST hat die sich aus Paragraph 2.2 ergebende Bedeutung;

KAUFOPTIONSANGEBOT hat die sich aus Paragraph 2.1 ergebende Bedeutung;

MINDESTDIVIDENDE hat die sich aus Paragraph 7.10 des Joint Venture Vertrages ergebende Bedeutung;

OPTION bedeutet Kaufoption und/oder Verkaufsoption;

OPTIONSANNAHME bedeutet die Kaufoptionsannahme und/oder die
Verkaufsoptionsannahme;

OPTIONSVOLLZUG bedeutet die Uebertragung der Anteile und die Durchfuehrung der weiteren, in Paragraph 6 vorgesehenen Schritte;

OPTIONSVOLLZUGSTERMIN bedeutet der Tag, an dem der Optionsvollzug gemaess Paragraph 6 erfolgt;

VERKAUFSOPTION hat die sich aus Paragraph 3.1 ergebende Bedeutung;

VERKAUFSOPTIONSANNAHME hat die sich aus Paragraph 3.2 ergebende Bedeutung;

VERKAUFSOPTIONSFRIST hat die sich aus Paragraph 3.2 ergebende Bedeutung;

VERKAUFSOPTIONSANGEBOT hat die sich aus Paragraph 3.3 ergebende Bedeutung;

VOLLZUGSTAG hat die sich aus dem Joint Venture Vertrag ergebende Bedeutung;

WIRTSCHAFTSPRUEFER hat die sich aus Paragraph 4.5 ergebende Bedeutung.

1.2

(a) dienen die Ueberschriften nur der Leseerleichterung und haben fuer die Auslegung dieses Vertrages keine Bedeutung; und

(b) haben Begriffe, die in dem Joint Venture-Vertrag definiert sind, bei Verwendung in diesem Vertrag dieselbe Bedeutung, sofern sie nicht in diesem Vertrag anders definiert sind oder sich nicht aus dem Zusammenhang etwas anderes ergibt.

PARAGRAPH 2 KAUFOPTION

2.1 debis gewaehrt DTAG hiermit ein Optionsrecht, demzufolge DTAG berechtigt ist, durch Annahme des hiermit von debis an DTAG abgegebenen unwiderruflichen Angebots zum Verkauf der Anteile (das KAUFOPTIONSANGEBOT) den Verkauf der Anteile an DTAG zum Ausuebungspreis zu bewirken, und zwar mit Wirkung zum Optionsvollzugstermin (die KAUFOPTION). Die Kaufoption kann nur hinsichtlich saemtlicher Anteile ausgeuebt werden. DTAG kann bestimmen, an wen die Anteile im Fall der Ausuebung des Optionsrechts zu uebertragen sind; sollte die Uebertragung an diesen Dritten zum Optionsvollzugstermin nicht moeglich sein, werden die Anteile in diesem Fall an DTAG uebertragen.

2.2 DTAG kann die Kaufoption jederzeit zu einem jeden 1. eines Monats durch notariell beurkundete Annahme des Kaufoptionsangebots nach Massgabe des sich aus der ANLAGE 2.2 zu diesem Vertrag ergebenden Musters (die KAUFOPTIONSANNAHME) zwischen dem (jeweils einschliesslich) 1. Januar 2002 und dem 1. Januar 2005 (die KAUFOPTIONSFRIST) ausueben. debis kann den Beginn der Kaufoptionsfrist jederzeit vor dem 1. Januar 2002 einseitig (einmal oder mehrfach) durch schriftliche oder, falls erforderlich notariell beurkundete Erklaerung gegenueber DTAG auf einen Zeitpunkt bis einschliesslich 1. Januar 2004 verschieben.

2.3 Der Kaufvertrag hinsichtlich der Anteile (in diesem Vertrag auch der KAUFOPTIONSKAUFVERTRAG genannt) kommt zwischen den Parteien zustande, wenn die Kaufoptionsannahme in notariell beurkundeter Form innerhalb der Kaufoptionsfrist erfolgt. Der Vollzug des Kaufoptionskaufvertrages aufgrund der eventuell ausgeuebten Kaufoption erfolgt (vorbehaltlich Paragraph 4.5) 60 Tage nach dem gemaess Paragraph 2.2 massgeblichen Monatsersten nach Kaufoptionsannahme oder zu jedem anderen, zwischen den Parteien vereinbarten Termin.

PARAGRAPH 3 VERKAUFSOPTION

3.1 DTAG gewaehrt debis hiermit ein Optionsrecht, demzufolge debis berechtigt ist, durch Annahme des hiermit von DTAG abgegebenen unwiderruflichen Angebots zum Kauf der Anteile (das VERKAUFSOPTIONSANGEBOT) den Kauf der Anteile von debis durch DTAG zu bewirken, und zwar mit Wirkung zum Optionsvollzugstermin (die VERKAUFSOPTION). Die Verkaufsoption kann nur hinsichtlich saemtlicher Anteile ausgeuebt werden. DTAG kann bestimmen, an wen die Anteile im Fall der Ausuebung des Optionsrechts zu uebertragen sind; sollte die Uebertragung an diesen Dritten zum Optionsvollzugstermin nicht moeglich sein, werden die Anteile in diesem Fall an DTAG uebertragen.

3.2 debis kann die Verkaufsoption jederzeit zu einem jeden 1. eines Monats durch notariell beurkundete Annahme des Verkaufsoptionsangebots nach Massgabe des sich aus der ANLAGE 3.2 ergebenden Musters (die VERKAUFSOPTIONSANNAHME ) zwischen dem Vollzugstag und (einschliesslich) dem 1. Januar 2005 (die VERKAUFSOPTIONSFRIST) ausueben.

3.3 Der Kaufvertrag hinsichtlich der Anteile (in diesem Vertrag auch als VERKAUFSOPTIONSKAUFVERTRAG bezeichnet) kommt zwischen den Parteien zustande wenn die Verkaufsoptionsannahme in notariell beurkundeter Form innerhalb der Verkaufsoptionsfrist erfolgt. Der Vollzug des Verkaufsoptionskaufvertrages aufgrund der eventuell ausgeuebten Verkaufsoption erfolgt (vorbehaltlich Paragraph 4.5) 60 Tage nach dem gemaess Paragraph 3.2 massgeblichen Monatsersten zu jedem anderen zwischen den Parteien vereinbarten Termin.

PARAGRAPH 4 AUSUEBUNGSPREIS / DIVIDENDEN

4.1 Das von DTAG aufgrund Ausuebung der Kauf- oder der Verkaufsoption fuer die Anteile zu zahlende Entgelt gemaess dem Kaufoptionskaufvertrag bzw. dem Verkaufsoptionskaufvertrag betraegt:

        (i) EUR 5.365.300.000,- (fuenf Milliarden dreihundertfuenfundsechzig Millionen dreihunderttausend Euro) bei Optionsvollzug bis (einschliesslich) zum 1. Januar 2002;

       (ii) EUR 5.451.800.000 (fuenf Milliarden vierhunderteinundfuenfzig Millionen achthunderttausend Euro) bei Optionsvollzug am 1. Januar 2003;

      (iii) EUR 5.558.900.000 (fuenf Milliarden fuenfhundertachtundfuenfzig Millionen neunhunderttausend Euro) bei Optionsvollzug am 1. Januar 2004;

       (iv) EUR 5.676.900.000 (fuenf Milliarden sechshundertsechsundsiebzig Millionen neunhunderttausend Euro) bei Optionsvollzug am 1. Januar 2005.

(jeweils der BASISPREIS).

Bei einem unterjaehrigen Optionsvollzug nach dem 1. Januar 2002 ist Basispreis der gemaess diesem Paragraph 4.1 fuer den dem Optionsvollzug vorhergehenden 1. Januar des Jahres des Optionsvollzugs geltende Basispreis, und zwar erhoeht fuer jeden vor Optionsvollzug im Jahr des Optionsvollzugs abgelaufenen Monat um ein Zwoelftel der Differenz zwischen dem Basispreis zum 1. Januar des Jahres des Optionsvollzugs und dem Basispreis am 1. Januar des unmittelbar folgenden Jahres.

Der Basispreis kann sich gemaess nachstehenden Regelungen erhoehen (Paragraph 4.2) oder vermindern (Paragraph 4.3). Die Mindestdividende auf die Anteile fuer das volle, dem Jahr des Optionsvollzugs vorausgehende Geschaeftsjahr steht in vollem Umfang debis zu. Ist diese Mindestdividende bei Optionsvollzug noch nicht ausgeschuettet, so gilt Paragraph 4.2 (iii); Paragraph 4.2 (iii) gilt auch im Hinblick auf die Mindestdividende fuer das Geschaeftsjahr des Optionsvollzugs.

4.2 Der Basispreis erhoeht sich in nachstehenden Faellen gegebenenfalls wie folgt:

        (i) KAPITALERHOEHUNGEN

            Fuer den Fall, dass die JVC eine Kapitalerhoehung nach dem 31. Dezember 1999, aber vor dem Optionsvollzugstermin durchgefuehrt haben sollte, und debis an dieser Kapitalerhoehung durch Uebernahme einer Stammeinlage teilgenommen hat, erhoeht sich der Basispreis um den Wert der von debis eingebrachten Bar- bzw. Sacheinlagen.

       (ii) ZUSATZBETRAG GEMAESS PARAGRAPH 4.4 DES JOINT VENTURE VERTRAGES

            Der Basispreis erhoeht sich ferner bei Ueberschreitung des Eigenkapitals im Fall des Paragraph 4.4. des Joint Venture Vertrages um den Zusatzbetrag.

      (iii) ERHOEHUNGSBETRAG ZUM DIVIDENDENAUSGLEICH

            Ist bei Optionsvollzug die Dividende auf die Anteile fuer das dem Jahr des Optionsvollzugs vorangegangene Geschaeftsjahr noch nicht ausgeschuettet, erhoeht sich der Basispreis um den Betrag dieser Dividende. Fuer die Dividende fuer das Geschaeftsjahr des

            Optionsvollzuges gilt Paragraph 101 Nr. 2 BGB mit der Massgabe, dass zum Ausgleich des sich aus dieser Vorschrift fuer debis ergebenden Anspruchs der Basispreis entsprechend erhoeht wird. Der Basispreis wird auch um bei Optionsvollzug vorhandene etwaige Rueckstaende hinsichtlich der Mindestdividende erhoeht.

4.3 Der Basispreis vermindert sich in den nachstehenden Faellen gegebenenfalls wie folgt:

        (i) EIGENKAPITALDIFFERENZ

            Der Basispreis vermindert sich im Fall von Paragraph 4.3 des Joint Venture Vertrages um den Rueckzahlungsbetrag.

       (ii) GARANTIEN

            Erfolgt vor Optionsvollzug gemaess Paragraph 10.1 des Joint Venture Vertrages eine Garantiezahlung an DTAG, so mindert sich der Basispreis um 499/501 (vierhunderneunundneunzig /
            Fuenfhunderteintel) dieses Garantiezahlungsbetrages.

      (iii) AUSSCHUETTUNGEN NACH PARAGRAPH 6.9 DES JOINT VENTURE VERTRAGES

            Nach dem 31. Dezember 1999 und vor Vollzug des Joint Venture Vertrages von der JVC an debis vorgenommene Zahlungen aufgrund von Ausschuettungen gemaess Paragraph 6.9 des Joint Venture Vertrages fuehren in ihrer jeweiligen Hoehe zu einer Verminderung des Basispreises.

       (iv) MEDIAWAYS

            Im Fall der Verpflichtung zum Ausgleich gemaess Paragraph 7.13 des Joint Venture Vertrages ist der Unterschiedsbetrag vom Basispreis gemaess Paragraph 7.13 Satz 2 des Joint Venture Vertrages abzuziehen.

        (v) HUMAITA

            Im Fall der in Paragraph 2.2 des Joint Venture Vertrages geregelten Uebertragung der Humaita reduziert sich der Basispreis um EUR 101.585.880,- (in Worten: einhunderteine Million fuenfhundertfuenfundachtzigtausend Euro).

       (vi) VERAEUSSERUNG DER DCAG-IT-GESELLSCHAFTEN

            Veraeusserungserloese der Mitgliedern der DCAG-Gruppe aus der Veraeusserung der DCAG-IT-Gesellschaften sind vom Basispreis abzuziehen.

4.4 Der gemaess Paragraph 4.1 in Verbindung mit Paragraph 4.2 und 4.3 ermittelte Preis (d.h. der Basispreis gegebenenfalls zuzueglich und/oder abzueglich der gemaess Paragraph 4.2 und/oder Paragraph 4.3 ermittelten Betraege) ist der AUSUEBUNGSPREIS.

4.5 Widerspricht der Empfaenger der Optionsannahme dem in der Optionsannahme genannten Ausuebungspreis nicht schriftlich innerhalb einer Frist von 14 Kalendertagen nach Erhalt der Optionsannahme, so ist der in der Optionsannahme genannte Ausuebungspreis endgueltig. Sofern der Empfaenger der Optionsannahme dem jeweils darin genannten Ausuebungspreis innerhalb der in Satz 1 genannten Frist und unter Angabe von Gruenden widerspricht, wird die die Option ausuebende Partei innerhalb von weiteren 14 Kalendertagen nach billigem Ermessen unter Beruecksichtigung der Gruende des Empfaengers der Optionsannahme den Ausuebungspreis neu bestimmen und ihn dem Empfaenger der Optionsannahme schriftlich mitteilen. Widerspricht der Empfaenger der Optionsannahme diesem neuen Ausuebungspreis nicht innerhalb einer Frist von 14 Kalendertagen erneut schriftlich, so ist der neue Ausuebungspreis endgueltig. Widerspricht der Empfaenger der Optionsannahme erneut rechtzeitig dem neuen Ausuebungspreis, so ist dieser mit verbindlicher Wirkung fuer die Parteien von PricewaterhouseCoopers Gesellschaft mit beschraenkter Haftung Wirtschaftspruefungsgesellschaft, Frankfurt am Main (der WIRTSCHAFTSPRUEFER) auf Antrag einer Partei innerhalb von weiteren 20 Tagen festzusetzen. Der Wirtschaftspruefer wird als Schiedsgutachter, nicht aber als Schiedsrichter taetig. Der Wirtschaftspruefer hat auch ueber die Kostentragung fuer seine Taetigkeit durch die Parteien in entsprechender Anwendung der Rechtsgedanken von Paragraphen 91 ff. ZPO zu entscheiden. Sollte die Festsetzung gemaess Erklaerung des Wirtschaftspruefers nicht innerhalb der vorgenannten 20-Tage-Frist moeglich sein, so ist der Optionsvollzugstermin der von dem von dem Wirtschaftspruefer bestimmte neue Termin, der jedoch nicht spaeter sein darf als drei Monate nach dem urspruenglichen Optionsvollzugstermin.

PARAGRAPH 5 VORAUSSETZUNG DER OPTIONEN

Die Optionen koennen nur nach Erwerb von einem Geschaeftsanteil oder mehreren Geschaeftsanteilen an der JVC durch Rubin ausgeuebt werden. Die Kaufoption kann nicht ausgeuebt werden, wenn die Verkaufsoption zuvor ausgeuebt wurde.

PARAGRAPH 6 VOLLZUG

6.1 Der Optionsvollzug nach Optionsausuebung erfolgt in den Sozietsraeumen von Freshfields Deringer, Freiherr-vom-Stein-Strasse 31, 60323 Frankfurt am Main, oder an dem Ort, der zwischen debis und DTAG schriftlich vereinbart wird.

6.2.  Bei Optionsvollzug

(a) lassen debis und DTAG die Uebertragung der Anteile gemaess dem sich aus der ANLAGE 6.2 ergebenden Muster fuer den Anteilsuebertragungsvertrag beurkunden, wobei die Anteile unter der aufschiebenden Bedingung des Eingangs des vollstaendigen Ausuebungspreises bei debis abgetreten werden;

(b) steht DTAG dafuer ein, dass der Betrag des Ausuebungspreises durch elektronischen Transfer mit sofort verfuegbaren Mitteln auf ein Konto von debis gezahlt wird, das debis der DTAG rechtzeitig vor dem Optionsvollzug schriftlich mitteilt;

(c) legt DTAG debis einen Nachweis ueber die erfolgte Zahlungsanweisung hinsichtlich des vollstaendigen Ausuebungspreises vor.

PARAGRAPH 7 GEWAEHRLEISTUNGSAUSSCHLUSS

Der Verkauf der Anteile aufgrund der Optionsausuebung erfolgt unter Ausschluss jedweder Gewaehrleistungsansprueche; debis steht jedoch dafuer ein, dass Dritten keinerlei Rechte an den Anteilen zustehen.

PARAGRAPH 8 UNEINGESCHRAENKTE AUSUEBBARKEIT DES VERKAUFSOPTIONS-RECHTS

debis hat innerhalb der Verkaufsoptionsfrist das Recht, die Verkaufsoption jederzeit und unter allen Umstaenden unabhaengig von zwischenzeitlich eingetretenen Ereignissen und Veraenderungen auszuueben, und zwar insbesondere unabhaengig von dem Zustand der JVC. DTAG erkennt an, dass sie auch verpflichtet ist, die Anteile im Falle von schwerwiegenden Misserfolgen der JVC zu kaufen und den Ausuebungspreis in voller Hoehe zu zahlen, auch wenn sich hieraus ein entsprechend schwerer Nachteil fuer DTAG ergeben sollte. DTAG verzichtet hiermit ausdruecklich auf jedwede Einwendungen, die sie etwa in einem solchen Fall haben koennte.

PARAGRAPH 9 VERTRAULICHKEIT

Jede der Parteien ist verpflichtet, Geschaefts- und Betriebsgeheimnisse der dSH-Gruppe geheimzuhalten und Dritten gegenueber nicht offenzulegen, es sei denn, diese betreffen ausschliesslich den Geschaeftsbetrieb der betreffenden Partei oder eines mit dieser Verbundenen Unternehmens. Dies gilt jedoch nicht fuer

Umstaende und Ereignisse der dSH-Gruppe, die ohne einen Verstoss gegen diese Vertraulichkeitsklausel oeffentlich bekannt werden oder die der betreffenden Partei (oder einem mit dieser Verbundenen Unternehmen) von dritter Seite nach Abschluss dieses Vertrages zugaenglich gemacht werden.

PARAGRAPH 10 BEKANNTMACHUNGEN

Soweit nicht zwingendes Recht, behoerdliche Anordnungen oder Verpflichtungen gegenueber oder Anordnungen einer massgeblichen Boerse dies vorschreiben, duerfen Mitteilungen jeder Art gegenueber Dritten nicht ohne vorherige Zustimmung der jeweils anderen Partei (die jedoch nur aus wichtigem Grund nicht erteilt werden darf) erfolgen. Mitteilungen gegenueber Verbundenen Unternehmen beduerfen nicht der Zustimmung nach Satz 1, sofern auch das Verbundene Unternehmen, an das sich die Mitteilung richtet, an die vorstehende Vertraulichkeitsverpflichtung gebunden wird.

PARAGRAPH 11 KOSTEN

Sofern in diesem Vertrag nichts anderes vorgesehen ist, traegt jede Partei ihre eigenen Kosten und Auslagen (einschliesslich der Kosten der Rechts-, Finanz-oder sonstigen Berater), die im Zusammenhang mit der Verhandlung, Vorbereitung und dem Vollzug dieses Vertrages entstehen. Alle Beurkundungskosten, Erwerbsteuern (einschliesslich Grunderwerbsteuer) und andere Steuern und Kosten im Zusammenhang mit diesem Vertrag, der Ausuebung einer Option und Vollzug des Kauf- bzw. Verkaufsoptionskaufvertrages werden von DTAG getragen.

PARAGRAPH 12 MITTEILUNGEN

SCHRIFTFORM

12.1 Saemtliche Anzeigen und Mitteilungen gemaess oder im Zusammenhang mit diesem Vertrag haben schriftlich (einschliesslich Fax) zu erfolgen und sind (vorbehaltlich etwaiger jeweils (einschliesslich Fax) Aenderungsmitteilungen der betreffenden Partei) der jeweils anderen Partei per Fax, Einschreiben oder Kurier unter den nachstehenden Anschriften zu Haenden der jeweils benannten Personen zu uebermitteln.

ANSCHRIFTEN

12.2  Die Anschriften der Parteien fuer die Zwecke von Paragraph 12.1 sind:

(a)   DaimlerChrysler Services (debis) AG   c/o DaimlerChrysler AG
                                            Rechtsabteilung
                                            70546 Stuttgart

                                            Fax: 0711 179 4452

                                            z. H. Dr. Eckhard Mueller-Guntrum

(b)   Deutsche Telekom AG                   Steuern/Beteiligungsmanagement
                                            Postfach 2000
                                            53105 Bonn

                                            Fax: 0228/18183699

                                            z.Hd. Dr. Joachim Peckert


PARAGRAPH 13 TEILNICHTIGKEIT, VOLLSTAENDIGKEIT, AENDERUNGEN

13.1 Sollten eine oder mehrere Bestimmungen dieses Vertrages ganz oder teilweise unwirksam, nichtig oder undurchfuehrbar sein oder werden, so wird hierdurch die Gueltigkeit der uebrigen Bestimmungen dieses Vertrages nicht beruehrt. Das gleiche gilt, wenn sich herausstellen sollte, dass der Vertrag eine Luecke enthaelt. Anstelle der unwirksamen, nichtigen oder undurchfuehrbaren Bestimmung werden die Parteien eine Regelung vereinbaren, die soweit wie nur rechtlich moeglich dem am naechsten kommt, was die Parteien mit der unwirksamen, nichtigen oder undurchfuehrbaren Bestimmung (bzw. des unwirksamen, nichtigen oder undurchfuehrbaren Teils davon) zu erreichen versucht haben. Im Falle der Ausfuellung einer vertraglichen Luecke ist eine Regelung zu vereinbaren, die nach dem Sinn und Zweck des Vertrages dem am naechsten kommt, was die Parteien vereinbart haetten, wenn sie bei Abschluss dieses Vertrages den Punkt bedacht haetten.

13.2 Dieser Vertrag stellt zusammen mit dem Joint Venture-Vertrag die gesamte Vereinbarung der Parteien im Zusammenhang mit dem Geschaeftsgegenstand dar.

13.3 Aenderungen und Ergaenzungen dieses Vertrages beduerfen, sofern nicht gesetzlich eine notarielle Beurkundung notwendig ist, der Schriftform. Das gilt auch fuer einen etwaigen Verzicht auf die Einhaltung dieses Formerfordernisses.

PARAGRAPH 14 ABTRETUNG

Die Abtretung von Anspruechen und Rechten aus diesem Vertrag bedarf der vorherigen schriftlichen Zustimmung der jeweils anderen Partei.

PARAGRAPH 15 SCHIEDSGERICHT

Alle aus oder im Zusammenhang mit diesem Vertrag sich ergebenden Streitigkeiten werden nach der Schiedsgerichtsordnung der Deutschen Institution fuer Schiedsgerichtsbarkeit e. V., Bonn, von einem oder mehreren gemaess dieser Ordnung ernannten Schiedsrichtern endgueltig entschieden. Sitz des Schiedsgerichts ist Frankfurt am Main. Die Parteien unterwerfen sich hiermit ausdruecklich der Schiedsgerichtsbarkeit.

[HINWEISE UND BELEHRUNGEN DES NOTARS]

[UNTERSCHRIFTEN DER PARTEIEN UND DES NOTARS]

                                                                      ANLAGE 2.2

MUSTER FUER DIE KAUFOPTIONSANNAHME:

[NOTARIELLE URKUNDE]

An

DaimlerChrysler Services (debis) AG

[______]



VERKAUF IHRER GESCHAEFTSANTEILE AN DEBIS SYSTEMHAUS GMBH
[GGF. ZU ERSETZEN DURCH NEUE FIRMA]

ANGEBOTSANNAHME

Wir beziehen uns auf die notariellen Urkunden ueber den Joint Venture Vertrag vom [___]2000 und den Optionsvertrag vom [____]2000, die zwischen Ihnen und uns geschlossen wurden.

In dem Optionsvertrag wurde uns eine Kaufoption fuer Ihre Anteile eingeraeumt.

Begriffe, die in dem Joint Venture-Vertrag oder in dem Optionsvertrag definiert sind, haben dieselbe Bedeutung, wenn sie in dieser Angebotsannahme benutzt werden.

Sie halten an der dSH Geschaeftsanteile im Nennbetrag von insgesamt EUR
[______].;

Gemaess Paragraph 2.2 des Optionsvertrages erklaeren wir hiermit die Annahme des Kaufoptionsangebots und ueben damit unsere Kaufoption fuer die Anteile zum 1. [Monat/Jahr] aus.

Der Ausuebungspreis fuer die von Ihnen an uns oder einen von uns zu benennenden Dritten [ggf. bereits zu bestimmen] zu uebertragenden Anteile betraegt nach unseren Feststellungen EUR [_____], wobei wir den Optionsvollzug gem. Paragraph 6 des Optionsvertrages am [Datum] unterstellen.

Sie werden uns die Kontoverbindung angeben, auf die wir den Ausuebungspreis ueberweisen sollen. Die Bestaetigung fuer die Veranlassung der Ueberweisung werden wir bei Optionsvollzug vorlegen.

                                                             Deutsche Telekom AG

                                                                      ANLAGE 3.2

MUSTER FUER DIE VERKAUFSOPTIONSANNAHME:

[NOTARIELLE URKUNDE]

An die

Deutsche Telekom AG

[________]

VERKAUF UNSERER GESCHAEFTSANTEILE AN DEBIS SYSTEMHAUS GMBH
[GGF. ZU ERSETZEN DURCH NEUE FIRMA]

ANGEBOTSANNAHME

Wir beziehen uns auf die notariellen Urkunden ueber den Joint Venture-Vertrag vom [___]2000 und den Optionsvertrag vom [____]2000, die zwischen Ihnen und uns geschlossen wurden.

In dem Optionsvertrag wurde uns eine Verkaufsoption fuer unsere
Geschaeftsanteile eingeraeumt.

Begriffe, die in dem Joint Venture-Vertrag oder in dem Optionsvertrag definiert sind, haben dieselbe Bedeutung, wenn sie in dieser Angebotsannahme benutzt werden.

Wir halten an der dSH Geschaeftsanteile im Nennbetrag von insgesamt EUR
[______].

Gemaess Paragraph 3.2 des Optionsvertrages erklaeren wir hiermit die Annahme Ihres Verkaufsoptionsangebots und ueben damit unsere Verkaufoption fuer die Anteile zum 1. [Monat/Jahr] aus.

Der Ausuebungspreis fuer die von uns an Sie oder einen von Ihnen zu benennenden Dritten zu uebertragenden Anteile betraegt gemaess dem Optionsvertrag nach unseren Feststellungen EUR [____], wobei wir den Optionsvollzug gem. Paragraph 6 des Optionsvertrages am [Datum] unterstellen.

Der Ausuebungspreis ist auf unser Konto Nummer [__] bei [___ ] zum Optionsvollzugstermin zu ueberweisen. Die Bestaetigung fuer die Veranlassung der Ueberweisung werden Sie uns bei Optionsvollzug vorlegen.



DaimlerChrysler Services (debis) AG

                                                                      ANLAGE 6.2

                              [NOTARIELLE URKUNDE]

                           ANTEILSUEBERTRAGUNGSVERTRAG

ZWISCHEN

1.    DAIMLERCHRYSLER SERVICES (DEBIS) AG (DEBIS)



                                                         -einerseits-

UND

2.    [ERWERBER] (ERWERBER)



                                                       -andererseits-

(A) debis ist als Gesellschafter mit [o] % am Stammkapital der dSH, eingetragen im Handelsregister des Amtgerichts Nuertingen unter HRB-Nummer 4977, beteiligt.

(B) Das gesamte Stammkapital der dSH betraegt EUR [o] und ist in [o] Geschaeftsanteile eingeteilt.

Dies vorausgeschickt vereinbaren hiermit debis und der Erwerber das Folgende:

            PARAGRAPH 1 UEBERTRAGUNG DER GESCHAEFTSANTEILE DER DEBIS

1.1 debis uebertraegt hiermit an den Erwerber saemtliche von debis gehaltenen Geschaeftsanteile an der dSH im Nennbetrag von [_____] [ggf.: eingeteilt in ... Geschaeftsanteil im Nennbetrag von ... und ... Geschaeftsanteil im Nennbetrag von ... ] (nachstehend die ANTEILE genannt) zusammen mit allen dazugehoerigen Rechten.

1.2 Die Uebertragung der Anteile gemaess Paragraph 1.1 ist aufschiebend bedingt durch den Eingang des Kaufpreises in Hoehe von EUR [_____] auf das Konto [Bank, BLZ und Kontonummer] der debis.

1.3   Der Erwerber nimmt hiermit die Abtretung der Geschaeftsanteile an.



                    PARAGRAPH 2 VERPFLICHTUNGEN DES ERWERBERS

Der Erwerber verpflichtet sich hiermit dafuer Sorge zu tragen, dass

(a) alle erforderlichen Anzeigen ueber den Anteilserwerb gemaess Paragraph 16 GmbH-Gesetz ordnungsgemaess vorgenommen werden, und

(b) sonstige etwa erforderliche Mitteilungen und Anzeigen fuer die Veraeusserung der Anteile rechtzeitig vorgenommen werden.



                        PARAGRAPH 3 SONSTIGE BESTIMMUNGEN

KOSTEN

3.1 Die Parteien tragen jeweils die eigenen Kosten (einschliesslich der Kosten ihrer Rechts-, Finanz- und sonstigen Berater), die ihnen im Zusammenhang mit der Vorbereitung, Verhandlung und Durchfuehrung dieses Vertrages entstehen. Saemtliche Beurkundungskosten sowie Verkehrssteuern im Zusammenhang mit dem Abschluss und Vollzug dieses Vertrages (insbesondere einschliesslich der Kosten der notariellen Beurkundung) sind jedoch ausschliesslich von DTAG zu tragen.

MITTEILUNGEN

3.2 Saemtliche Anzeigen und Mitteilungen gemaess oder im Zusammenhang mit diesem Vertrag haben schriftlich (einschliesslich Fax) zu erfolgen und sind (vorbehaltlich etwaiger anderweitiger schriftlicher (einschliesslich Fax) Mitteilungen der betreffenden Partei) der anderen Partei per Fax, Einschreiben oder Kurier unter den nachstehenden Anschriften zu Haenden der jeweils benannten Personen zu uebermitteln.

ANSCHRIFTEN

3.3   Die Anschriften der Parteien fuer die Zwecke des Paragraph 3.2 sind:

(a)   DaimlerChrysler Services (debis) AG   c/o DaimlerChrysler AG
                                            Rechtsabteilung
                                            70546 Stuttgart

                                            Fax 0711 179 4452

                                            z. H. Dr. Eckhard Mueller-Guntrum

(b)   [Erwerber]                            [Anschrift]

                                            Fax [   ]

                                            z. H. von: [   ]

TEILNICHTIGKEIT, VOLLSTAENDIGKEIT,

3.4 Sollten eine oder mehrere Bestimmungen dieses Vertrages ganz oder teilweise unwirksam, nichtig oder undurchfuehrbar sein oder werden, so wird hierdurch die Gueltigkeit der uebrigen Bestimmungen dieses Vertrages nicht beruehrt. Das gleiche gilt, wenn sich herausstellen sollte, dass der Vertrag eine Luecke enthaelt. Anstelle der unwirksamen, nichtigen oder undurchfuehrbaren Bestimmung werden die Parteien eine Regelung vereinbaren, die soweit wie nur rechtlich moeglich dem am naechsten kommt, was die Parteien mit der unwirksamen, nichtigen oder undurchfuehrbaren Bestimmung (bzw. des unwirksamen, nichtigen oder undurchfuehrbaren Teils davon) zu erreichen versucht haben. Im Falle der Ausfuellung einer vertraglichen Luecke ist eine Regelung zu vereinbaren, die nach dem Sinn und Zweck des Vertrages dem am naechsten kommt, was die Parteien vereinbart haetten, wenn sie bei Abschluss dieses Vertrages den Punkt bedacht haetten.

VERTRAGSAENDERUNGEN

3.5 Aenderungen und Ergaenzungen dieses Vertrages beduerfen, sofern nicht gesetzlich eine notarielle Beurkundung notwendig ist, der Schriftform. Das gilt auch fuer einen etwaigen Verzicht auf die Einhaltung dieses Formerfordernisses.



                           PARAGRAPH 4 SCHIEDSGERICHT

Alle aus oder im Zusammenhang mit diesem Vertrag sich ergebenden Streitigkeiten werden nach der Schiedsgerichtsordnung der Deutschen Institution fuer Schiedsgerichtsbarkeit e. V., Bonn, von einem oder mehreren gemaess dieser Ordnung ernannten Schiedsrichtern endgueltig entschieden. Sitz des Schiedsgerichts ist Frankfurt am Main. Die Parteien unterwerfen sich hiermit ausdruecklich der Schiedsgerichtsbarkeit.

                                OPTION AGREEMENT

                 (Agreement relating to a purchase and a selling option)

between

1. DaimlerChrysler Services (debis) AG, a company registered in the Commercial Register of the Amtsgericht (Local Court) Charlottenburg, Berlin under HRB 33551 (debis)

                                                             - on the one part -

and

2. Deutsche Telekom AG, a company registered in the Commercial Register of the Amtsgericht Bonn under HRB 6794 (DTAG)

                                                            - of the other part-

(hereinafter also referred to individually as the Party or collectively as the Parties)

Preamble

(A) debis and DTAG together with Rubin Telekommunikationsdienste GmbH, a company registered in the Commercial Register of the Amtsgericht Bonn under HRB 6794, a 100% subsidiary held directly or indirectly by DTAG (Rubin), today have entered into an agreement concerning a joint venture relating to the dSH Group (Roll of Documents (UR) No. o/2000 of the notary o) (hereinafter also called the Joint Venture Agreement). The representatives of the Parties who have here appeared declare that they are familiar with the contents of the memorandum of the Joint Venture Agreement which was authenticated immediately before and that they waive a reading thereof. They also waive the enclosure of the memorandum.

(B) The Joint Venture Agreement provides that DTAG and debis shall enter into an agreement relating to purchase and selling options (Option Agreement).

In consideration whereof debis and DTAG hereby agree the following:

ARTICLE 1 DEFINITIONS

IN THE PRESENT AGREEMENT

1.1 the following terms shall be deemed to have the following meanings unless the context indicates another meaning:

SHARES are all shares in JVC (or any enterprise succeeding it), which belong to debis or an enterprise affiliated to debis at date of implementing the option.

EXERCISE PRICE has the meaning laid down in Article 4.4;

BASE PRICE has the meaning laid down in Article 4.1;

JVC is debis Systemhaus GmbH with registered offices in Leinfelden-Echterdingen, a company registered in the Commercial Register of the Amtsgericht Nurtingen under HRB 4977;

JOINT VENTURE AGREEMENT has the meaning laid down in Preamble (A).

PURCHASE OPTION has the meaning laid down in Article 2.1;

ACCEPTANCE OF THE PURCHASE OPTION has the meaning laid down in Article 2.2;

PURCHASE OPTION PERIOD has the meaning laid down in Article 2.2;

PURCHASE OPTION OFFER has the meaning laid down in Article 2.1;

MINIMUM DIVIDEND has the meaning laid down in Article 7.10 of the Joint Venture Agreement;

OPTION means the purchase option and/or the selling option;

OPTION ACCEPTANCE means acceptance of the purchase option and/or the selling option;

IMPLEMENTATION OF THE OPTION means the transfer of the shares and the performance of the further steps provided in Article 6;

DATE OF IMPLEMENTING THE OPTION is the date on which the option is implemented pursuant to Article 6;

SELLING OPTION has the meaning laid down in Article 3.1;

ACCEPTANCE OF THE SELLING OPTION has the meaning laid down in Article 3.2;

SELLING OPTION PERIOD has the meaning laid down in Article 3.2;

SELLING OPTION OFFER has the meaning laid down in Article 3.3;

DATE OF IMPLEMENTATION has the meaning laid down in the Joint Venture Agreement;

AUDITOR has the meaning laid down in Article 4.5 .

1.2

(a) the headings serve merely to facilitate reading and have no significance with regard to how the present Agreement is to be construed and interpreted; and

(b) when they are used in the present Agreement, the terms which are defined in the Joint Venture Agreement have the same meaning insofar as they are not otherwise defined in the present Agreement or another meaning is derived from the context.

ARTICLE 2 PURCHASE OPTION

2.1 debis hereby grants DTAG an option right entitling DTAG, through the acceptance of the irrevocable offer from debis to sell the shares to DTAG at the exercise price (the purchase option offer), with effect from date of implementing the option (the purchase option). The purchase option may be exercised only with respect to all the shares. DTAG may determine to whom the shares are to be assigned in the event of exercising the option right. Should the transfer to such third party not be possible at date of implementing the option, then, in this case, the shares shall be transferred to DTAG.

2.2 DTAG may exercise the purchase option at any time on the first day of a month through its notarially authenticated acceptance of the purchase option offer as shown in Appendix 2.2 to the present Agreement (acceptance of the purchase option) between January 1st 2002 and January 1st 2005 (both inclusive) (the purchase option period). debis may postpone the commencement of the purchase option period to any time prior to January 1st 2002 unilaterally (once or several times) by making a written or, if required, a notarially authenticated declaration to DTAG to a date up to and including January 1st 2004.

2.3 The purchase contract relating to the shares (in the present Agreement also called the purchase option agreement) is created between the Parties when acceptance of the purchase option is made in notarially authenticated form within the purchase option period. The implementation of the purchase option agreement pursuant to the exercise of a purchase option shall take place (subject to Article 4.5) 60 (sixty) days after the relevant first day of the month pursuant to Article 2.2 after acceptance of the purchase option, or on any other date agreed between the Parties.

ARTICLE 3 SELLING OPTION

3.1 DTAG hereby grants debis an option entitling debis, pursuant to the irrevocable offer to purchase the shares hereby made by DTAG (the selling option offer ), to effect the purchase of the shares by debis through DTAG, and this with effect on date of implementing the option (the selling option). The selling option can be exercised only with respect to all the shares. DTAG may determine to whom the shares are to be assigned in the event of exercise of the option. Should the transfer to such third parties not be possible at date of implementing the option, the shares shall in this case be transferred to DTAG.

3.2 debis may exercise the selling option at any time on the first day of any month through a notarially authenticated acceptance of the selling option offer as set forth in Appendix 3.2 (the acceptance selling option) between the date of implementation and. January 1st 2005 (inclusive) (the selling option period).

3.3 The purchase agreement regarding the shares (in the present Agreement also designated the selling option agreement) is created between the Parties when acceptance of the selling option takes place in notarially authenticated form. The implementation of the selling option agreement following the exercise of a selling option shall take place (subject to Article 4.5) 60 (sixty) days after the relevant first day of the month pursuant to Article 2.2 after acceptance of the selling option, or on any other date agreed between the Parties.

ARTICLE 4 EXERCISE PRICE / DIVIDENDS

4.1 The consideration to be paid for the shares by DTAG on grounds of the exercise of the purchase or the selling option pursuant to the purchase option agreement and/or the selling option agreement is:

            (i) EUR 5,365,300,000.00 (five billion, three hundred and sixty-five million, three hundred thousand Euro) if the option is implemented by (and including) January 1st 2002;

            (ii) EUR 5,451,800,000 (five billion, four hundred and fifty-one million, eight hundred thousand Euro) if the option is implemented by January 1st 2003;

            (iii) EUR 5,558,900,000 (five billion, five hundred and fifty-eight million, nine hundred thousand Euro) if the option is implemented by January 1st 2004;

            (iv) EUR 5.676,900,000 (five billion, six hundred and seventy-six million, nine hundred thousand Euro) of the option is implemented by January 1st 2005.

(the base price in each case).

If the option is implemented within less than a full year after January 1st 2002, the base price pursuant to the present Article 4.1 for implementing the option is the base price applying on January 1st of that year increased by one twelfth of the difference between the base price on January 1st of the year in which the option is implemented and the basis price on January 1st of the year immediately following it for each completed month.

The base price may increase or decrease in accordance with the provisions below (Article 4.2 and Article 4.3 respectively). The minimum dividend payable on the shares for the full financial year preceding the year of implementing the option is due to debis in full. If this minimum dividend has not yet been paid out by the date of implementing the option, then Article 4.2 (iii) shall apply. Article
4.2 (iii) shall also apply with respect to the minimum dividend for the financial year in which the option was implemented.

4.2 The base price shall increase in the cases set forth below, if applicable, as follows

            (i)   Capital increases

                  In the event that JVC makes a capital increase after December 31st 1999 but before implementation of the option, and debis has participated in such capital increase by taking over participating shares, the base price shall increase by the amount contributed by debis in cash or in kind.

            (ii) Supplementary amount pursuant to Article 4.4 of the Joint Venture Agreement

                  The base price shall also increase if the equity capital is exceeded in the event of Article 4.4. of the Joint Venture Agreement, namely, by the supplementary amount.

            (iii) Supplement to dividend compensation

                  If at date of implementing the option, the dividend which was due on the shares for the year prior to the financial year in which the option was implemented has not been paid out, the base price shall be increased by the amount of this dividend. As regards the dividend for the financial year in which the option is implemented, Article 101 No. 2 BGB (German Civil
                  Code) shall apply on the understanding that the base price shall be increased accordingly to compensate the claim resulting for debis pursuant to the present provision. The base price shall be also increased by any residual amounts of the minimum dividend still existing at date of implementing the option.

4.3 The base price shall be reduced in the cases set forth below, where applicable, as follows:

            (i)   Difference in equity capital

                  In the event of the case set forth in Article 4.3 of the Joint Venture Agreement, the base price shall be reduced by the repayable amount.

            (ii)  Guarantees

                  If a guarantee payment is made to DTAG prior to the date of exercising the option pursuant to Article 10.1 of the Joint Venture Agreement, this shall reduce the base price by 499/501 (four hundred and ninety-nine of five hundred and one parts) of the amount of this guarantee.

            (iii) Distribution of dividends pursuant to Article 6.9 of the Joint
                  Venture Agreement

                  Payments made by JVC to debis after December 31st 1999 and prior to implementation of the Joint Venture Agreement on grounds of dividend payments pursuant to Article 6.9 of the Joint Venture Agreement give rise to a reduction of the base price by that same amount.

            (iv)  MediaWays

                  In the event of an obligation to pay compensation pursuant to
                  Article 7.13 of the Joint Venture Agreement, the difference to the base price pursuant to Article 7.13 sentence 2 of the Joint Venture Agreement is to be deducted.

            (v)   Humaita

                  In the event of the transfer of Humaita as provided in Article
                  2.2 of the Joint Venture Agreement, the base price shall be reduced by EUR 101,585,880.00 (one hundred and one million, five hundred and eighty-five thousand, eight hundred and eighty Euro).

            (vi)  Sale of DCAG-IT companies

                  Revenues received by members of the DCAG Group from the sale of DCAG-IT companies are to be deducted from the base price.

4.4 The price calculated in accordance with Article 4.1 in conjunction with Articles 4.2 and 4.3 (i.e. the base price plus or minus the amounts calculated in accordance with Article 4.2 and/or Article 4.3 as applicable) is the exercise price .

4.5 If the recipient of the option acceptance does not make a written refusal to pay the exercise price stated in the option acceptance within a period of 14 (fourteen) calendar days after receiving the option acceptance, then the exercise price stated in the option acceptance shall be final. Insofar as the recipient refuses to pay the exercise price stated in the option acceptance within the period set forth in sentence 1 above and stating its grounds for doing so, the party exercising the option shall lay down the exercise price anew at its equitable discretion within a further 14 (fourteen) days taking into account the grounds given by the recipient of the option acceptance, and inform the recipient of the option acceptance in writing. If the recipient of the option acceptance does not reject this new exercise price in writing within 14 (fourteen) calendar days once more, then this new exercise price shall be final. Should the recipient of the option acceptance again reject the exercise price within the prescribed period, then the said price shall be laid down by PricewaterhouseCoopers Gesellschaft mit beschrankter Haftung Wirtschaftsprufungsgesellschaft, Frankfurt am Main (the auditor) on application by one of the Parties within another 20 (twenty) days. This decision shall be binding on both Parties. The auditor shall act as arbitration expert, not as an arbitrator. The auditor shall also make a decision regarding how the costs for his activities are to be shared by the Parties through the appropriate application of the legal principles set forth in Articles 91 ff. ZPO (rules of civil procedure). Should it prove impossible to lay the price down by auditor's declaration within the said twenty-day period, then the date of implementing the option shall be the new date laid down by the auditor which must not be later than three months after the original date laid down for implementing the option.

ARTICLE 5 CONDITIONS FOR THE OPTIONS

Rubin may exercise the options only after it has acquired one or several shares in JVC. The purchase option cannot be exercised if the selling option has been previously exercised.

ARTICLE 6 IMPLEMENTATION

6.1 The implementation of the option after exercise of the option shall take place at the company premises of Freshfields Deringer, Freiherr-vom-Stein-Stra(beta)e 31, D-60323 Frankfurt am Main, or at a place laid down by written agreement between debis and DTAG.

6.2. On date of implementing the option

(a) debis and DTAG shall have the transfer of shares notarially documented as set forth in Appendix 6.2 for the share transfer agreement. The shares are assigned subject to the condition precedent that the full exercise price has been received by debis;

(b) DTAG guarantees that the amount due as the exercise price shall be remitted by the electronic transfer of immediately available funds to a debis account which debis will make known to DTAG in writing in good time prior to the date of implementing the option;

(c) DTAG shall submit proof to debis regarding the payment order with respect to payment of the full exercise price.

ARTICLE 7 EXCLUSION OF GUARANTEES

The sale of the shares subject to the exercise of the option shall take place under the exclusion of all guarantees. However, debis shall give its assurance that the shares are not encumbered with third-party rights.

ARTICLE 8 UNLIMITED EXERCISE OF THE SELLING OPTIONS RIGHTS

Within the selling option period, debis is entitled to exercise the selling option at any time and under all circumstances irrespective of the events and changes that may have occurred in the meantime, namely, in particular, independently of the condition of JVC. DTAG acknowledges that it too has the obligation to buy the shares in the event of serious failures on JVC's part, and to pay the exercise price in full even if DTAG should incur a corresponding disadvantage therefrom. DTAG hereby expressly waives the raising of any objections which it might have in such a case.

ARTICLE 9 CONFIDENTIALITY

Each of the Parties has the obligation to treat the business and operating secrets of the dSH group as confidential and not disclose them to third parties unless these relate exclusively to the business operations of the party concerned or a company affiliated to it. However, this shall not apply to circumstances and events in the dSH group which become publicly known without breach of the present confidentiality clause or of which the party concerned (or an enterprise affiliated to it) is apprised by a third party after execution of the present Agreement.

ARTICLE 10 NOTICES

Unless otherwise stipulated by mandatory law, official orders from or obligations to a relevant stock exchange, notifications of all kinds relating to transactions with third parties shall not be made without the prior consent of the other party (which, however, can only be refused on serious grounds). Notifications to affiliated enterprises do not require consent pursuant to Sentence 1 insofar as the affiliated enterprise to which the notice is addressed is also bound by the above obligation to confidentiality.

ARTICLE 11 COSTS

Unless otherwise agreed in the present Agreement, the Parties shall each bear their own costs (including the costs of their legal, financial and other consultants), incurred in connection with the negotiation, preparation and execution of the present Agreement. All authentication costs, purchase taxes (including land purchase taxes) and other taxes and costs incurred in connection with the present Agreement, the exercise of an option and implementation of the purchase and/or selling option agreements shall be borne by DTAG.

ARTICLE 12 NOTIFICATIONS

Written Form

12.1 All notices and notifications pursuant to or in connection with the present Agreement must be made in writing (including fax) and (subject to other written notifications (including fax) from the party in question making changes) are to be transmitted to the other party by fax, registered letter or courier to the addresses given below to the attention of the persons named.

Addresses

12.2  The addresses of the Parties for the purposes of Article 12.1:

(a) DaimlerChrysler  Services (debis)     c/o DaimlerChrysler AG
    AG                                    Rechtsabteilung
                                          (Legal Department)
                                          D-70546 Stuttgart

                                          Fax: +49(0)711 179 4452

                                          Attention Dr. Eckhard Muller-Guntrum

(b) Deutsche Telekom AG                   Steuern/Beteiligungsmanagement
                                          (Taxes / Participations
                                          Management)
                                          Postfach 2000
                                          D-53105 Bonn

                                          Fax: +49/(0)228/18183699

                                          Attention Dr. Joachim Peckert

ARTICLE 13 SEVERABILITY, COMPLETENESS, AMENDMENTS

13.1 Should one or several provisions of the present Agreement be or become null, void or non-performable wholly or in part, this shall not affect the validity of the other provisions of the present Agreement. The same shall apply if it appears that the contract contains a loophole. Instead of the null, void or non-performable provision, the Parties shall agree a provision which as far as legally possible comes closest to what the Parties wished to achieve with the null, void or non-performable provision (or the null, void or non-performable part thereof). In the case of a loophole to be filled, a provision is to be agreed which according to the meaning and purpose of the present Agreement comes closest to what the Parties would have agreed had they considered the matter at execution of contract.

13.2 The present Agreement together with the Joint Venture Agreement contains the entire understanding between the Parties in connection with the subject matter of the present Agreement.

13.3 Amendments and supplements to the present Agreement must be in writing unless notarial authentication is required by law. This provision shall apply equally to any waiver of adherence to the written form.

ARTICLE 14 ASSIGNMENT

The assignment of claims and rights under the present Agreement requires the prior written consent of the respective other party.

Article 15 ARBITRATION

All litigation arising in connection with the present Agreement shall be adjudicated in accordance with the Schiedsgerichtsordnung der Deutschen Institution fur Schiedsgerichtsbarkeit e. V., Bonn, (the rules of arbitration of the German institution for arbitration) by one or several arbitrators appointed in accordance with these rules. Their decision shall be final. The arbitration board shall sit in Frankfurt am Main. The Parties hereby expressly submit to arbitration.

[REMARKS AND INSTRUCTIONS BY THE NOTARY]


[SIGNATURES OF THE PARTIES AND THE NOTARY]

                                  Appendix 2.2

SPECIMEN ACCEPTANCE OF THE PURCHASE OPTION:

[NOTARIALLY AUTHENTICATED DOCUMENT]

To

DaimlerChrysler Services (debis) AG

[__________]

Sale of your shares in debis Systemhaus GmbH
[to be replaced by a new company name where necessary]

Acceptance of Offer

We refer to the notarially authenticated documents relating to the Joint Venture Agreement dated [___]2000 and the Option Agreement dated [____]2000, which were made by and between you and ourselves.

A purchase option for your shares has been granted to us under the Option Agreement.

Terms defined in the Joint Venture Agreement or in the Option Agreement have the same meaning when they are used in the present acceptance of offer.

You hold shares in dSH with a nominal value of EUR [______].altogether;

Pursuant to Article 2.2 of the Option Agreement, we hereby declare our acceptance of the purchase option offer and thus exercise our purchase option for the shares as per [month 1st /year].

The exercise price for the shares to be transferred by you to us or to a third party to be named by us [or already to be appointed] amounts to EUR [_____] according to our findings. We assume that the date of implementing the option pursuant to Article 6 of the Option Agreement is [date].

You will give us the bank account details to which we are to remit the exercise price. By the date on which the option is implemented we shall submit the confirmation that the remittance has been made.

Deutsche Telekom AG

                                  Appendix 3.2

SPECIMEN ACCEPTANCE OF THE SELLING OPTION:

[NOTARIALLY AUTHENTICATED DOCUMENT]

To

Deutsche Telekom AG

[__________]

Sale of our shares in debis Systemhaus GmbH
[to be replaced by a new company name where necessary]

Acceptance of Offer

We refer to the notarially authenticated documents relating to the Joint Venture Agreement dated [___]2000 and the Option Agreement dated [____]2000, which were made by and between you and ourselves.

A selling option for your shares has been granted to us under the Option Agreement.

Terms defined in the Joint Venture Agreement or in the Option Agreement have the same meaning when they are used in the present acceptance of offer.

We hold shares in dSH with a nominal value of EUR [______] altogether.

Pursuant to Article 3.2 of the Option Agreement, we hereby declare our acceptance of the selling option offer and thus exercise our selling option for the shares as per [month 1st /year].

The exercise price for the shares to be transferred by us to you or to a third party to be named by you amounts to EUR [_____], according to our findings. We assume that the date of implementing the option pursuant to Article 6 of the Option Agreement is [date].

The exercise price is to be remitted to our account number [...] at [....] by date on which the option is exercised. By the date on which the option is implemented, you shall submit the confirmation that the remittance has been made.

DaimlerChrysler Services (debis) AG

                                  Appendix 6.2

                       [NOTARIALLY AUTHENTICATED DOCUMENT]

                            SHARE TRANSFER AGREEMENT

between

1.    DaimlerChrysler Services (debis) AG (debis)

                                                             -of the first part-

and

2.    [Transferee] (transferee)

                                                            -of the second part-

(A) debis, as shareholder, holds [o]% of the equity capital of dSH, a company registered in the Commercial Register of the Amtsgericht (Local Court) Nurtingen under HRB-Number 4977.

(B) The entire equity capital of dSH amounts to EUR [o] and is divided into [o] shares.

In consideration whereof debis and the transferee hereby agree the following:

                     Article 1 Transfer of the debis shares

1.1 debis hereby transfers to the transferee all the shares held by debis in dSH in a nominal amount of [_____] [if applicable: divided into .... shares of .....
nominal value and into .... shares of .... value] (hereinafter called the shares) together with all rights connected therewith.

1.2 The transfer of the shares pursuant to Article 1.1 is subject to the receipt of the purchase price amounting to EUR [_____] in debis' account [bank, bank sort code and account number].


1.3 The transferee hereby accepts the assignment of the shares.

                       Article 2 Transferee's Obligations

The Transferee hereby undertakes to ensure that

(a) all the necessary notifications regarding the acquisition of shares pursuant to Article 16 GmbH-Gesetz (law governing private limited liability companies) are duly made, and

(b) any other notices and advertisements which may be required for the sale of the shares are made in good time.

                           Article 3 Other Provisions

Costs

3.1 The Parties shall each bear their own costs (including the costs of their legal, financial and other consultants), incurred in connection with the preparation, negotiation and execution of the present Agreement. However, all authentication costs and transaction taxes incurred in connection with the execution and implementation of the present Agreement, (including, in particular, the costs of notarial authentication) shall be borne exclusively by DTAG.

Notifications

3.2 All notices and notifications pursuant to or in connection with the present Agreement must be made in writing (including fax) and (subject to other written notifications (including fax) of the party in question) are to be transmitted to the other party by fax, registered letter or courier to the addresses given below to the attention of the persons named.

Addresses

3.3   The addresses of the Parties for the purposes of Article 3.2:

(a) DaimlerChrysler  Services (debis)     c/o DaimlerChrysler AG
    AG                                    Rechtsabteilung
                                          (Legal Department)
                                          D-70546 Stuttgart

                                          Fax +49 (0)711 179 4452

                                          Attention Dr. Eckhard Muller-Guntrum

(b) [Transferee]                          [address]

                                          Fax [  ]

                                          Attention: [  ]

SEVERABILITY, COMPLETENESS

3.4 Should one or several provisions of the present Agreement be or become null, void or non-performable wholly or in part, this shall not affect the validity of the other provisions of the present Agreement. The same shall apply if it appears that the contract contains a loophole. Instead of the null, void or non-performable provision, the Parties shall agree a provision which as far as legally possible comes closest to what the Parties wished to achieve with the null, void or non-performable provision (or the null, void or non-performable part thereof). In the case of a loophole to be filled, a provision is to be agreed which according to the meaning and purpose of the present Agreement comes closest to what the Parties would have agreed had they considered the matter at execution of contract.

Amendments

3.5 Amendments and supplements to the present Agreement must be in writing unless notarial authentication is required by law. This provision shall apply equally to any waiver of adherence to the written form.

                              Article 4 Arbitration

All litigation arising in connection with the present Agreement shall be adjudicated in accordance with the Schiedsgerichtsordnung der Deutschen Institution fur Schiedsgerichtsbarkeit e. V., Bonn, (the rules of arbitration of the German institution for arbitration) by one or several arbitrators appointed in accordance with these rules. Their decision shall be final. The arbitration board shall sit in Frankfurt am Main. The Parties hereby expressly submit to arbitration.